Filed Pursuant to Rule 424(b)(3)
Registration No. 333-240278

PROSPECTUS
Digital Media Solutions, Inc.
73,444,102 Shares of Class A Common Stock
4,000,000 Warrants to Purchase Class A Common Stock

This prospectus relates to the following: (i) the issuance by Digital Media Solutions, Inc., a Delaware corporation (“DMS”), of up to 13,999,078 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (“Warrants”), including the Public Warrants and the Private Placement Warrants (each as defined in the “Selected Definitions” section of this prospectus); and (ii) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (A) up to 59,445,024 shares of Class A Common Stock and (B) up to 4,000,000 Private Placement Warrants.

This prospectus provides you with a general description of such securities and the general manner in which DMS and the Selling Holders may offer or sell the securities. More specific terms of any securities that DMS and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

DMS will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Holders pursuant to this prospectus or of the shares of Class A Common Stock issued by DMS pursuant to this prospectus, except with respect to amounts received by DMS upon exercise of the Warrants to the extent the Warrants are exercised for cash. However, DMS will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

The registration of the securities covered by this prospectus does not mean that either DMS or the Selling Holders will issue, offer or sell, as applicable, any of such securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. See the section of this prospectus entitled “Plan of Distribution” for additional information.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in DMS securities.

The Class A Common Stock and Warrants are traded on the New York Stock Exchange under the symbols “DMS” and “DMS WS,” respectively. On April 6, 2021, the closing price of the Class A Common Stock was $12.99 per share and the closing price of the Warrants was $1.71 per warrant.

DMS is an “emerging growth company” and a “smaller reporting company,” as such terms are defined under the federal securities laws and, as such, is subject to certain reduced public company reporting requirements.

Investing in DMS securities involves risks. See the risk factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 5 and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, this prospectus is a combined prospectus which also relates to the Registration Statement on Form S-4 (File No. 333-238180), which was declared effective on June 23, 2020, as supplemented (the “Prior Registration Statement”), relating, among other securities, to the issuance by DMS of 14,000,000 shares of Class A Common Stock upon exercise of the Warrants. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Registration Statement of which this prospectus is a part also constitutes a post-effective amendment to the Prior Registration Statements, and such post-effective amendment became effective concurrently with the effectiveness of the Registration Statement of which this prospectus is a part in accordance with Section 8(c) of the Securities Act.

The date of this prospectus is April 9, 2021.

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ABOUT THIS PROSPECTUS

Unless the context indicates otherwise, references to “DMS,” the “Company,” “we,” “us” and “our” in this prospectus refer to Digital Media Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination (as defined in “Selected Definitions”).

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 13,999,078 shares of Class A Common Stock upon exercise of the Warrants. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 59,445,024 shares of Class A Common Stock and up to 4,000,000 Private Placement Warrants from time to time through any means described in “Plan of Distribution.” More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock and Private Placement Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

MARKET, RANKING AND OTHER INDUSTRY DATA

Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including its products and services relative to its competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate, which, in each case, we believe are reliable.

We are responsible for all of the disclosure in this prospectus and while we believe the data from these sources to be accurate and complete, we have not independently verified data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to us being a leader in a market or product category refers to our belief that it has a leading market share position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products and services.

Assumptions and estimates of our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this registration statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

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“Amended and Restated Registration Rights Agreement” are to the amended and restated registration rights agreement entered into by DMS, Prism, Clairvest Direct Seller, Blocker Seller 1, Blocker Seller 2, Sponsor PIPE Entity and the Independent Directors at Closing;

●
“Amended Partnership Agreement” are to the amended and restated limited liability company agreement of DMSH entered into by DMS, DMSH, Prism, Clairvest Direct Seller, Blocker Corp and the Prism members at Closing;

●	“Amended and Restated Warrant Agreement” are to the amended and restated warrant agreement entered into by DMS and Continental at Closing;

●	“Blocker Corp” are to CEP V DMS US Blocker Company, a Delaware corporation;

●	“Blocker Seller 1” are to Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership;

●	“Blocker Seller 2” are to CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership;

●	“Blocker Sellers” are to Blocker Seller 1 and Blocker Seller 2;

●	“Board” are to the board of directors of DMS;

●	“Business Combination” are to the transactions contemplated by the Business Combination Agreement, collectively;

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“Business Combination Agreement” are to Business Combination Agreement, dated as of April 23, 2020 by and among Leo, DMS, Blocker Corp, Sellers, Clairvest GP Manageco Inc., an Ontario corporation as a Seller Representative, and, solely for the limited purposes set forth therein, Sponsor.

●	“Business Combination Consideration” are to a combination of cash consideration, the Seller Warrants, shares of Class B Common Stock and shares of Class C Common Stock;

●	“Bylaws” are to the bylaws of DMS which were made effective upon the Domestication;

●	“Certificate of Incorporation” are to the certificate of incorporation of DMS which was made effective upon the Domestication;

●	“Clairvest” are to Clairvest Group Inc., an Ontario corporation;

●	“Clairvest Direct Seller” are to CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership;

●	“Class A Common Stock” are to the Class A common stock, par value $0.0001 per share, of DMS;

●
“Class B Common Stock” are to the Class B common stock, par value $0.0001 per share, of DMS, which have no economic value but entitle the holder thereof to one vote per share and, in accordance with the Certificate of Incorporation, will be retired on a one-for-one basis upon the redemption of any DMS Units held by Prism or Clairvest Direct Seller in accordance with the Amended Partnership Agreement;

●
“Class C Common Stock” are to the Class C common stock, par value $0.0001 per share, of DMS, which are convertible into shares of Class A Common Stock in accordance with the Certificate of Incorporation on a one-to-one basis;

●	“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of DMS;

●
“Class B ordinary shares” or “Founder Shares” are to the 5,000,000 Class B ordinary shares, par value $0.0001 per share, of Leo (of which at least 1,924,282 Class B ordinary shares were surrendered and forfeited pursuant to the Surrender Agreement described in this registration statement);

●	“Closing” are to the closing of the Business Combination;

●	“Continental” are to Continental Stock Transfer & Trust Company;

●	“Converted Founder Shares” are to the shares of Class A Common Stock issued as a matter of law upon the conversion of the Class B ordinary shares at the time of the Domestication;

●
“Conversion” are to the conversion by Blocker Sellers of the shares of Class C Common Stock issued to them in the Business Combination into shares of Class A Common Stock, on a one-for-one basis, in accordance with the Certificate of Incorporation that was effective as of immediately prior to the close of business on July 17, 2020;

●	“Conversion Shares” are to the 17,937,954 shares of Class A Common Stock that were issued to the Blocker Sellers in connection with the Conversion;

●
“Credit Facility” are to the Credit Agreement, dated July 3, 2018, by and among DMS, DMS LLC, each of its affiliates party thereto, various financial institutions part thereto and Monroe Capital Management Advisors, LLC, as Administrative Agent and Lead Arranger;

●	“Director Nomination Agreement” are to the director nomination agreement to entered into by DMS, Sponsor, Sponsor PIPE Entity, Clairvest and Prism at the Closing;

●	“DMS” are to Digital Media Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries;

●	“DMS Common Stock” are collectively to Class A Common Stock, Class B Common Stock and Class C Common Stock;

●	“DMS LLC” are to Digital Media Solutions, LLC, a Delaware limited liability company;

●	“DMS Units” are to the membership interests in DMSH;

●	“DMSH” are to Digital Media Solutions Holdings, LLC, a Delaware limited liability company;

●	“Domestication” are to the domestication of Leo Holdings Corp. as a corporation incorporated in the State of Delaware;

●	“initial public offering” are to Leo’s initial public offering that was consummated on February 15, 2018;

●
“IPO registration statement” are to the Registration Statement on Form S-1 (333-222599) filed by Leo in connection with its initial public offering and declared effective by the SEC on February 12, 2018;

●	“Leo” are to Leo Holdings Corp. prior to the Domestication;

●	“Leo Independent Directors” are to Mss. Bush and Minnick, and Mr. Bensoussan;

●
“Leo private placement warrants” are to the 4,000,000 private placement warrants of Leo (of which 2,000,000 Leo private placement warrants were surrendered and forfeited pursuant to the Surrender Agreement described in this prospectus), which were automatically converted by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections which adjustment and protections were waived by the holders of the Class B ordinary shares pursuant to the Surrender Agreement, into warrants to acquire shares of Class A Common Stock in the Domestication;

●	“Lion Capital” are to Lion Capital, LLP, an affiliate of Sponsor;

●
“Non-Blocker Member” are to any individual or entity (other than Blocker Corp) that is, from time to time, admitted to DMSH as a member pursuant to the Delaware Limited Liability Company Act and the Amended Partnership Agreement and that has not ceased to be a member of DMSH pursuant to the Delaware Limited Liability Company Act and the Amended Partnership Agreement;

●
the outstanding Class A Common Stock “on an as-redeemed basis” are to the number of shares of Class A Common Stock that would be outstanding assuming all DMS Units held by Prism, Clairvest Direct Seller and the SmarterChaos sellers were acquired upon a Redemption by DMS for shares of Class A Common Stock in accordance with the Amended Partnership Agreement;

●	“ordinary shares” are to the Class A ordinary shares and the Class B ordinary shares, collectively;

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“PIPE Investment” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors collectively committed to subscribe for the PIPE Shares for an aggregate purchase price equal to $100.0 million, which were consummated substantially concurrently with the Closing;

●	“PIPE Investors” are to the qualified institutional buyers and accredited investors (including Sponsor PIPE Entity) that received the PIPE Shares in the PIPE Investment;

●	“PIPE Shares” are to the 10,424,282 shares of Class A Common Stock that were issued to the PIPE Investors in connection with the PIPE Investment;

●	“Prism” are to Prism Data, LLC, a Delaware limited liability company;

●
“Private Placement Warrants” are to the 2,000,000 warrants of DMS issued as a matter of law upon the conversion at the time of the Domestication of the Leo private placement warrants and the Seller Warrants;

●	“pro forma” are to giving pro forma effect to the Business Combination;

●
“Public Warrants” are to the 10,000,000 warrants of DMS issued as a matter of law upon the conversion at the time of the Domestication of the public warrants that were offered and sold by Leo as part of units in its initial public offering and registered pursuant to the IPO registration statement;

●
“Redemption” are to an acquisition made pursuant to the Amended Partnership Agreement by DMS of DMS Units in exchange for Class A Common Stock on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications);

●	“Redemption Shares” are to shares of Class A Common Stock issued in connection with a Redemption;

●	“SEC” are to the Securities and Exchange Commission;

●	“Sellers” are to Prism, Clairvest Direct Seller and Blocker Sellers;

●	“Seller Warrants” are to the 2,000,000 warrants issued to Sellers as part of the Business Combination Consideration and pursuant to the Amended and Restated Warrant Agreement;

●	“Surrender Agreement” are to the Amended and Restated Sponsor Shares and Warrant Surrender Agreement, dated as of June 22, 2020, entered into by Leo, the Sponsor and the Leo Independent Directors;

●	“Sponsor” are to Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership;

●	“Sponsor PIPE Entity” are to Lion Capital (Guernsey) Bridgeco Limited, a company organized under the laws of Guernsey;

●	“Subscription Agreements” are to the subscription agreements, entered into by Leo and each of the PIPE Investors in connection with the PIPE Investment;

●	“Tax Receivable Agreement” are to the tax receivable agreement entered into by DMS, Blocker Corp and the Sellers at the Closing; and

●	“Trust Account” are to the trust account established at the consummation of Leo’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are made in reliance upon the protections provided by such acts for forward-looking statements.  These forward statements are often identified by words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “assume,” “will,” “may,” “likely,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include, without limitation, DMS’s expectations with respect to its future performance and its ability to implement its strategy, and are based on the beliefs and expectations of our management team from the information available at the time such statements are made. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside DMS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to:

●	the COVID-19 pandemic or other public health crises;

●	changes in client demand for our services and our ability to adapt to such changes;

●	the entry of new competitors in the market;

●	the ability to maintain and attract consumers and advertisers in the face of changing economic or competitive conditions;

●	the ability to maintain, grow and protect the data DMS obtains from consumers and advertisers;

●	the performance of DMS’s technology infrastructure;

●	the ability to protect DMS’s intellectual property rights;

●
the ability to successfully source and complete acquisitions and to integrate the operations of companies DMS acquires, including the recent Crisp Results Acquisition, PushPros Acquisition and SmarterChaos/She Is Media Acquisition (each as defined herein);

●	the ability to improve and maintain adequate internal controls over financial and management systems, and remediate the identified material weakness;

●	changes in applicable laws or regulations and the ability to maintain compliance;

●	our substantial levels of indebtedness;

●	volatility in the trading price on the New York Stock Exchange (“NYSE”) of our common stock and warrants; and

●	other risks and uncertainties indicated from time to time in DMS’s filings with the SEC, including those described herein under the heading “Risk Factors.”

There may be additional risks that we consider immaterial or which are unknown, and it is not possible to predict or identify all such risks. DMS cautions that the foregoing list of factors is not exclusive. In addition, DMS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. DMS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

PROSPECTUS SUMMARY

This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” “DMS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Financial Information” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision. The definition of some of the terms used in this prospectus are set forth under “Selected Definitions.”

Our Business

DMS is a leading provider of technology-enabled, data-driven digital performance advertising solutions. DMS is headquartered in Clearwater, Florida with nearly 400 employees as of December 31, 2020.

Using an ROI-driven model, DMS digital performance advertising solutions connect consumers and advertisers across numerous industries, including insurance, ecommerce, home services, consumer finance and career and education. DMS represents a single point of entry, providing proven, end-to-end digital customer acquisition solutions plus SaaS technology that enables DMS advertiser clients to manage, optimize and track digital advertising campaigns.

The Company has three principle revenue streams, which represents disaggregation of services for: (1) brand-direct solutions, (2) marketplace solutions and (3) other:

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Brand-Direct Solutions – Our brand-direct solutions are customized pay-for-performance digital advertising campaigns that connect one consumer to one advertiser client, with ads and other creative elements braded based on the advertiser client’s specifications. DMS leverages its first-party database to target high-intent consumers and provides end-to-end capabilities to deliver customers and near customers to the advertiser client.

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Marketplace Solutions – Our marketplace solutions represent one-to-many campaigns by which one consumer is connected to multiple relevant advertiser clients with ads and creative elements branded to match DMS marketplaces. Within marketplace campaigns, consumer audiences are attracted to DMS-owned websites relevant to specific verticals (i.e., insurance and home services), and then relevant advertiser client offers are presented to those consumers. Leveraging DMS first-party data, consumer audiences are converted to customers and near customers.

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Other – Our other solutions include the white-labeling of DMS proprietary technology to enable DMS advertiser clients to manage, optimize and track campaigns. We believe, our SaaS technology creates sticky relationships due to the embedded nature of this technology within our client marketing processes. The exclusive, long-term contractual relationships for our SaaS technology lead to our high ability to cross-sell solutions.

Recent Developments

On April 5, 2021, the Company announced preliminary, unaudited 2021 first-quarter results of $95 to $98 million of GAAP revenue and $97 to $100 million of adjusted revenue, with $13.5 to $14.5 million in adjusted EBITDA. Insurance continued to show strength in the quarter, especially in auto.

Results were tempered by the adverse impact of significant winter storm-driven power outages and business disruption in Texas and neighboring states during the quarter, causing some customers to shut down for up to one week.

Accelerated investments, including for the Company’s growing data signals program and to drive consumer awareness of and engagement within Protect.com, impacted first-quarter performance with the expectation that these investments will accelerate both top- and bottom-line growth by the end of the year. Although Protect.com remains in beta, by the end of the first-quarter, the new flagship insurance website achieved $3 million in revenue with an expanding gross profit margin.

Growth continued across multiple verticals in the first quarter, with consumer finance starting to recover and the self-service DMS Exchange continuing to launch new verticals, most recently for solar home service.

The above information reflects our preliminary estimates based on currently available information and has not been audited, reviewed, compiled or otherwise examined by our independent auditors, nor have our independent auditors performed any procedures with respect to this information or expressed any opinion or any form of assurance on such information. We have not completed our internal closing procedures with respect to the financial information for the three months ended March 31, 2021 presented above. In connection with our quarterly closing and review, we may identify items that would require us to make adjustments to the preliminary estimates set forth above and such adjustments may be significant. As a result, our final results for the period may vary from the preliminary estimates presented above. Accordingly, you should not place undue reliance upon these preliminary estimates. The Company is not providing a quantitative reconciliation of adjusted EBITDA to the most comparable GAAP measure because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. The difference between first quarter 2021 preliminary GAAP revenue of $95 to $98 million and preliminary adjusted revenue for the same quarter of $97 to $100 million consists of the preliminary estimated gross up for certain managed services contracts that are presented net of costs under GAAP.

Recent Business Acquisitions

Over the past eight years, we have adopted a diversification strategy and have grown to become a leading provider of digital performance advertising solutions, with three reportable segments (described above). Our recent acquisitions are as follows.

On April 1, 2021, the Company completed the acquisition of certain assets of Crisp Marketing LLC (“Crisp Results”) and its subsidiary Union Health, LLC (the “Crisp Results Acquisition”). The Crisp Results assets enable data-driven digital performance advertising solutions with a focus on the insurance industry, including the Medicare insurance category. The Company paid consideration of $40 million upon closing of the transaction, consisting of $20 million cash and 1,595,100 shares of the Company’s Class A Common Stock. The transaction also includes up to $10 million in contingent consideration to be earned over the next twelve months, subject to the operation of the acquired assets reaching certain milestones and a $5 million deferred payment. The contingent consideration and the deferred cash payment can each be paid in cash or stock at the election of the Company.  The Crisp Results Acquisition is expected to present multiple areas of identified cost savings and a number of cross-sell opportunities across multiple insurance segments.

On February 1, 2021, the Company completed the acquisition of Aimtell, Inc. (“Aimtell”), PushPros Inc. (“PushPros”), and Aramis Interactive, LLC (“Aramis”) (the “PushPros Acquisition”). Aimtell and PushPros are mobile and web push notification technology and solutions companies and Aramis is a network of owned-and-operated websites that leverages the Aimtell and PushPros technologies and relationships.  The Company paid consideration of $20.0 million upon closing of the transaction, consisting of $5.0 million cash and Class A Common Stock valued at $15.0 million. The transaction also includes up to $15.0 million in contingent consideration to be earned over the next three years, subject to the acquired companies reaching certain milestones. The contingent consideration can be paid in cash or stock at the election of the Company. The additions of the Aimtell/PushPros technology and AI infrastructure within the DMS proprietary advertising technology stack enhances the ability of both companies to connect consumers and advertisers with relevant ads delivered to the right people at the right times.

On July 16, 2020, we purchased substantially all of the assets and business of SmarterChaos.com, LLC and certain related entities (collectively, “SmarterChaos”) for cash and equity totaling approximately $5.8 million (the “SmarterChaos/She Is Media Acquisition”). This acquisition has created expanded media distribution, which we believe has allowed the Company to further accelerate the digital advertising acquisition efforts of our advertiser customers and enable brands to acquire new customers by leveraging our customer acquisition platform and the relationships cultivated by the SmarterChaos team.

On November 1, 2019, we purchased substantially all of the assets and business of UE Authority Co. (“UE”) for cash of approximately $56.6 million. UE generated and purchased leads, clicks and calls for sale to insurance carrier and agent customers. Post-acquisition, UE was rebranded to DMS Insurance, a component of our Marketplace segment. Through the acquisition of UE, we launched into the digital insurance advertising marketplace with a comprehensive suite of products that connect high-intent consumers with our nation’s largest auto, home, health and life insurance providers, allowing for expansion in the insurance vertical.

On November 1, 2018, we acquired Fosina Marketing Group, Inc. (“Fosina”) for cash of approximately $6.0 million. Fosina was an innovative and data-driven marketing firm which provided customers with direct-to-consumer agency services. We believe the acquisition of Fosina allowed us to dive deeper into our relationships with consumer-facing ecommerce brands in order to perform competitively in the global direct-to-consumer subscription marketing business.

On August 31, 2018, we acquired Luav, LLC (“Luav”), a company engaged in the generation of fixed leads in the consumer finance vertical. Luav was acquired for cash of approximately $3.8 million. The acquisition of Luav expanded our consumer finance vertical as it broadened our exposure to potential customers in the consumer finance industry.

On June 29, 2018, DMS acquired W4 Holding Company, LLC (“W4”) for cash of approximately $13.0 million. W4 owned proprietary lead and campaign management technology and expansive lead distribution capacity. The acquisition expanded our reach across several online distribution channels, including email, search, display and social media platforms. In 2019, W4 was rebranded to DMS Performance Ad Market.

On April 30, 2018, we acquired substantially all of the assets and business of Avenue100 Media Solutions, LLC, a company engaged in the generation of education leads, for cash of approximately $2.0 million. The acquisition expanded our digital reach by increasing the number of domains accessible for our operations.

On December 1, 2017, we acquired GotConsumer LLC, a company engaged in the generation of automotive and mortgage leads for cash of approximately $3.9 million. We believe this strategic move enabled us to diversify our scope and reach into the automotive and lending industries.

On October 1, 2017, through our newly formed subsidiary, DMS Engage, we acquired Mocade Media LLC (“Mocade”) for cash of approximately $4.7 million. Mocade was an email marketing firm that delivered engaging content and increased return on investment of email programs. With Mocade’s sophisticated proprietary email optimization platform, we have continued to expand our omni-channel messaging capabilities that we believe help drive meaningful engagement and business growth.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of our initial public offering, (B) in which we have total annual gross revenue of at least $1.07 billion or (C) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” included in this prospectus, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

We were incorporated on November 29, 2017 as a Cayman Island exempted company under the name “Leo Holdings Corp.” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 15, 2020, in connection with the consummation of the Business Combination, we domesticated as a corporation incorporated in the state of Delaware and changed our name to “Digital Media Solutions, Inc.” Our principal executive offices are located at 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762, and our telephone number is (877) 236-8632. Our website is https://digitalmediasolutions.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

We are registering the issuance by us of up to 13,999,078 shares of Class A Common Stock that may be issued upon exercise of Warrants, including the Public Warrants and the Private Placement Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 59,445,024 shares of Class A Common Stock and (ii) up to 4,000,000 Private Placement Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under the heading “Risk Factors.”

Issuance of Class A Common Stock

The following information is as of March 24, 2021 and does not give effect to issuances of our Class A Common Stock, including pursuant to the Crisp Results Acquisition, or the exercise of Warrants after such date.

Shares of Class A Common Stock to be issued upon exercise of all Warrants	13,999,078 shares

Shares of Class A Common Stock outstanding prior to exercise of all Warrants	33,686,599 shares

Use of proceeds
We will receive up to an aggregate of approximately $161,000,000 from the exercise of all Warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Class A Common Stock and Private Placement Warrants

Shares of Class A Common Stock potentially offered by the Selling Holders (including 4,000,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, the Conversion Shares, the Redemption Shares, the Converted Founder Shares and the PIPE Shares)
59,445,024 shares

Private Placement Warrants offered by the Selling Holders (includes the Seller Warrants and 2,000,000 Private Placement Warrants held by Sponsor)	4,000,000 warrants

Exercise Price	$11.50 per share, subject to adjustment as described herein
Redemption	The warrants are redeemable in certain circumstances. See “Description of Securities—Private Placement Warrants” for further discussion.

Use of Proceeds
We will not receive any proceeds from the sale of the Class A Common Stock or Private Placement Warrants to be offered by the Selling Holders. With respect to shares of Class A Common Stock underlying the Private Placement Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

NYSE Ticker Symbols	Class A Common Stock: “DMS” Warrants: “DMS WS”

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the following risks as well as the risk factors and the other information included in this prospectus, including “Cautionary Statement Regarding Forward-Looking Statements,” “DMS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our securities. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or prospects. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. In such a case, the trading price of our securities could decline and you may lose all or part of your investment in us.

Summary of Risk Factors

The following summarizes the significant factors, events and uncertainties that could create risk with an investment in our securities. The events and consequences discussed in these risk factors could, in circumstances we may not be able to accurately predict, recognize or control, have a material adverse effect on our business, growth, strategy, financial condition, operating results, cash flows, liquidity, and stock price. These risk factors do not identify all risks that we face. Our operations could also be affected by factors, events or uncertainties that are not presently known to us or that we currently do not consider to present significant risks to our operations. We group these risk factors into four categories:

-	Risks related to our business:

•	changes in client demand for our services and our ability to adapt to such changes;
•	we participate in a highly competitive market, and the entry of new competitors in the market;
•	the ability to maintain and attract consumers and advertiser in the face of changing economic or competitive conditions;
•	dependence on search engines, display advertising, social media, email, and content-based online advertising and other online sources to attract consumers;
•
if our messages are not delivered and accepted or are routed by messaging providers less favorably than other messages, or if our sites are not accessible or treated disadvantageously by internet service providers;

•	the ability to maintain, grow and protect the data DMS obtains from consumers and advertisers;
•	the performance of DMS technology infrastructure;
•
the ability to successfully source and complete acquisitions and to integrate the operations of companies DMS acquires, including the recent Crisp Results Acquisition, PushPros Acquisition and SmarterChaos/She Is Media Acquisition;

•	our substantial levels of indebtedness, and maintaining covenants under the credit facilities;
•	litigation could distract management, increase our expenses or subject us to material money damages and other remedies; and
•	dependence on key personnel to operate our business, and our management team has limited experience managing a public company.

–	Risks related to intellectual property:

•	the ability to protect DMS intellectual property rights; and
•	we may face litigation and liability due to claims of infringement of third-party intellectual property rights.

–	Risks related to government regulation:

•	our businesses are heavily regulated, and are subject to a variety of international, federal, state, and local laws;
•	Federal, state and international laws regulating telephone and messaging marketing practices impose certain obligations on advertisers, which could reduce our ability to expand our business; and
•	changes in applicable laws or regulations and the ability to maintain compliance.

–	Risks related to our capital stock and warrants and other business risks:

•	we are a holding company and our only material asset is our indirect interest in DMS, and we are accordingly dependent upon DMS distributions;

•
we are required under the Tax Receivable Agreement to make payments to the Majority Shareholders (as defined below) in respect of certain tax benefits and certain refunds of pre-Closing taxes of DMS and Blocker Corp, and such payments may be substantial;

•	the ability to improve and maintain adequate internal controls over financial and management systems;
•	our large shareholders have significant influence over us; and
•	volatility in the trading price on NYSE of our common stock and warrants.

Risks Related to Our Business

Our business is dependent on our relationships with advertisers with few long-term contractual commitments. If advertisers stop purchasing consumer engagement or referrals from us, decrease the amount they are willing to spend per engagement or referral, or if we are unable to establish and maintain new relationships with advertisers, our business, results of operations and financial condition could be materially adversely affected.

A substantial majority of our revenue is derived from sales of consumer engagements in the forms of referrals to our advertisers clients. Our relationships with advertisers are dependent on our ability to deliver quality engagements and referrals in the form of clicks, leads, calls and customers at attractive volumes and prices. If advertisers are not able to acquire their preferred engagements and referrals in our marketplaces and through our brand direct solutions, they may stop buying engagements and referrals from us or may decrease the amount they are willing to spend for engagements and referrals. Our agreements with advertisers are almost entirely short-term agreements, and advertisers can stop participating in our marketplaces and through our brand direct solutions at any time with no notice. As a result, we cannot guarantee that advertisers will continue to work with us or, if they do, the number of engagements and referrals they will purchase from us, the price they will pay per engagements and referral or their total spend with us. In addition, we may not be able to attract new advertisers to our marketplaces and our brand direct solutions or increase the amount of revenue we earn from advertisers over time.

If we are unable to maintain existing relationships with advertisers in our marketplaces and through our brand direct solutions or unable to add new advertisers, we may be unable to offer our consumers the experience they expect. This deficiency could reduce consumers’ confidence in our services, making us less popular with consumers. As a result, consumers could cease to use us or use us at a decreasing rate.

We depend on search engines, display advertising, social media, email, content-based online advertising and other online sources to attract consumers to our websites, marketplaces, or through our brand direct solutions and if we are unable to cost-effectively attract consumers and convert them into sales for our advertisers, our business and financial results may be harmed.

Our success depends on our ability to attract online consumers to our websites, marketplaces or through our brand direct solutions and convert those consumers into sales for our advertisers. We depend, in part, on search engines, display advertising, social media, email, content-based online advertising and other online sources for our website traffic. We are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement and, separately, organic searches that depend upon the content on our sites.

Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our advertisements, resulting in fewer consumers clicking through to our websites, our business could suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers’ use of ad-blocking software, our business could suffer.

If one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumer traffic to our websites, and a decrease in consumer traffic to our websites, for any reason, could have a material adverse effect on our business, financial condition and results of operations. Consumer traffic to our websites and the volume of sales generated by consumer traffic varies and can decline from to time. Additionally, even if we are successful in generating traffic to our websites, we may not be able to convert these visits into consumer sales.

We currently compete with numerous other online marketing companies, and we expect that competition will intensify. Some of these existing competitors may have more capital or complementary products or services than we do, and they may leverage their greater capital or diversification in a manner that adversely affects our competitive position. In addition, other newcomers, including major search engines and content aggregators, may be able to leverage their existing products and services to our disadvantage. We may be forced to expend significant resources to remain competitive with current and potential competitors. If any of our competitors are more successful than we are at attracting and retaining consumers, or if we are unable to effectively convert visits into consumer sales, our business, financial condition and results of operations could be materially adversely affected.

We compete with other media for advertising spend from our advertisers, and if we are unable to maintain or increase our share of the advertising spend of our advertisers, our business could be harmed.

We compete for advertising spend with traditional offline media such as television, billboards, radio, magazines and newspapers, as well as online sources such as websites, social media and websites dedicated to providing information comparable to that provided in our websites, marketplaces and through our brand direct solutions. Our ability to attract and retain advertisers, and to generate advertising revenue from them, depends on a number of factors, including:

•	the ability of our advertisers to earn an attractive return on investment from their spending with us;
•	our ability to increase the number of consumers using our marketplaces and brand direct solutions;
•	our ability to compete effectively with other media for advertising spending; and
•	our ability to keep pace with changes in technology and the practices and offerings of our competitors.

We may not succeed in retaining or capturing a greater share of our advertisers’ advertising spending compared to alternative channels. If our current advertisers reduce or end their advertising spending with us and we are unable to increase the spending of our other advertisers or attract new advertisers, our revenue and business and financial results would be materially adversely affected.

In addition, advertising spend remains concentrated in traditional offline media channels. Some of our current or potential advertisers have little or no experience using the internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the internet. The adoption of online marketing may require a cultural shift among advertisers as well as their acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. This shift may not happen at all or at the rate we expect, in which case our business could suffer. Furthermore, we cannot assure you that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than we anticipate, the success of our business may be limited, and our revenue may decrease.

If consumers do not find value in our services or do not like the consumer experience on our platform, the number of engagement or referrals in our marketplaces and through our brand direct solutions may decline, and our business, results of operations and financial condition could be materially adversely affected.

If we fail to provide a compelling experience to our consumers through our web platforms (i.e., our desktop and mobile experiences which include both tablets and phones), the number of consumer engagements or referrals purchased from us will decline, and advertisers may terminate their relationships with us or reduce their spending with us. If advertisers stop offering products in our marketplaces and through our brand direct solutions, we may not be able to maintain and grow our consumer traffic, which may cause other advertisers to stop using our marketplaces and our brand direct solutions. We believe that our ability to provide a compelling web platform experience is subject to a number of factors, including:

•
our ability to maintain marketplaces and brand direct solutions for consumers and advertisers that efficiently captures user intent and effectively delivers relevant information to each individual consumer;

•	our ability to continue to innovate and improve our marketplaces and our brand direct solutions;
•	our ability to launch new vertical offerings that are effective and have a high degree of consumer and advertiser engagement;
•	our ability to maintain the compatibility of our mobile applications with operating systems, such as iOS and Android, and with popular mobile devices running such operating systems; and
•
our ability to access a sufficient amount of data to enable us to provide relevant information to consumers. If the use of our marketplaces and brand direct solutions declines or does not continue to grow, our business and operating results would be harmed.

We rely on the data provided to us by consumers and advertisers to improve our product and service offerings, and if we are unable to maintain or grow such data we may be unable to provide consumers with an experience that is relevant, efficient and effective, which could adversely affect our business.

Our business relies on the data provided to us by consumers and advertisers using our marketplaces brand direct solutions. The large amount of information we use in operating our marketplaces and brand direct solutions is critical to the web platform experience we provide for consumers. If we are unable to maintain or grow the data provided to us, the value that we provide to consumers and advertisers using our marketplaces and our brand direct solutions may be limited. In addition, the quality, accuracy and timeliness of this information may suffer, which may lead to a negative experience for consumers using our marketplaces and our brand direct solutions and could materially adversely affect our business and financial results.

If our emails are not delivered and accepted or are routed by email providers less favorably than other emails, or if our sites are not accessible or treated disadvantageously by internet service providers, our business may be substantially harmed.

If email providers or internet service providers, or ISPs, implement new or more restrictive email or content delivery or accessibility policies, including with respect to net neutrality, it may become more difficult to deliver emails to consumers or for consumers to access our websites and services. For example, certain email providers, including Google, may categorize our emails as “promotional,” and these emails may be directed to an alternate, and less readily accessible, section of a consumer’s inbox. If email providers materially limit or halt the delivery of our emails, or if we fail to deliver emails to consumers in a manner compatible with email providers’ email handling or authentication technologies, our ability to contact consumers through email could be significantly restricted. In addition, if we are placed on “spam” lists or lists of entities that have been involved in sending unwanted, unsolicited emails, our operating results and financial condition could be substantially harmed. Further, if ISPs prioritize or provide superior access to our competitors’ content, our business and results of operations may be adversely affected.

Advertisers who use our marketplaces and brand direct solutions can offer products and services outside of our marketplaces and brand direct solutions or obtain similar services from our competitors.

Because generally we do not have exclusive relationships with advertisers, consumers may purchase products from them without having to use our marketplaces and brand direct solutions. Advertisers can attract consumers directly through their own marketing campaigns or other traditional methods of distribution, such as referral arrangements, physical storefront operations or broker agreements. Advertisers also may offer information to prospective customers online directly, through one or more online competitors of our business, or both. If our advertisers determine to compete directly with us or choose to favor one or more of our competitors, they could cease providing us with information and terminate any direct interactions we have with their online workflows, customer relationship management systems and internal platforms, which would reduce the breadth of the information available to us and could put us at a competitive disadvantage against their direct marketing efforts or our competitors that retain such access. If consumers seek products directly from advertisers or through our competitors, or if advertisers cease providing us with access to their systems or information, the number of consumers searching for products on our marketplaces and through our brand direct solutions may decline, and our business, financial condition and results of operations could be materially adversely affected.

If we are unable to develop new offerings, achieve increased consumer adoption of those offerings or penetrate new vertical markets, our business and financial results could be materially adversely affected.

Our success depends on our continued innovation to provide product and service offerings that make our marketplaces, brand direct solutions and websites useful for consumers. These new offerings must be widely adopted by consumers in order for us to continue to attract advertisers to our marketplaces and brand direct solutions. Accordingly, we must continually invest resources in product, technology and development in order to improve the comprehensiveness and effectiveness of our marketplaces and brand direct solutions and their related product and service offerings and effectively incorporate new internet technologies into them. These product, technology and development expenses may include costs of hiring additional personnel and of engaging third-party service providers and other research and development costs.

Without innovative marketplaces and brand direct solutions and related product and service offerings, we may be unable to attract additional consumers or retain current consumers, which could adversely affect our ability to attract and retain advertisers who want to participate in our marketplaces and through our brand direct solutions, which could, in turn, harm our business and financial results. In addition, while we have historically concentrated our efforts on the home and auto insurance, consumer finance, education home services and health and wellness markets, we will need to penetrate additional vertical markets, such as health insurance, life insurance and charitable giving / nonprofits, in order to achieve our long-term growth goals. Our success in the home and auto insurance, consumer finance, education home services and health and wellness markets depend on our deep understanding of these industries. In order to penetrate new vertical markets, we will need to develop a similar understanding of those new markets and the associated business challenges faced by participants in them. Developing this level of understanding may require substantial investments of time and resources and we may not be successful. In addition, these new vertical markets may have specific risks associated with them. If we fail to penetrate new vertical markets successfully, our revenue may grow at a slower rate than we anticipate and our financial condition could suffer.

If we fail to build and maintain our brand, our ability to expand the use of our marketplaces and brand direct solutions by consumers and advertisers may be adversely affected.

Our future success depends upon our ability to create and maintain brand recognition and a reputation for delivering easy, efficient and personal. A failure by us to build our brand and deliver on these expectations could harm our reputation and damage our ability to attract and retain consumers, which could adversely affect our business. If consumers do not perceive our marketplaces and brand direct solutions as a better web platform experience, our reputation and the strength of our brand may be adversely affected.

Some of our competitors have more resources than we do and can spend more advertising their brands and services. As a result, we are required to spend considerable money and other resources to create brand awareness and build our reputation. Should the need or competition for top-of-mind awareness and brand preference increase, we may not be able to build brand awareness, and our efforts at building, maintaining and enhancing our reputation could fail. Even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance consumer awareness of our brand cost-effectively, our business, results of operations and financial condition could be materially adversely affected.

Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers, data privacy and security issues, and other aspects of our business, whether valid or not, could diminish confidence and participation in our marketplaces and brand direct solutions and could adversely affect our reputation and business. There can be no assurance that we will be able to maintain or enhance our brand, and failure to do so would harm our business growth prospects and operating results.

Our marketing efforts may not be successful.

We currently rely on performance marketing channels that must deliver on metrics that are selected by our advertisers and are subject to change at any time. We are unable to control how our advertisers evaluate our performance. Certain of these metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our business. In addition, the metrics we provide may differ from estimates published by third parties or from similar metrics of our competitors due to differences in methodology. If our advertisers do not perceive our metrics to be accurate, or if we discover material inaccuracies in our metrics, it could adversely affect our online marketing efforts and business.

If we fail to manage future growth effectively, our business could be materially adversely affected.

We have at times experienced rapid growth and anticipate further growth. This growth has placed significant demands on management and our operational infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the beneficial aspects of our company culture. If we do not manage the growth of our business and operations effectively, the quality of our services and efficiency of our operations could suffer and we may not be able to execute on our business plan, which could harm our brand, results of operations and overall business.

Failure to increase our revenue or reduce our sales and marketing expense as a percentage of revenue would adversely affect our financial condition and profitability.

We expect to make significant future investments to support the further development and expansion of our business, and these investments may not result in increased revenue or growth on a timely basis or at all. Furthermore, these investments may not decrease as a percentage of revenue if our business grows. There can be no assurance that these investments will increase revenue or that we will eventually be able to decrease our sales and marketing expense as a percentage of revenue, and failure to do so would adversely affect our financial condition and profitability.

We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results.

We face significant competition from companies that provide information and services designed to help consumers shop for products comparable to those offered through our websites, marketplaces and through our brand direct solutions and to enable advertisers to reach these consumers. Our competitors offer various products and services that compete with us. Some of these competitors include: companies that operate, or could develop, insurance search websites, consumer finance search websites, educational / career enhancement search websites, home services search websites, and other comparison search type websites in the verticals in which we compete with marketplace and brand direct solutions; media sites, including websites dedicated to providing multiple quote insurance information and financial services information generally; internet search engines; and individual insurance providers, including through the operation of their own websites, physical storefront operations and broker arrangements. We compete with these and other companies for a share of advertisers’ overall budget for online and offline media marketing and referral spend. To the extent that advertisers view alternative marketing and media strategies to be superior to our marketplaces and brand direct solutions, we may not be able to maintain or grow the number of advertisers using, and advertising on, our marketplaces and through our brand direct solutions, and our business and financial results may be harmed.

We also expect that new competitors will enter the industries in which we operate with competing marketplaces and brand direct solutions, products and services, which could have an adverse effect on our business and financial results.

Our competitors could significantly impede our ability to maintain or expand the number of consumers and advertisers using our marketplaces and brand direct solutions. Our competitors also may develop and market new technologies that render our marketplaces and brand direct solutions less competitive, unmarketable or obsolete. In addition, if our competitors develop marketplaces and brand direct solutions with similar or superior functionality to ours, and our web traffic declines, we may need to decrease our consumer engagement and referral and advertising fees. If we are unable to maintain our current pricing structure due to competitive pressures, our revenue would likely be reduced and our financial results would be adversely affected.

Our existing and potential competitors may have significantly more financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion and support of their marketplaces and brand direct solutions, products and services. In addition, they may have more extensive industry relationships than we have, longer operating histories and greater name recognition. As a result, these competitors may be able to respond more quickly with new technologies and to undertake more extensive marketing or promotional campaigns than we can. In addition, to the extent that any of our competitors have existing relationships with advertisers for marketing or data analytics solutions, those advertisers may be unwilling to partner with us. If we are unable to compete with these competitors, the demand for our marketplaces and brand direct solutions and related products and services could substantially decline.

In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business and financial results.

Advertisers on our marketplaces and through our brand direct solutions may not provide competitive levels of service to consumers, which could materially adversely affect our brand and business and our ability to attract consumers.

Our ability to provide consumers with a high-quality and compelling web platform experience depends, in part, on consumers receiving competitive prices, convenience, customer service and responsiveness from advertisers with whom they are matched on our marketplaces and through our brand direct solutions. If these providers do not meet or exceed consumer expectations with competitive levels of convenience, customer service, price and responsiveness, the value of our brand may be harmed, our ability to attract consumers to our marketplaces and brand direct solutions may be limited and the number of consumers matched through our marketplaces and brand direct solutions may decline, which could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to maintain and improve the technology infrastructure necessary to send marketing messages, which include emails, SMS and push notifications and operate our websites, and any significant disruption in service on our email network infrastructure or websites could result in a loss of consumers, which could harm our business, brand, operating results and financial condition.

Our brand, reputation and ability to attract consumers and advertisers depend on the reliable performance of our technology infrastructure and content delivery. We use messages to attract consumers to our marketplaces and brand direct solutions. Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be prolonged and harmful to our business. If our websites are unavailable when users attempt to access them, or if they do not load as quickly as expected, users may not return as often in the future, or at all. As our user base and the amount of information shared on our websites continue to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts on our infrastructure and services to handle the traffic on our websites and to help shorten the length of or prevent system interruptions. The operation of these systems is expensive and complex and we could experience operational failures. Interruptions, delays or failures in these systems, whether due to earthquakes, adverse weather conditions, other natural disasters, power loss, computer viruses, cybersecurity attacks, physical break-ins, terrorism, errors in our software, architecture flaws or performance defects in our proprietary technology or otherwise, could be prolonged and could affect the security or availability of our websites and applications, and prevent consumers from accessing our services. Such interruptions also could result in third-parties accessing our confidential and proprietary information, including our intellectual property or consumer information. Problems with the reliability or security of our systems could harm our reputation, our ability to protect our confidential and proprietary information, result in a loss of users of our marketplaces and brand direct solutions or result in additional costs. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures or prolonged disruptions or delays in the availability of our systems or a significant search engine, we could lose current and potential consumers, which could harm our operating results and financial condition.

Substantially all of the communications, network and computer hardware used to operate our websites are located in the United States in Amazon Web Services data centers and other colocation hosting providers. Although we believe our systems are fully redundant, there may be exceptions for certain hardware. In addition, we do not own or control the operation of these facilities. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of these events could result in damage to our systems and hardware or could cause them to fail. In addition, we may not have sufficient protection or recovery plans in certain circumstances.

Problems faced by our third-party web hosting providers could adversely affect the experience of users of our marketplaces and through our brand direct solutions. Our third-party web hosting providers could close their facilities without adequate notice. Any financial difficulties, up to and including bankruptcy, faced by our third-party web hosting providers or any of the service providers with whom they contract may have adverse effects on our business, the nature and extent of which are difficult to predict. If our third-party web hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.

Any errors, defects, disruptions or other performance or reliability problems with our network operations could cause interruptions in access to our marketplaces and brand direct solutions as well as delays and additional expense in arranging new facilities and services and could harm our reputation, business, operating results and financial condition. Although we carry business interruption insurance, it may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our service as a result of system failures.

We depend on third-party website publishers for a significant portion of our visitors, and any decline in the supply of media available through these websites or increase in the price of this media could cause our revenue to decline or our cost to reach visitors to increase.

A portion of our revenue is attributable to visitors originating from advertising placements that we purchase on third-party websites. In some instances, website publishers may change the advertising inventory they make available to us at any time and, therefore, impact our revenue. In addition, website publishers may place restrictions on our offerings. These restrictions may prohibit advertisements from specific clients or specific industries, or restrict the use of certain creative content. If a website publisher decides not to make advertising inventory available to us, or decides to demand a higher revenue share or places significant restrictions on the use of such inventory, we may not be able to find advertising inventory from other websites that satisfy our requirements in a timely and cost-effective manner. In addition, the number of competing online marketing service providers and advertisers that acquire inventory from websites continues to increase. Consolidation of website publishers could eventually lead to a concentration of desirable inventory on a small number of websites or networks, which could limit the supply of inventory available to us or increase the price of inventory to us. If any of the foregoing occurs, our revenue could decline or our operating costs may increase.

If we are unable to successfully respond to changes in the market, our business could be harmed.

While our business has grown rapidly as consumers and advertisers have increasingly accessed our marketplaces and brand direct solutions, we expect that our business will evolve in ways that may be difficult to predict. For example, we anticipate that over time we may reach a point when investments in new user traffic are less productive and the continued growth of our revenue will require more focus on developing new product and service offerings for consumers and advertisers, expanding our marketplaces and brand direct solutions into new international markets and new industries to attract new advertisers, and increasing our customer engagement and referral and advertising fees. It is also possible that consumers and advertisers could broadly determine that they no longer believe in the efficiency and effectiveness of our marketplaces and brand direct solutions. Our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to do so, our business could be harmed and our results of operations and financial condition could be materially adversely affected.

We expect our results of operations to fluctuate on a quarterly and annual basis.

Our revenue and results of operations could vary significantly from period to period and may fail to match expectations as a result of a variety of factors, some of which are outside of our control. Our results may vary as a result of fluctuations in the number of consumers and advertisers using our marketplaces and brand direct solutions and the size and seasonal variability of the marketing budgets of our advertisers. In addition, our advertisers’ industries are each subject to their own cyclical trends and uncertainties. Fluctuations and variability across these different verticals may affect our revenue. As a result of the potential variations in our revenue and results of operations, period-to-period comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. In addition, our results of operations may not meet the expectations of investors or public market analysts who follow us, which may adversely affect our stock price.

Unfavorable global economic conditions, including as a result of health and safety concerns related to the coronavirus outbreak, could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy, including conditions that are outside of our control, such as the impact of health and safety concerns from the current coronavirus (COVID-19) outbreak. The most recent global financial crisis caused by the coronavirus outbreak has resulted in extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our marketplaces and brand direct solutions and related products and services or delays in advertiser payments. A weak or declining economy could also strain our media supply channels.

Additionally, our business relies heavily on people, and adverse events such as health-related concerns about working in our offices, the inability to travel and other matters affecting the general work environment could harm our business. While we do not anticipate any material impact to our business operations as a result of the coronavirus outbreak, in the event of a major disruption caused by the coronavirus outbreak, we may lose the services of a number of our employees or experience system interruptions, which could lead to diminishment of our regular business operations, inefficiencies and reputational harm. We are also unsure what actions our advertisers and other partners may take in response to the coronavirus outbreak. For example, to the extent our advertisers shift their workforces from offices to remote locations, we may see a decrease in demand while they relocate these operations. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current global health crisis and financial market conditions could adversely impact our business.

We have taken temporary precautionary measures intended to help minimize the risk of the coronavirus outbreak to our employees, our advertisers and the communities in which we participate, which could negatively impact our business. To this end, we have implemented mandatory closures of certain of our offices, encouraged all of our employees to telework, banned non-critical business travel, implemented a Coronavirus Communications Plan setting forth both internal and external communications strategies, implemented a 90-day furlough of 20% of the salaries of all of our employees at or above the director level, with such furloughed salaries to be repaid at a future date with a 5% bonus (subject to the satisfaction of certain conditions). Our employees travel frequently to establish and maintain relationships with our advertisers and other partners. Although we continue to monitor the situation and may adjust our current policies as more information and guidance become available, temporarily suspending travel and limitations on doing business in-person could negatively impact our marketing and business development efforts, slow down our recruiting efforts or create operational or other challenges, any of which could harm our business, financial condition and results of operations.

We often have long sales cycles, which can result in significant time between initial contact with a prospect and execution of an advertiser agreement, making it difficult to project when, if at all, we will obtain new advertisers and when we will generate revenue from those advertisers.

Our sales cycle, from initial contact to contract execution and implementation can take significant time. Our sales efforts involve educating our advertisers about the use, technical capabilities and benefits of our marketplaces and brand direct solutions. Some of our advertisers undertake an evaluation process that frequently involves not only our marketplaces and brand direct solutions but also the offerings of our competitors. As a result, it is difficult to predict when we will obtain new advertisers and begin generating revenue from these new advertisers. Even if our sales efforts result in obtaining a new advertiser, under our usage-based pricing model, the advertiser controls when and to what extent it uses our marketplaces and brand direct solutions. As a result, we may not be able to add advertisers, or generate revenue, as quickly as we may expect, which could harm our revenue growth rates.

Our past growth may not be indicative of our future growth, and our revenue growth rate may decline in the future.

Our revenue grew from $67 million in 2017 to $138 million in 2018 to $238 million in 2019 to $333 million in 2020, increases of 106%, 73% and 40%, respectively. This growth may not be indicative of our future growth, if any, and we will not be able to grow as expected, or at all, if we do not accomplish the following:

•	increase the number of consumers using our marketplaces and brand direct solutions;
•	maintain and expand the number of advertisers that use our marketplaces and brand direct solutions or our revenue per provider;
•	further improve the quality of our marketplaces and brand direct solutions, and introduce high-quality new products;
•	increase the number of shoppers acquired by advertisers on our marketplaces and brand direct solutions;
•	timely adjust marketing expenditures in relation to changes in demand for the underlying products and services offered by our advertisers;
•	maintain brand recognition and effectively leverage our brand; and
•
attract and retain management and other skilled personnel for our business. Our revenue growth rates may also be limited if we are unable to achieve high market penetration rates as we experience increased competition. If our revenue or revenue growth rates decline, investors’ perceptions of our business may be adversely affected and the market price of our common stock could decline.

We collect, process, store, share, disclose and use consumer information and other data, and our actual or perceived failure to protect such information and data or respect users’ privacy could damage our reputation and brand and harm our business and operating results.

Use of our marketplaces and brand direct solutions involves the storage and transmission of consumers’ information, including personal information, and security breaches could expose us to a risk of loss or exposure of this information which could result in potential liability, litigation and remediation costs, as well as reputational harm, all of which could materially adversely affect our business and financial results. For example, unauthorized parties could steal our users’ names, email addresses, physical addresses, phone numbers and other information that we collect when providing consumer engagements and referrals. While we use encryption and authentication technology licensed from third parties designed to effect secure transmission of such information, we cannot guarantee the security of the transfer and storage of the personal information we collect from advertisers.

Like all information systems and technology, our websites and information systems may be subject to computer viruses, break-ins, phishing impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website shutdowns, or could cause loss of critical data or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information. Although we have a chief information officer who coordinates our cybersecurity measures, policies and procedures, and our chief information officer regularly reports to the Board regarding these matters, we cannot be certain that our efforts will be able to prevent breaches of the security of our information systems and technology. If we experience compromises to our security that result in websites performance or availability problems, the complete shutdown of our websites or the loss or unauthorized disclosure, access, acquisition, alteration or use of confidential information, consumers and advertisers may lose trust and confidence in us, and consumers and advertisers may decrease the use of our website or stop using our website entirely. Further, outside parties may attempt to fraudulently induce employees, consumers or advertisers to disclose sensitive information in order to gain access to our information or consumers’ or advertisers’ information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures.

Any or all of the issues above could adversely affect our ability to attract new users and increase engagement by existing users, cause existing users to curtail or stop use of our marketplaces and brand direct solutions, cause existing advertisers to cancel their contracts or subject us to governmental or third-party lawsuits, investigations, regulatory fines or other actions or liability, thereby harming our business, results of operations and financial condition. Although we are not aware of any material information security incidents to date, we have detected common types of attempts to attack our information systems and data using means that have included viruses and phishing.

There are numerous federal, state and local laws in the United States and around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using, cross-border transfer and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with, may result in regulatory fines or penalties, and may be inconsistent between countries and jurisdictions or conflict with other rules.

We are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us by consumer advocacy groups or others, and could cause consumers and advertisers to lose trust in us, all of which could be costly and have an adverse effect on our business. In addition, new and changed rules and regulations regarding privacy, data protection and cross-border transfers of consumer information could cause us to delay planned uses and disclosures of data to comply with applicable privacy and data protection requirements. Moreover, if third parties that we work with violate applicable laws or our policies, such violations also may put consumer or advertiser information at risk and could in turn harm our reputation, business and operating results. This risk exists both with respect to our vendors and partners (who may employ less rigorous compliance standards than our own) and our clients (who may have expectations on their legal right to freely make use of consumer data which we may provide them).

We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent laws relating to consumer protection and data privacy rights.

We may be unable to halt the operations of websites that aggregate or misappropriate our data.

From time to time, third parties may misappropriate our data through website scraping, robots or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites may misappropriate data in our marketplaces and brand direct solutions and attempt to imitate our brand or the functionality of our website. If we become aware of such websites, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites operating outside of the United States, our available remedies may not be adequate to protect us against the effect of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.

We are subject to a number of risks related to the credit card and debit card payments we accept from advertisers.

We sometimes accept payments from advertisers through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees may require us to increase the prices we charge and would increase our operating expenses, either of which could harm our business, financial condition and results of operations.

We currently rely on multiple third-party vendors to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business may be disrupted if these vendors become unwilling or unable to provide these services to us and we are unable to find a suitable replacement on a timely basis. If our processing vendors fail to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our advertisers’ credit cards on a timely basis or at all, our business, revenue, results of operations and financial condition could be harmed.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

Our success will depend, in part, on our ability to grow our business in response to the demands of consumers, advertisers and other constituents within our advertisers’ industries as well as competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

•	regulatory hurdles;
•	failure of anticipated benefits to materialize;
•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;
•	coordination of technology, research and development, and sales and marketing functions;
•	transition of the acquired company’s consumers and data to our marketplaces and brand direct solutions;
•	retention of employees from the acquired company;
•	cultural challenges associated with integrating employees from the acquired company into our organization;
•	integration of the acquired company’s products or technology;
•	integration of the acquired company’s accounting, management information, human resources and other administrative systems;
•	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;
•	potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect on our operating results in a given period;
•	acquisitions targets may participate in markets, jurisdictions and verticals where our lack of experience makes an immediate assessment of, and preparation for, possible risk difficult;
•
potential liabilities for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and harm our business generally. Future acquisitions also could result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expense or impairment charges associated with acquired intangible assets or goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not be realized.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available to us, our business, operating results and financial condition may be harmed.

We intend to continue to make investments to support our growth and may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve our brand awareness, develop new product and service offerings or further improve our marketplaces and brand direct solutions and existing product and service offerings, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Volatility in the credit markets also may have an adverse effect on our ability to obtain debt financing.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be materially adversely affected.

Litigation could distract management, increase our expenses or subject us to material money damages and other remedies.

We may be involved from time to time in various additional legal proceedings, including, but not limited to, actions relating to breach of contract, breach of federal and state privacy laws, and intellectual property infringement that might necessitate changes to our business or operations. Regardless of whether any claims against us have merit, or whether we are ultimately held liable or subject to payment of damages, claims may be expensive to defend and may divert management’s time away from our operations. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations. Any adverse publicity resulting from actual or potential litigation may also materially and adversely affect our reputation, which in turn could adversely affect our results.

We conduct marketing activities, directly and indirectly, via telephone, email and/or through other online and offline marketing channels, which general marketing activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, the Telephone Consumer Protection Act, or TCPA, and the Federal Trade Commission Act and its accompanying regulations and guidelines, among others. In addition to being subject to action by regulatory agencies, some of these laws, like the TCPA, allow private individuals to bring litigation against companies for breach of these laws. We are also dependent on our third-party partners to comply with applicable laws. For example, we often depend upon our third-party partners to obtain consent from consumers to receive telemarketing calls in compliance with the TCPA. We may be alleged to have indemnification obligations to third-party for alleged breaches of privacy laws like the TCPA, which could increase our defense costs and require that we pay damages if there were an adverse ruling in any such claims. Any of these events may have a material adverse effect on our business, results of operations, financial condition and prospects.

Companies in the internet, technology and media industries are frequently subject to allegations of infringement or other violations of intellectual property rights. We plan to vigorously defend our intellectual property rights and our freedom to operate our business; however, regardless of the merits of the claims, intellectual property claims are often time consuming and extremely expensive to litigate or settle and are likely to continue to divert managerial attention and resources from our business objectives. Successful infringement claims against us could result in significant monetary liability or prevent us from operating our business or portions of our business. Resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or we may be required to cease using intellectual property of third-parties altogether. Many of our contracts require us to provide indemnification against third-party intellectual property infringement claims, which would increase our defense costs and may require that we pay damages if there were an adverse ruling in any such claims. Any of these events may have a material adverse effect on our business, results of operations, financial condition and prospects.

We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more less effective avenues to prosecuting and defending against legal claims.

Our existing indebtedness, and any future indebtedness could adversely affect our ability to operate our business.

As of December 31, 2020, we had $11.0 million available for borrowing under our revolving line of credit, and in the future we could incur indebtedness beyond our revolving line of credit.

Borrowing on our revolving line of credit, combined with our other financial obligations and contractual commitments, could have significant adverse consequences, including:

•
requiring us to dedicate a portion of our cash resources to the payment of interest and principal, reducing money available to fund working capital, capital expenditures, product development and other general corporate purposes;

•	increasing our vulnerability to adverse changes in general economic, industry and market conditions;
•	subjecting us to restrictive covenants that may reduce our ability to take certain corporate actions or obtain further debt or equity financing;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and
•	placing us at a competitive disadvantage compared to our competitors that have less debt or better debt servicing options.

Any indebtedness we incur under our current revolving line of credit will bear interest at a variable rate, which would make us vulnerable to increases in the market rate of interest. If the market rate of interest increases substantially, we would have to pay additional interest, which would reduce cash available for our other business needs. We intend to satisfy any future debt service obligations with our existing cash and cash equivalents and cash flows from operations. Under our credit agreement with Monroe Capital, our failure to make payments when due, comply with specified covenants, or undergo a Change of Control is an event of default. A Change of Control is deemed to occur under our credit agreement if, among other things, (i) the permitted holders (as defined in the credit agreement to include Clairvest and its affiliates, Joseph Marinucci (our President and Chief Executive Officer) and Fernando Borghese (our Chief Operating Officer)) cease to (A) directly or indirectly own and control at least 50.01% of our equity interests, whether voting or non-voting, and (B) possess the right to elect a majority of our Board and to direct our management, or (ii) either of Messrs. Marinucci or Borghese cease to be employed by us in the roles as Chief Executive Officer and Chief Operating Officer, respectively, other than an event caused by the death or disability of either. If an event of default occurs and the lender accelerates any indebtedness then outstanding, we may need to seek additional financing, which may not be available on acceptable terms, in a timely manner or at all. In such an event, we may not be able to make accelerated payments, and the lender could seek to enforce security interests in the collateral securing such indebtedness, which includes substantially all of our assets. In addition, the covenants under our existing debt instruments, the pledge of our assets as collateral and the negative pledge with respect to our intellectual property could limit our ability to obtain additional debt financing. Any of these events could have a material adverse effect on our results of operations or financial condition.

In addition, on July 27, 2017, the United Kingdom’s Financial Conduct Authority, which regulates the London Interbank Offered Rate (“LIBOR”), announced that it will no longer persuade or compel banks to submit LIBOR rates after 2021. Also, in 2017, the Alternative Reference Rates Committee, a steering committee comprised of, among other entities, large U.S. financial institutions, selected the Secured Overnight Financing Rate (“SOFR”) as the rate recommended to replace U.S. dollar LIBOR (“USD LIBOR”). SOFR measures the cost of borrowing cash overnight, backed by U.S. Treasury securities. SOFR is observed and backward-looking, which stands in contrast with LIBOR under the current methodology, which is an estimated forward-looking rate and relies, to some degree, on the expert judgment of submitting panel members. On December 4, 2020, ICE Benchmark Administration, the administrator of LIBOR, released a consultation disclosing its intent to cease publication of one-week and two-month USD LIBOR after December 31, 2021, but continue to publish the remaining tenors of USD LIBOR for an additional 18 months, through June 30, 2023. U.S. regulators continue to encourage banks to cease entering into new contracts that use USD LIBOR as a reference rate by December 31, 2021. However, uncertainty remains as many market participants await the development of term SOFR products, i.e., forward-looking rates, and benchmark providers are developing indices that might co-exist with SOFR. If LIBOR ceases to exist, the level of interest payments on the portion of our indebtedness that bears interest at variable rates would be affected, which may materially impact the amount of our interest payments under such debt. Further, if we, the agent or the lenders holding a majority of the outstanding loans or commitments under such indebtedness determine that a LIBOR rate is no longer available, that a specific date has been announced after which a LIBOR rate will no longer be made available, or that syndicated loans are being executed or amended to adopt a replacement rate, then the terms of such indebtedness will allow us and the applicable agent to amend such indebtedness to implement a replacement rate, subject to the negative consent of the lenders holding a majority of the outstanding loans or commitments. Such replacement rate will give due consideration to any evolving or then-existing conventions for similar credit facilities, which may result in different than expected interest payments.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs, which may in turn impair our growth.

We intend to continue to grow our business, which will require additional capital to develop new features or enhance our platforms, improve our operating infrastructure, finance working capital requirements, or acquire complementary businesses and technologies. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing credit facility in an amount sufficient to fund our working capital needs. Accordingly, we may need to engage in additional equity or debt financings to secure additional capital. We cannot assure you that we would be able to locate additional financing on commercially reasonable terms or at all. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If our cash flows and credit facility borrowings are insufficient to fund our working capital requirements, we may not be able to grow at the rate we currently expect or at all. In addition, in the absence of sufficient cash flows from operations, we might be unable to meet our obligations under our credit facility, and we may therefore be at risk of default thereunder. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to secure additional funding on favorable terms, or at all, when we require it, our ability to continue to grow our business to react to market conditions could be impaired and our business may be harmed.

We have entered into, and may in the future enter into, credit facilities which may contain operating and financial covenants that restrict our business and financing activities.

We have entered into, and may in the future enter into, credit facilities which contain restrictions that limit our flexibility in operating our business. Our credit facility contains, and any future credit facility may contain, various covenants that limit our ability to engage in specific types of transactions. Subject to limited exceptions, these covenants limit our ability to, among other things:

•	sell assets or make changes to the nature of our business;
•	engage in mergers or acquisitions;
•	incur, assume or permit additional indebtedness;
•	make restricted payments, including paying dividends on, repurchasing, redeeming or making distributions with respect to our capital stock;
•	make specified investments;
•	engage in transactions with our affiliates; and
•	make payments in respect of subordinated debt.

Our obligations under our credit facility are collateralized by a pledge of substantially all of our assets, including accounts receivable, deposit accounts, intellectual property, and investment property and equipment. The covenants in our credit facility may limit our ability to take actions and, in the event that we breach one or more covenants, our lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding, terminate the commitment to extend further credit and foreclose on the collateral granted to them to collateralize such indebtedness, which includes our intellectual property. In addition, if we fail to meet the required covenants, we will not have access to further draw-downs under our credit facility.

Risks from third-party products could adversely affect our businesses.

We offer third-party products and we provide marketing services with respect to other products. Certain of these products, by their nature, involve a transfer of risk. If risk is not transferred in the way the customer expects, our reputation may be harmed and we may become a target for litigation. In addition, if these products do not generate competitive risk-adjusted returns that satisfy clients in a variety of asset classes, we will have difficulty maintaining existing business and attracting new business. This risk may be heightened during periods when credit, equity or other financial markets are deteriorating in value or are particularly volatile, or when clients or investors are experiencing losses. Significant declines in the performance of these third-party products could subject us to reputational damage and litigation risk.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. Experienced information technology personnel, who are critical to the success of our business, are in particularly high demand.  During 2020, we moved to working fully remote.  The loss of any of our executive officers or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Many of our executive officers and other employees are at-will employees, which means they may terminate their employment relationships with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially adversely affected.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. Following the completion of the Business Combination, we are now subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

Our corporate culture has contributed to our success and, if we are unable to maintain it as we grow, our business, financial condition and results of operations could be harmed.

We have experienced and may continue to experience rapid expansion of our employee ranks. We believe our corporate culture has been a key element of our success. However, as our organization grows, it may be difficult to maintain our culture, which could reduce our ability to innovate and operate effectively. The failure to maintain the key aspects of our culture as our organization grows could result in decreased employee satisfaction, increased difficulty in attracting top talent, increased turnover and could compromise the quality of our client service, all of which are important to our success and to the effective execution of our business strategy. In the event we are unable to maintain our corporate culture as we grow to scale, our business, financial condition and results of operations could be harmed

Risks Related to Our Intellectual Property

We may not be able to adequately protect our intellectual property rights.

Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. In addition, we attempt to protect our intellectual property, technology and confidential information by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements as we deem appropriate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website and market features, software and functionality or obtain and use information that we consider proprietary.

We may not be able to discover or determine the extent of any unauthorized use or infringement or violation of our intellectual property or proprietary rights. Third-parties also may take actions that diminish the value of our proprietary rights or our reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the impairment or loss of portions of our intellectual property and could materially adversely affect our business, financial condition and operating results. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. These steps may be inadequate to protect our intellectual property. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to use information that we regard as proprietary to create product offerings that compete with ours. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights, which could materially adversely affect our business, financial condition and operating results.

Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term “Digital Media Solutions.” We currently hold the “digitalmediasolutions.com” internet domain name as well as various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. In addition, there is an active market in desirable domain names and our ability to purchase such domains would be subject to market conditions. As a result, we may not be able to acquire or maintain all domain names that use the name Digital Media Solutions.

We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent laws relating to intellectual property rights and protection.

We may face litigation and liability due to claims of infringement of third-party intellectual property rights.

From time to time, third parties may allege that we have infringed the trademarks, copyrights, patents and other intellectual property rights, including from our competitors or non-practicing entities. Such claims, regardless of their merit, could result in litigation or other proceedings and could require us to expend significant financial resources and attention by our management and other personnel that otherwise would be focused on our business operations, result in injunctions against us that prevent us from using material intellectual property rights, or require us to pay damages to third parties. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may result in significant settlement costs or require us to stop offering some features, or purchase licenses or modify our products and features while we develop non-infringing substitutes, but such licenses may not be available on terms acceptable to us or at all, which would require us to develop alternative intellectual property.

Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, our operating results and our reputation.

As our business expands, we may be subject to intellectual property claims against us with increasing frequency, scope and magnitude. This may include claims originating with entities who have held the name “Digital Media Solutions” for a substantial period of time. We may also be obligated to indemnify affiliates or other partners who are accused of violating third parties’ intellectual property rights by virtue of those affiliates or partners’ agreements with us, and this could increase our costs in defending such claims and our damages. For example, many of our agreements with advertisers and other partners require us to indemnify these entities against third-party intellectual property infringement claims. Furthermore, such advertisers and partners may discontinue their relationship with us either as a result of injunctions or otherwise. The occurrence of these results could harm our brand or materially adversely affect our business, financial position and operating results.

We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent laws relating to intellectual property rights and protection.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our technologies and processes, we rely in part on confidentiality agreements with our employees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases, we may not be able to assert our trade secret rights against such parties. To the extent that our employees, contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights to related or resulting know-how and inventions. The loss of confidential information or intellectual property rights, including trade secret protection, could make it easier for third parties to compete with our products. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, results of operations, reputation and competitive position.

Our use of “open source” software could adversely affect our ability to protect our proprietary software and subject us to possible litigation.

We use open source software in connection with our software development. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or compliance with open source license terms. We could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with open source licensing terms. Some open source licenses require users who distribute software containing open source to make available all or part of such software, which in some circumstances could include valuable proprietary code of the user. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop services that are similar to or better than ours.

Risks Related to Government Regulation

Our businesses are heavily regulated. We are, and may in the future become, subject to a variety of international, federal, state, and local laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

Our activities are subject to extensive regulation under the laws of the United States and its various states and the other jurisdictions in which we operate. We are currently subject to a variety of, and may in the future become subject to additional, international, federal, state and local laws that are continuously evolving and developing, including laws regarding internet-based businesses and other businesses that rely on advertising, as well as privacy and consumer protection laws, including the TCPA, the Telemarketing Sales Rule, the CAN-SPAM Act, the Fair Credit Reporting Act, the Federal Trade Commission Act and employment laws, including those governing wage and hour requirements. In addition, there is increasing attention by state and other jurisdictions to regulation in this area. These laws are complex and can be costly to comply with, require significant management time and effort, and could subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations. These laws may conflict with each other, further complicating compliance efforts.

If we are alleged not to comply with these laws or regulations, we may be required to modify affected products and services, which could require a substantial investment and loss of revenue, or cease providing the affected product or service altogether. If we are found to have violated laws or regulations, we may be subject to significant fines, penalties and other losses.

We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent regulations and laws relating to our business operations.

We assess customer needs, collect customer contact information and provide other product offerings, which results in us receiving personally identifiable information. This information is increasingly subject to legislation and regulation in the United States.

This legislation and regulation are generally intended to protect individual privacy and the privacy and security of personal information. We could be adversely affected if government regulations require us to significantly change our business practices with respect to this type of information or if the advertisers who use our marketplaces and brand direct solutions violate applicable laws and regulations.

Changes in applicable laws and regulations may materially increase our direct and indirect compliance and other expenses of doing business, having a material adverse effect on our business, financial condition and results of operations. If there were to be changes to statutory or regulatory requirements, we may be unable to comply fully with or maintain all required licenses and approvals. Regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals. If we do not have all requisite licenses and approvals, or do not comply with applicable statutory and regulatory requirements, the regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us, which could have a material adverse effect on our business, results of operations and financial condition.

We cannot predict whether any proposed legislation or regulatory changes will be adopted, or what impact, if any, such proposals or, if enacted, such laws could have on our business, results of operations and financial condition. If we are alleged to have failed to comply with applicable laws and regulations, we may be subject to investigations, criminal penalties or civil remedies, including fines, injunctions, loss of an operating license or approval, increased scrutiny or oversight by regulatory authorities, the suspension of individual employees, limitations on engaging in a particular business or redress to customers. The cost of compliance and the consequences of non-compliance could have a material adverse effect on our business, results of operations and financial condition. In addition, a finding that we have failed to comply with applicable laws and regulations could have a material adverse effect on our business, results of operations and financial condition by exposing us to negative publicity and reputational damage or by harming our customer or employee relationships.

In most jurisdictions, regulatory authorities have the power to interpret and amend applicable laws and regulations, and have discretion to grant, renew and revoke the various licenses and approvals we need to conduct our activities. Such authorities may require us to incur substantial costs in order to comply with such laws and regulations. Regulatory statutes are broad in scope and subject to differing interpretation. In some areas of our businesses, we act on the basis of our own or the industry’s interpretations of applicable laws or regulations, which may conflict from jurisdiction to jurisdiction. In the event those interpretations eventually prove different from the interpretations of regulatory authorities, we may be penalized or precluded from carrying on our previous activities.

Federal, state and international laws regulating telephone and messaging marketing practices impose certain obligations on advertisers, which could reduce our ability to expand our business.

We, and the advertisers using our marketplaces and brand direct solutions, make telephone calls and send messages to consumers who request information through our marketplaces and through our brand direct solutions. The United States regulates marketing by telephone and messaging, including email, SMS and push messaging. The TCPA prohibits companies from making certain telemarketing calls to numbers listed in the Federal Do-Not-Call Registry and imposes other obligations and limitations on making phone calls and sending text messages to consumers. The CAN-SPAM Act regulates commercial email messages and specifies penalties for the transmission of commercial email messages that do not comply with certain requirements, such as providing an opt-out mechanism for stopping future emails from senders. We and the advertisers who use our marketplaces and brand direct solutions may need to comply with such laws and any associated rules and regulations. States and other countries have similar laws related to telemarketing and commercial emails.

Additional or modified laws and regulations, or interpretations of existing, modified or new laws, regulations and rules, could prohibit or increase the cost of engaging with consumers and impair our ability to expand the use of our products, including our demand response solution, to more users. Alleged failure to comply with obligations and restrictions related to telephone, text message and email marketing could subject us to lawsuits, fines, statutory damages, consent decrees, injunctions, adverse publicity and other losses that could harm our business. Moreover, over the past several years there has been a sustained increase in litigation alleging violations of laws relating to telemarketing, which has increased the exposure of companies that operate telephone and text messaging campaigns to class action litigation alleging violations of the TCPA. If we or the advertisers who use our marketplaces and brand direct solutions become subject to such litigation, it could result in substantial costs to and materially adversely affect our business.

Changes in the regulation of the internet could adversely affect our business.

Laws, rules and regulations governing internet communications, advertising and e-commerce are dynamic and the extent of future government regulation is uncertain. Federal and state regulations govern various aspects of our online business, including intellectual property ownership and infringement, trade secrets, the distribution of electronic communications, marketing and advertising, user privacy and data security, search engines and internet tracking technologies. In addition, changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including potentially the recent repeal in the United States of net neutrality, could decrease the demand for our offerings and increase our cost of doing business. Future taxation on the use of the internet or e-commerce transactions could also be imposed. Existing or future regulation or taxation could hinder growth in or adversely affect the use of the internet generally, including the viability of internet e-commerce, which could reduce our revenue, increase our operating expenses and expose us to significant liabilities.

U.S. (state and federal) and foreign governments are considering enacting additional legislation related to privacy and data protection and we expect to see an increase in, or changes to, legislation and regulation in this area. For example, in the United States, a federal privacy law is the subject of active discussion and several bills have been introduced. Additionally, industry groups in the United States and their international counterparts have self-regulatory guidelines that are subject to periodic updates. High profile incidents involving breaches of personal information or misuse of consumer information may increase the likelihood of new U.S. federal, state, or international laws or regulations in addition to those set out above, and such laws and regulations may be inconsistent across jurisdictions.

In addition to laws regulating the processing of personal information, we are also subject to regulation with respect to political advertising activities, which are governed by various federal and state laws in the United States, and national and provincial laws worldwide. Online political advertising laws are rapidly evolving, and in certain jurisdictions have varying transparency and disclosure requirements. We have already seen publishers impose varying restrictions on the types of political advertising and breadth of targeted advertising allowed on their platforms with respect to advertisements for the 2020 U.S. presidential election in response to political advertising scandals like Cambridge Analytica. The lack of uniformity and increasing requirements on transparency and disclosure could adversely impact the inventory made available for political advertising and the demand for such inventory on our platforms, and otherwise increase our operating and compliance costs.

Changes in data residency and cross-border transfer restrictions may also impact our operations. As the advertising industry evolves, and new ways of collecting, combining and using data are created, governments may enact legislation in response to technological advancements and changes that could result in our having to re-design features or functions of our platforms, therefore incurring unexpected compliance costs.

These laws and other obligations may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our platforms. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products and features could be limited. All of this could impair our or our advertisers’ ability to collect, use, or disclose information relating to consumers, which could decrease demand for our platforms, increase our costs, and impair our ability to maintain and grow our client base and increase our revenue.

Risks Related to our Capital Stock and Warrants and Other Business Risks

We are a holding company and our only material asset is our indirect interest in DMS, and we are accordingly dependent upon distributions made by DMS and its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

We are a holding company with no material assets other than our ownership of equity interests of Blocker Corp (our wholly owned subsidiary). Blocker Corp is a holding company with no material assets other than its ownership of DMS Units. As a result, we have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of DMS and its subsidiaries and the distributions we receive (via Blocker Corp) from DMS. Deterioration in the financial condition, earnings or cash flow of DMS and its subsidiaries for any reason could limit or impair DMS’ ability to pay such distributions. Additionally, to the extent that we need funds and DMS and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or DMS is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

DMS is treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax (except with respect to any DMS subsidiary treated as a corporation for U.S. federal income tax purposes). Instead, taxable income will be allocated to holders of DMS Units (including Blocker Corp). We will include Blocker Corp as a corporate member on our consolidated corporate U.S. federal income tax returns. Accordingly, we will be required to pay income taxes on Blocker Corp’s allocable share of any net taxable income of DMS. In addition to tax expenses, we will also incur expenses related to our operations, including payment obligations under the Tax Receivable Agreement (and the cost of administering such payment obligations), which could be significant. The Amended Partnership Agreement requires, and we intend to cause, DMS to make “tax distributions” pro rata to holders of DMS Units (including Blocker Corp) in amounts sufficient for us and Blocker Corp to cover all applicable taxes (calculated at assumed tax rates) and payments under the Tax Receivable Agreement, and to reimburse us for relevant operating expenses. We also intend to cause DMS to make distributions in amounts sufficient for us to pay dividends, if any, declared by us. However, as discussed below, DMS’ ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which DMS is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering DMS insolvent. If our cash resources are insufficient to pay taxes, meet our obligations under the Tax Receivable Agreement and to fund our other obligations, we may be required to incur additional indebtedness from lenders to provide the liquidity needed to make such payments, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement.

Additionally, although DMS generally will not be subject to any entity-level U.S. federal income tax, it may be liable under U.S. federal tax law for adjustments to its tax return, absent an election to the contrary. In the event DMS’ calculations of taxable income are incorrect, its members, including Blocker Corp, may be subject in later years to material liabilities pursuant to this law and its related guidance.

We anticipate that the distributions Blocker Corp will receive from DMS may, in certain periods, exceed our and Blocker Corp’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make determinations from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, acquiring (or causing Blocker Corp to acquire) additional newly issued DMS Units from DMS at a per-unit price determined by reference to the market value of the shares of Class A Common Stock at such time (which DMS Units, if acquired by us, are expected to be contributed to Blocker Corp); paying dividends, which may include special dividends, on Class A Common Stock and Class C Common Stock; funding repurchases of Class A Common Stock or Class C Common Stock; or any combination of the foregoing. We have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. To the extent that we do not distribute such excess cash as dividends on Class A Common Stock or otherwise undertake ameliorative actions between DMS Units and shares of Class A Common Stock and instead, for example, hold such cash balances, holders of DMS Units other than Blocker Corp may benefit from any value attributable to such cash balances as a result of their ownership of shares of Class A Common Stock following an exchange of their DMS Units, notwithstanding that such holders may previously have participated as holders of DMS Units in distributions by DMS that resulted in such excess cash balances. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding DMS Units, to maintain one-for-one parity between DMS Units and shares of Class A Common Stock.

Dividends on Class A Common Stock, if any, will be paid at the discretion of the Board, which will consider, among other things, our business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on our ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to our stockholders. In addition, DMS is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of DMS (with certain exceptions) exceed the fair value of its assets. DMS’ subsidiaries are generally subject to similar legal limitations on their ability to make distributions to DMS. If DMS does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.

Under the Tax Receivable Agreement, we are required to make payments to the Majority Shareholders in respect of certain tax benefits and certain refunds of pre-Closing taxes of DMS and Blocker Corp, and such payments may be substantial.

Pursuant to the Amended Partnership Agreement, the Majority Shareholders may redeem their DMS Units from DMS for cash, or, at our option, we may acquire such DMS Units in exchange for cash or shares of Class A Common Stock, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. DMS Units acquired by us are expected to be contributed to Blocker Corp. These redemptions and exchanges are expected to result in increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions of Blocker Corp and therefore reduce the amount of income (or, if applicable, franchise) tax that we and Blocker Corp would otherwise be required to pay in the future had such exchanges never occurred.

In connection with the Business Combination, we entered into the Tax Receivable Agreement, pursuant to which we are required to pay the Majority Shareholders (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that we and Blocker Corp actually realize as a result of (A) certain existing tax attributes of Blocker Corp acquired in the Business Combination, and (B) increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits related to the payment of cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two (2) years after the Closing. All such payments to the Majority Shareholders are our obligation, and not that of DMS. The actual increase in Blocker Corp’s allocable share of DMS’ tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions and exchanges, the market price of the shares of Class A Common Stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable and the amount and timing of the recognition of our or Blocker Corp’s taxable income. While many of the factors that will determine the amount of payments that we will make under the Tax Receivable Agreement are outside of our control, we expect that the payments we will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition.

Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits we or Blocker Corp realize or may be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we or Blocker Corp determine, and the Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we or Blocker Corp take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us or Blocker Corp are disallowed (for example, due to adjustments resulting from examinations by taxing authorities), the Majority Shareholders will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement. Rather, excess payments made to such Majority Shareholders will be netted against any future cash payments otherwise required to be made by us, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us or Blocker Corp may not arise for a number of years following the initial time of such payment or, even if a challenge arises earlier, such excess payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances we could make payments under the Tax Receivable Agreement in excess of our and Blocker Corp’s actual income (or, if applicable, franchise) tax savings, which could materially impair our financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) we exercise our early termination rights under the Tax Receivable Agreement, (ii) the Tax Receivable Agreement is rejected in a bankruptcy or similar proceeding, (iii) certain changes of control of us occur (as described in the Tax Receivable Agreement) or (iv) we are more than three months late in making of a payment due under the Tax Receivable Agreement (unless we have insufficient funds to make such payment), our obligations under the Tax Receivable Agreement could accelerate and we could be required to make an immediate lump-sum cash payment to the Majority Shareholders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The lump-sum payment to the Majority Shareholders could be substantial and could exceed the actual tax benefits that we or Blocker Corp realize subsequent to such payment.

There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income (or, if applicable, franchise) tax savings that we or Blocker Corp realize. Furthermore, our obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. Such indebtedness may have a material adverse effect on our financial condition.

If we fail to improve and  maintain an effective system of internal control over financial reporting in the future and remediate the identified material weakness, we may not be able to accurately or timely report our financial condition or results of operations , and  may adversely affect investor confidence in us and the price of our common stock and warrants.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report on our internal control over financial reporting.

Our platform system applications are complex, multi-faceted and include applications that are highly customized in order to serve and support our advertisers, advertising inventory and data suppliers, as well as support our financial reporting obligations. We regularly make improvements to our platforms to maintain and enhance our competitive position. In the future, we may implement new offerings and engage in business transactions, such as acquisitions, reorganizations or implementation of new information systems. These factors will require us to develop and maintain our internal controls, processes and reporting systems, and we expect to incur ongoing costs in this effort. We may not be successful in developing and maintaining effective internal controls, and any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

In connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2020, management identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.  Specifically, we determined that we did not maintain an effective control environment resulting from a financial statement close process that is not sufficient to ensure our financial reporting requirements under U.S. GAAP are met and that we did not maintain sufficient accounting policies and appropriate contemporaneous documentation of our accounting analyses and conclusions over certain routine and non-routine transactions.

The Company has begun and intends to continue to remediate these material weaknesses by (i) hiring additional personnel to oversee and effectively allow for formally documenting accounting policies and ensuring compliance with accounting requirements; (ii) continuing to develop and implement formal policies, processes and documentation procedures to improve the overall efficiency and accuracy of our financial reporting; and (iii) establishing an ongoing program of education for our corporate finance and reporting employees, specifically including U.S. GAAP and the application of accounting pronouncements. We estimate that the material weaknesses will be remediated prior to filing our 2021 Annual Report on Form 10-K.

These material weaknesses could harm our operating results or cause us to fail to meet our reporting obligations. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and any annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we may be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock and warrants. In addition, if we are unable to continue to meet these requirements, we may not be able to maintain our common stock listed on NYSE.

Our large shareholders have significant influence over us.

As of December 31, 2020, Prism Data, LLC, CEP V-A DMS AIV Limited Partnership, Clairvest Equity Partners V Limited Partnership, and CEP V Co-Investment Limited Partnership (collectively, “Majority Shareholders”) owned approximately 74% of the outstanding Class A Common Stock on an as-redeemed basis, representing approximately 74% of the total outstanding voting interests in the Company’s capital stock. As long as the Majority Shareholders each own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of the Board, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.

We are a “controlled company” within the meaning of NYSE listing standards. Under NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE rules regarding corporate governance:

•	the requirement that a majority of its board of directors consist of independent directors;
•	the requirement that the board have a nominating and governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	the requirement that the board have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Five of the Company’s seven directors are independent directors, and the Board has an independent compensation committee (in addition to an independent audit committee). However, the Board does not have a nominating and governance committee. Rather, actions with respect to director nominations and corporate governance will be taken by the full board. In addition, for as long as the “controlled company” exemption is available, the Board in the future may not consist of a majority of independent directors and may not have an independent compensation committee. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE rules regarding corporate governance.

Our ability to be successful will be dependent upon the efforts of key personnel of the Company. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of the Company.

Our ability to be successful following the Business Combination will be dependent upon the efforts of our key personnel. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to companies that are not “emerging growth companies,”  including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company until December 31, 2023,  although circumstances could cause us to lose that status earlier, including if the market value of our Class A common shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

The price of Our Common Stock and Warrants may be volatile.

Our Class A Common Stock and Warrants are listed on the NYSE.  The following factors could cause the price of Class A Common Stock and the Warrants in the public market to fluctuate significantly:

•	changes in the industries in which the Company and its customers operate;
•	variations in its operating performance and the performance of its competitors in general;
•	actual or anticipated fluctuations in the Company’s quarterly or annual operating results;
•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;
•	the public’s reaction to the Company’s press releases, its other public announcements and its filings with the SEC;
•	additions and departures of key personnel;
•	changes in laws and regulations affecting its business;
•	commencement of, or involvement in, litigation involving the Company;
•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt; and
•	the volume of shares of Class A Common Stock or Warrants available for public sale.

Warrants can be exercised for Class A Common Stock, which increases the number of shares eligible for future resale in the public market and results in dilution to our stockholders.

As of March 24, 2021, we had Warrants outstanding to purchase up to an aggregate of 13,999,078 shares of Class A Common Stock, not giving effect to the issuance of our Class A Common Stock in the Crisp Results Acquisition. We also have the ability to initially issue approximately 11.6 million shares under the 2020 Omnibus Incentive Plan (the “2020 Plan”).  We may issue additional shares of Class A Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of DMS Common Stock or other equity securities of equal or senior rank would have the following effects:

•	our existing stockholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;
•	the relative voting strength of each previously outstanding share of Class A Common Stock may be diminished; and
•	the market price of our shares of Class A Common Stock may decline.

The unaudited pro forma consolidated financial information included elsewhere in this registration statement is presented for illustrative purposes only and may not be indicative of what the Company’s actual financial position or results of operations would have been.

The unaudited pro forma consolidated financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Company’s financial position or results of operations would have been had the Business Combination been completed on the dates indicated or its position after the Business Combination. The unaudited pro forma consolidated financial information was prepared with the expectation, as of the date of its preparation, that the Company would be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting may differ materially from the unaudited pro forma consolidated financial information included in this prospectus. See “Unaudited Pro Forma Consolidated Financial Information.”

USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $161,000,000 from the exercise of all Warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

We are a holding company without any direct operations and have no significant assets other than our ownership interest in Blocker Corp. Accordingly, our ability to pay dividends depends upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us. For example, the ability of our subsidiaries to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by the terms of the agreements governing our outstanding indebtedness. The declaration and payment of dividends is also at the discretion of the Board and depends on various factors including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by the Board.

In addition, under Delaware law, the Board may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Introduction

The Digital Media Solutions, Inc. (“DMS Inc.”) Business Combination was consummated on July 15, 2020. We are providing the following unaudited pro forma consolidated financial information to aid you in your analysis of the financial aspects of the Business Combination (as defined below). The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 gives effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma consolidated financial information does not include an unaudited pro forma consolidated balance sheet as of December 31, 2020 as the Business Combination is already reflected in our historical audited consolidated balance sheet as of December 31, 2020 included elsewhere in this prospectus.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 was derived from and should be read in conjunction with the historical audited consolidated financial statements of DMS Inc. as of and for the year ended December 31, 2020 and the accompanying notes included elsewhere in this prospectus. The foregoing historical financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The unaudited pro forma consolidated financial information should also be read together with “DMS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Description of the Business Combination

Leo Holdings Corp. (“Leo”) a special purpose acquisition company, was incorporated on November 29, 2017 as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses. On July 15, 2020, Leo consummated a transaction structured similar to a reverse recapitalization (the “Business Combination”) and domesticated as a corporation incorporated in the state of Delaware. At the closing of the Business Combination, Leo acquired the equity in CEP V DMS US Blocker Company, a Delaware corporation (“Blocker”), and a portion of the equity of Digital Media Solutions Holding, LLC (“DMSH”), Blocker became the sole managing member of DMSH, and Leo was renamed Digital Media Solutions, Inc.

Accounting for the Business Combination

The Business Combination was structured as a reverse recapitalization. The historical operations of DMSH are deemed to be those of the Company. Thus, the financial statements included in this prospectus reflect (i) the historical operating results of DMSH prior to the Business Combination; (ii) the combined results of the Company following the Business Combination; (iii) the assets and liabilities of Leo at historical cost; and (iv) the Company’s equity and earnings (loss) per share for all periods presented.

Other Events in connection with the Business Combination

Leo was domesticated and continues as a Delaware corporation, changing its name to “Digital Media Solutions, Inc.”

The Company was organized into an umbrella partnership-C corporation (or “Up-C”) structure, in which substantially all of the assets and business of the Company are held by DMSH and continue to operate through the subsidiaries of DMSH, and the Company’s sole material assets are the equity interests of DMSH indirectly held by it.

DMS Inc. consummated a private offering of common stock with certain qualified institutional buyers and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors collectively subscribed for 10,424,282 shares of Class A Common Stock for an aggregate purchase price of $100.0 million.

DMS Inc. purchased all of the issued and outstanding common stock of Blocker and a portion of the units of DMSH held by Prism Data, LLC, a Delaware limited liability company (“Prism”), and CEP V A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”). Those DMSH membership interests were then immediately contributed to the capital of Blocker in exchange for aggregate consideration to the Prism, Clairvest Direct Seller and Blocker Sellers (“Sellers”) of $57.3 million in cash, 25,857,070 shares of Class B common stock, 2.0 million warrants to purchase Class A Common Stock, and 17,937,954 shares of Class C common stock. For a description of the Company’s common stock, see “Description of Securities” in this prospectus as well as “Note 10. Equity” of the Company’s audited financial statements included elsewhere in this prospectus.

The Sellers amended and restated the limited liability company agreement of DMSH (the “Amended Partnership Agreement”), to, among other things: (i) recapitalize DMSH such that, as of immediately following the consummation of the Business Combination, Prism and Clairvest Direct Seller collectively own 25,857,070 of DMSH Units and Blocker owns 32,293,793 of DMSH Units; and (ii) provide Clairvest Direct Seller and Prism the right to redeem their DMSH Units for cash or, at the Company’s option, the Company may acquire the DMSH Units in exchange for cash or shares of Class A Common Stock, subject to certain restrictions set forth therein.

DMS Inc. issued 2.0 million warrants in exchange for previously held warrants in Leo, and an additional approximate 10.0 million warrants were issued in exchange for the warrants offered and sold by Leo in its initial public offering. For a description of the Company’s warrants, see “Description of Securities” in this prospectus as well as “Note 10. Equity” of the Company’s audited financial statements included elsewhere in this prospectus.

DMS Inc. obtained $30.0 million in cash for working capital needs and $10.0 million to pay down outstanding indebtedness under the Monroe Capital Management Advisors (as administrative agent and lender) (the “Monroe Facility”).

The Sellers exercised their right to convert the shares of Class C Common Stock into shares of Class A Common Stock, on a one-for-one basis, in accordance with the new Certificate of Incorporation (the “Conversion”).

Prism and Clairvest Direct Seller continue to retain a significant continuing equity interest in the Company, representing 44% of the economic interests in DMSH and 44% of the voting interest in DMS Inc. (“non-controlling interest”).

On October 22, 2020, as required by the post-closing working capital adjustment provisions of the Business Combination Agreement, dated as of April 23, 2020 (the “Business Combination Agreement”), by and among Leo, DMS, Blocker Corp, Sellers, Clairvest GP Manageco Inc., an Ontario corporation as a Seller Representative, and, solely for the limited purposes set forth therein, Sponsor, the Company issued (a) 98,783 total additional shares of Class A Common Stock to the Blocker Sellers and (b) 142,394 total additional shares of Class B Common Stock to Prism and Clairvest Direct Seller.

In conjunction with closing of the Business Combination, DMS Inc. and Blocker also entered into a tax receivable agreement (the “Tax Receivable Agreement”), by and among DMS Inc., Blocker Corp and the Sellers. Pursuant to the Tax Receivable Agreement, DMS Inc. is required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that DMS Inc. and Blocker actually realize as a result of (A) certain existing tax attributes of Blocker acquired in the Business Combination, and (B) increases in Blocker’s allocable share of the tax basis of the assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions or exchanges of DMS Units for cash or Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMSH and Blocker received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers are the obligation of DMS Inc., and not that of DMSH. As a result of this agreement, the Company recorded a deferred tax asset and income tax receivable of $20.1 million and $199 thousand, respectively, with the offset as a long-term Tax Receivable Agreement liability of $16.3 million and Additional Paid-in Capital of $4.0 million in the consolidated balance sheets.

As of December 31, 2020, the total amount of liability under the Tax Receivable Agreement was $16.3 million, of which $510 thousand is current and included in Accrued expenses and other current liabilities on the consolidated balance sheet.

At December 31, 2020, there were (i) 32,392,576 shares of Class A Common Stock outstanding, (ii) 25,999,464 shares of Class B Common Stock outstanding, (iii) no shares of Class C Common Stock outstanding and (iv) 13,999,998 warrants to purchase Class A Common Stock outstanding.

In conjunction with the Business Combination, we incurred approximately $2.4 million of transaction expenses related to incentive bonuses and other acquisition related expenses, which were recorded as Acquisitions Costs in the consolidated statements of operations during the year ended December 31, 2020.

Basis of Pro Forma Presentation

The unaudited pro forma consolidated financial information required pursuant to Article 11 of Regulation S-X (i) is based on available information and assumptions that management deems reasonable; (ii) is presented for informational purposes only; (iii) does not purport to be indicative of the combined company’s future results of operations; and (iv) does not purport to represent the financial position or results of operations that would actually have occurred assuming completion of the activities and transactions described below had occurred on January 1, 2020 for the pro forma consolidated statements of operations. The provisional accounting is preliminary and therefore subject to change. Any such changes could have a material effect on the pro forma consolidated financial information.

The adjustments in the unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon consummation of the Business Combination. Pro Forma Transaction Accounting Adjustments refer to adjustments that were incurred and recorded during the fiscal year 2020 related to the Business Combination.

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2020
(In thousands, except share and per share data)

	DMS Inc. (a)	Pro Forma Transaction Accounting Adjustments	Pro Forma DMS Inc.
Revenue	$332,856	$—	$332,856
Cost of revenue	234,731	—	234,731
Gross profit	98,125	—	98,125
Salaries and related expenses	33,386	3,022(b)	36,408
General and administrative expenses	29,620	(108)(c)	29,512
Acquisition costs	4,814	(2,371)(d)	2,443
Depreciation and amortization	17,954	—	17,954
Income (loss) from operations	$12,351	$(543)	$11,808
Interest expense	13,740	—	13,740
Net income (loss) before income taxes	(1,389)	(543)	(1,932)
Income tax expense (benefit)	3,085	(478)(e)	2,607
Net income (loss)	$(4,474)	$(65)	$(4,539)
Net loss attributable to non-controlling interest	(2,222)	499(f)	(1,723)
Net income (loss) attributable to DMS Inc.	$(2,252)	$(564)(g)	$(2,816)
Earnings per share (loss) attributable to DMS Inc. Basic and diluted	$(0.07)	$(0.02)	$(0.09)(h)
Weighted average shares outstanding Basic and diluted	32,335		32,335

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on January 1, 2020.

The unaudited pro forma consolidated financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of the Leo Companies with the acquisition being treated as the equivalent of the DMS Inc. Companies issuing stock for the net assets of DMSH, accompanied by a recapitalization. The net assets of Leo have been stated at historical cost, with no goodwill or other intangible assets recorded.

2. Adjustments and Assumptions to the Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2020

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 reflects the following adjustments:

(a)	Represents the DMS, Inc. historical audited consolidated statement of operations for the year ended December 31, 2020.
(b)
Represents compensation for eligible directors under the Director Compensation Program for the period prior to the closing of the Business Combination on July 15, 2020, which consists of $0.5 million related to retainer fees, cash and stock-based compensation expenses associated with the grant of 65,000 RSUs. Additionally, the aggregate compensation for executives and employees which consists of $2.5 million in shares associated with the grant of 574,000 options and 1,245,000 RSUs prior to the closing of the Business Combination.

(c)	Represents an $0.1 million adjustment to Investor Management Fees costs which the Company would not have incurred as a publicly traded company and which are not expected to occur in the future.
(d)	Represents $2.4 million related to SPAC transaction costs recorded in the Business Combination.
(e)
Represents income tax adjustment which decreased income tax expense by $0.5 million.  This change is due to the allocation of the full year taxable losses from DMS LLC to DMS Inc. which resulted in a change of $0.5 million of income tax expense at DMS Inc.

(f)
Represents the change to NCI due to $0.7 million in loss reallocated to controlling interest that was previously fully allocated to NCI for the income prior to the Business Combination. Additionally, the offset allocation of the pro-forma adjustments to NCI equal to $0.2 million.

(g)
Represents the change to controlling interest due $0.7 million in loss allocated from NCI to controlling for the net loss prior to the Business Combination, $0.3 million increase in the loss due to the allocation of the pro-forma adjustments above and decrease in income tax expense only application to DMS Inc. equal to $0.5 million.

(h)	Represents the basic and diluted net loss per share as a result of the pro forma adjustments for the year ended December 31, 2020.

BUSINESS COMBINATION

This subsection describes the material provisions of the certain agreements entered into in connection with the Business Combination, but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

Summary of the Business Combination and Related Transactions

On April 23, 2020, Leo entered into the Business Combination Agreement with DMS and the Sellers, pursuant to which, the following transactions were consummated:

•
pursuant to the Surrender Agreement, Sponsor surrendered and forfeited to Leo 2,000,000 warrants to purchase Class A ordinary shares and, together with certain other holders, 1,924,282 Class B ordinary shares;

•
Leo filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed the Certificate of Incorporation, and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Leo was domesticated and continues as a Delaware corporation, changing its name to “Digital Media Solutions, Inc.” and, in connection with the Domestication, the following transactions occurred:

•	the issued and outstanding Class A ordinary shares converted automatically by operation of law, on a one-for-one basis, into shares of Class A Common Stock;

•
the issued and outstanding Class B ordinary shares converted automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of Class A Common Stock;

•
the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (File No. 333-222599) of Leo became automatically redeemable warrants to acquire shares of Class A Common Stock;

•
each issued and outstanding unit of Leo that had not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof was cancelled and the holder thereof became entitled to one share of Class A Common Stock and one-half of one redeemable warrant to acquire one share of Class A Common Stock; and

•	the issued and outstanding warrants of Leo to purchase Class A ordinary shares that were issued in a private placement automatically became warrants to acquire shares of Class A Common Stock;

•	the Company consummated the PIPE Investment;

•	the Company paid $30,000,000 to DMS to be used as cash on the DMS balance sheet;

•	the Company paid $10,000,000 to DMS, which DMS used to pay down outstanding indebtedness under the Credit Facility; and

•
the Company purchased all of the issued and outstanding common stock of Blocker Corp and a portion of the DMS Units held by Prism and Clairvest Direct Seller (which DMS Units were then immediately contributed to the capital of Blocker Corp), in exchange for the following aggregate consideration to the Sellers:

•	$57,255,217.33 in cash;

•	the Seller Warrants;

•	25,857,070 shares of Class B Common Stock; and

•	17,937,954 shares of Class C Common Stock.

In addition, in connection with the Closing, the Bylaws were approved.

In connection with the Closing, 18,456,968 shares of Class A Common Stock were redeemed in accordance with Leo’s prior constituent documents.

Upon consummation of the Business Combination, the Company was organized into an umbrella partnership-C corporation (or “Up-C”) structure, in which substantially all of the assets and business of the Company are held by DMS and continue to operate through the subsidiaries of DMS, and the Company’s sole material assets are equity interests of DMS indirectly held by it. At the Closing, DMS and its then-current equity holders amended and restated the limited liability company agreement of DMS, to among other things:

•
recapitalize DMS such that, as of immediately following the consummation of the Business Combination, Prism and Clairvest Direct Seller collectively owed 25,857,070 of the outstanding DMS Units and Blocker Corp owned 32,293,793 of the outstanding DMS Units; and

•
provide Clairvest Direct Seller and Prism the right to redeem their DMS Units for cash or, at the Company’s option, the Company may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or Redemption Shares, in each case subject to certain restrictions set forth therein.

On July 16, 2020, DMS completed its previously announced acquisition of SmarterChaos and She Is Media (the “SmarterChaos/She Is Media Acquisition”). In connection with the SmarterChaos/She Is Media Acquisition, among other things, DMS issued the SmarterChaos and She Is Media sellers a certain number of DMS Units and the SmarterChaos and She Is Media sellers became parties to the Amended Partnership Agreement. The Company did not issue any shares of Class B Common Stock to the SmarterChaos and She Is Media sellers.

On July 17, 2020, in connection with the Conversion, Blocker Sellers exercised their right to convert the shares of Class C Common Stock issued to them in the Business Combination into the Conversion Shares, on a one-for-one basis, in accordance with the Certificate of Incorporation. The Conversion was effective as of immediately prior to the close of business on July 17, 2020.

As of the close of business on July 17, 2020, after giving effect to Conversion, there were (i) 32,293,793 shares of Class A Common Stock outstanding, (ii) 25,857,070 shares of Class B Common Stock outstanding, (iii) no shares of Class C Common Stock outstanding and (iv) Warrants outstanding.

The following diagram illustrates the ownership structure of the Company, through the Up-C structure, after giving effect to the Conversion and the SmarterChaos/She Is Media Acquisition:

On July 29, 2020, Prism distributed 538,912 and 538,911 Seller Warrants to Messrs. Marinucci and Borghese, respectively, as a permitted transfer under the Amended and Restated Warrant Agreement and the applicable lock-up agreement (the “Prism Warrant Distribution”).

Related Agreements

The following is a summary of certain additional agreement entered into pursuant to the Business Combination Agreement, and does not purport to be complete and is qualified in its entirety by the full text of the Amended Partnership Agreement, Director Nomination Agreement, Amended and Restated Registration Rights Agreement, Tax Receivable Agreement, Amended and Restated Warrant Agreement and Form of Indemnification Agreement, which are included as Exhibit 10.2, Exhibit 10.5, Exhibit 10.6 , Exhibit 10.7, Exhibit 4.3 and Exhibit 10.8, respectively to the registration statement of which this prospectus is a part and are incorporated herein by reference.

Director Nomination Agreement

At the Closing, the Company entered into the Director Nomination Agreement with Sponsor, Sponsor PIPE Entity, Clairvest Group Inc. and Prism, pursuant to which, among other things, (i) each of Sponsor PIPE Entity, Clairvest and Prism obtained certain rights to designate a certain number of individuals to be nominated for election to the Board as of and, subject to certain conditions, from and after, the Closing, (ii) Sponsor obtained the right to designate one director to be nominated for election to the Board as of the Closing and (iii) the Chief Executive Officer of the Company will be a member of the Board as of and, subject to certain conditions, from and after the Closing.

The Director Nomination Agreement entitles Clairvest or its permitted assigns to designate director nominees to the Board from and after the Closing as follows:

1.
two individuals to be nominated for election to Board, one of whom shall be independent under the applicable rules of the NYSE, for so long as Clairvest and Prism collectively Beneficially Own (as defined in the Director Nomination Agreement) or control, directly or indirectly, at least 40% of the total number of issued and outstanding shares of Class A Common Stock, Class B common stock and Class C common stock all considered together as a single class (the “Voting Interests”); or

2.
one individual to be nominated for election to the Board for so long as Clairvest Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests issued and outstanding.

The Director Nomination Agreement entitles Prism or its permitted assigns to designate one individual to be nominated for election to the Board from and after the Closing for so long as Prism Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests issued and outstanding.

The Director Nomination Agreement entitles Clairvest and Prism to mutually designate one additional director nominee, who will be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act) (the “Independence Requirements”), for so long as Clairvest and Prism collectively Beneficially Own or control, directly or indirectly, at least fifty percent (50%) of the total number of Voting Interests issued and outstanding.

The Director Nomination Agreement entitles Sponsor PIPE Entity or its permitted assigns to designate one individual to be nominated for election to the Board, who will be independent, and qualified to serve on the audit committee of the board of the Company, under the Independence Requirements, from and after the Closing for so long as Sponsor PIPE Entity Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests issued and outstanding.

The Director Nomination Agreement requires the Company to take all necessary and desirable actions, such that the CEO Director will serve on the Board for so long as Prism Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests issued and outstanding or, if earlier, the CEO Director (as defined in the Director Nomination Agreement) ceases to be the Chief Executive Officer of the Company.

The Director Nomination Agreement requires each of Sponsor, Sponsor PIPE Entity, Clairvest and Prism to vote, or cause to be voted, all of their respective Voting Interests at any meeting (or written consent) of the stockholders of the Company with respect to the election of directors in favor of each of the individuals designated to be nominated for election to the Board in accordance with the Director Nomination Agreement.

Amended and Restated Registration Rights Agreement

At the Closing, the Company entered into the Amended and Restated Registration Rights Agreement with Prism, Clairvest Direct Seller, Blocker Seller 1, Blocker Seller 2, Sponsor, Sponsor PIPE Entity and the Leo Independent Directors, pursuant to which, the Company will register for resale certain Class A Common Stock and other equity securities of the Company that are held by the parties thereto from time to time. Additionally, the Lion Holders (as defined in the Amended and Restated Registration Rights Agreement) or the Sellers may request to sell all or any portion of their shares of Class A Common Stock in an underwritten offering that is registered pursuant to the shelf registration statement filed by the Company (each, an “Underwritten Shelf Takedown”); however, the Company will only be obligated to effect an Underwritten Shelf Takedown if such offering will include securities with a total offering price reasonably expected to exceed, in the aggregate, $20,000,000 and will not be required to effect more than four Underwritten Shelf Takedowns in any six-month period. The Amended and Restated Registration Rights Agreement will also include customary piggy-back rights, subject to cooperation and cut-back provisions. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The Amended and Restated Registration Rights Agreement amends and restates the registration and shareholder rights agreement that was entered into by Leo, Sponsor and the Leo Independent Directors in connection with the initial public offering.

Amended Partnership Agreement

At the Closing and in connection with the organization of DMS in an Up-C structure, DMS, DMS, Blocker Corp, Prism, Clairvest Direct Seller and the Prism members entered into the Amended Partnership Agreement, to, among other things, recapitalize DMS such that the total number of DMS Units is equal to the total number of issued and outstanding shares of Class A Common Stock assuming (i) all shares of Class C Common Stock were converted into shares of Class A Common Stock in accordance with the Certificate of Incorporation and (ii) all DMS Units held by Prism and Clairvest Direct Seller were acquired upon a Redemption by DMS for shares of Class A Common Stock in accordance with the Amended Partnership Agreement. Under the Amended Partnership Agreement, DMS will be governed by a board of managers consisting of the same members as the Board and all of the DMS Units will be subject to restrictions on transfers and require prior consent of the board of managers of DMS for such transfers, other than certain transfers to permitted transferees under certain conditions and redemptions of DMS Units as described below.

Pursuant to the Amended Partnership Agreement, the Non-Blocker Members will have the right to redeem their DMS Units for cash (based on the market price of the shares of Class A Common Stock) or, at the Company’s option, the Company may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or Class A Common Stock (a “Redemption”) on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications), in each case subject to certain restrictions and conditions set forth therein, including that any such Redemption be for an amount no less than the lesser of 10,000 DMS Units or all of the remaining DMS Units held by such Non-Blocker Member. In the event of a change of control transaction with respect to a Non-Blocker Member, DMS will have the right to require such Non-Blocker Member to effect a Redemption with respect to all or any portion of the DMS Units transferred in such change of control transaction. In connection with any Redemption a number of shares of Class B Common Stock will automatically be surrendered and cancelled in accordance with the Certificate of Incorporation.

Tax Receivable Agreement

At the Closing, DMS and Blocker Corp entered into the Tax Receivable Agreement with the Sellers. Pursuant to the Tax Receivable Agreement, the Company will be required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that the Company and Blocker Corp actually realize as a result of (A) certain existing tax attributes of Blocker Corp acquired in the Business Combination, and (B) increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers will be DMS’s obligation, and not that of DMS.

Amended and Restated Warrant Agreement

At the Closing and in connection with the issuance of the Seller Warrants to the Sellers as part of the Business Combination Consideration at the Closing, the Company and Continental entered into the Amended and Restated Warrant Agreement, to, among other things, set forth the terms and conditions with respect to the Seller Warrants.

Indemnification Agreements

The Company has entered into indemnification agreements (collectively, the “Indemnification Agreements”) with each of the directors and officers of the Company. Each indemnification agreement provides that, subject to limited exceptions, and among other things, the Company will indemnify the director or officer to the fullest extent permitted by Delaware law for claims arising in his or her capacity as a director or officer of the Company.

BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this “Business” section to the “Company,” “DMS,” “we,” “us,” “our” and other similar terms refer to Digital Media Solutions Holdings, LLC and its subsidiaries prior to the Business Combination and to Digital Media Solutions, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Business Summary

Our Business

Digital Media Solutions, Inc. (“DMS Inc.”) is a digital performance marketing company offering a diversified lead and software delivery platform that drives high value and high intent leads to its customers. As used in this prospectus, the “Company” refers to DMS Inc. and its consolidated subsidiaries, (including its wholly-owned subsidiary, CEP V DMS US Blocker Company, a Delaware corporation (“Blocker”)). The Company is headquartered in Clearwater, Florida, with satellite offices throughout the United States and Canada. The Company primarily operates and derives most of its revenues in the United States.

Leo Holdings Corp. (“Leo”), a special purpose acquisition company, was incorporated on November 29, 2017 as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses. On July 15, 2020, Leo consummated a transaction structured similar to a reverse recapitalization (the “Business Combination”) and domesticated as a corporation incorporated in the state of Delaware. At the closing of the Business Combination (the “Closing”), Leo acquired the equity in Blocker and a portion of the equity of Digital Media Solutions Holding, LLC (“DMSH”), Blocker became the sole managing member of DMSH, and Leo was renamed Digital Media Solutions, Inc.

The Business Combination was structured as a reverse recapitalization. The historical operations of DMSH are deemed to be those of the Company. Thus, the financial statements included in this prospectus reflect: (i) the historical operating results of DMSH prior to the Business Combination; (ii) the combined results of the Company following the Business Combination; (iii) the assets and liabilities of Leo at historical cost; and (iv) the Company’s equity and earnings (loss) per share for all periods presented. Refer to Note 2. Business Combination of this prospectus for additional discussion related to the transaction.

Recent Business Acquisitions

Our acquisitions in the past few years have enabled us to expand our reach into high quality proprietary targeted media solutions in a wide range of industries and include the following.

On April 1, 2021, the Company completed the acquisition of certain assets of Crisp Marketing LLC (“Crisp Results”) and its subsidiary Union Health, LLC (the “Crisp Results Acquisition”). The Crisp Results assets enable data-driven digital performance advertising solutions with a focus on the insurance industry, including the Medicare insurance category. The Company paid consideration of $40 million upon closing of the transaction, consisting of $20 million cash and 1,595,100 shares of the Company’s Class A Common Stock. The transaction also includes up to $10 million in contingent consideration to be earned over the next twelve months, subject to the operation of the acquired assets reaching certain milestones and a $5 million deferred payment. The contingent consideration and the deferred cash payment can each be paid in cash or stock at the election of the Company.  The Crisp Results Acquisition is expected to present multiple areas of identified cost savings and a number of cross-sell opportunities across multiple insurance segments.

On February 1, 2021, the Company completed the acquisition of Aimtell, Inc. (“Aimtell”), PushPros Inc. (“PushPros”), and Aramis Interactive, LLC (“Aramis”) (the “PushPros Acquisition”). Aimtell and PushPros are mobile and web push notification technology and solutions companies and Aramis is a network of owned-and-operated websites that leverages the Aimtell and PushPros technologies and relationships.  The Company paid consideration of $20.0 million upon closing of the transaction, consisting of $5.0 million cash and Class A Common Stock valued at $15.0 million. The transaction also includes up to $15.0 million in contingent consideration to be earned over the next three years, subject to the acquired companies reaching certain milestones. The contingent consideration can be paid in cash or stock at the election of the Company. The additions of the Aimtell/PushPros technology and AI infrastructure within the DMS proprietary advertising technology stack enhances the ability of both companies to connect consumers and advertisers with relevant ads delivered to the right people at the right times.

On July 16, 2020, we purchased substantially all assets and business of SmarterChaos for cash and equity of DMSH totaling approximately $5.8 million. We believe this acquisition has created expanded media distribution, allowing the Company to further accelerate the digital marketing acquisition efforts of our advertiser customers and enable brands to acquire new customers by leveraging our customer acquisition platform and the relationships cultivated by the SmarterChaos team.

On November 1, 2019, we purchased substantially all assets and business of UE Authority Co. (“UE”) for cash of approximately $56.6 million. UE generates and purchases leads, clicks or calls for sale to its carriers and agent customers. Post-acquisition, UE was rebranded to DMS Insurance, a component of the Marketplace reportable segment. Through the acquisition of UE, we launched into the digital insurance advertising marketplace as a key player with a comprehensive suite of products that connect high-intent consumers with our nation’s largest auto, home, health and life insurance providers, allowing for continued expansion in the insurance vertical.

On November 1, 2018, we acquired Fosina Marketing Group, Inc. (“Fosina”) for cash of approximately $6.0 million. Fosina was an innovative and data-driven marketing firm which provided customers with direct-to-consumer agency services. We believe the acquisition of Fosina allowed us to dive deeper into our relationships with consumer-facing ecommerce brands in order to perform competitively in the global direct-to-consumer subscription marketing business.

On August 31, 2018, we acquired Luav, LLC (“Luav”), a company engaged in the generation of fixed leads in the consumer finance vertical. Luav was acquired for cash of approximately $3.8 million. The acquisition of Luav expanded our consumer finance vertical as it broadened our exposure to potential customers in the consumer finance industry.

On June 29, 2018, DMS acquired W4 Holding Company, LLC (“W4”) for cash of approximately $13.0 million. W4 owned proprietary lead and campaign management technology and expansive lead distribution capacity. The acquisition expanded our reach across several online distribution channels, including email, search, display and social media platforms. In 2019, W4 was rebranded to DMS Performance Ad Market.

On April 30, 2018, we acquired substantially all of the assets and business of Avenue100 Media Solutions, LLC, a company engaged in the generation of education leads, for cash of approximately $2.0 million. The acquisition expanded our digital reach by increasing the number of domains accessible for our operations.

On December 1, 2017, we acquired GotConsumer LLC, a company engaged in the generation of automotive and mortgage leads for cash of approximately $3.9 million. We believe this strategic move enabled us to diversify our scope and reach into the automotive and lending industries.

On October 1, 2017, through our newly formed subsidiary, DMS Engage, we acquired Mocade Media LLC (“Mocade”) for cash of approximately $4.7 million. Mocade was an email marketing firm that delivered engaging content and increased return on investment of email programs. With Mocade’s sophisticated proprietary email optimization platform, we have continued to expand our omni-channel messaging capabilities that we believe help drive meaningful engagement and business growth.

Human Capital

Our people are vital to our success in the digital marketing services industry. As a human-capital business, the long-term success of our firm depends on our people. We strive to make our employees feel as though they are a number one priority before other interests of the Company. Our goal is to ensure that we have the right talent, in the right place, at the right time. We do that through our commitment to attracting, developing and retaining our associates.

We strive to attract individuals who are people-focused and share our values. We have competitive programs dedicated to selecting new talent and enhancing the skills of our associates. In our recruiting efforts, we strive to have a diverse group of candidates to consider for our roles. To that end, we have strong relationships with a variety of industry associations that represent diverse professionals and with diversity groups on university and college campuses where we recruit.

We have designed a compensation structure, including an array of benefit plans and programs, that we believe is attractive to our current and prospective associates. We also offer our associates the opportunity to participate in a variety of professional and leadership development programs. Our program includes a variety of industry, product, technical, professional, business development, and leadership trainings.

We seek to retain our associates by using their feedback to create and continually enhance programs that support their needs. We have formal annual goal setting and performance review processes for our employees. We have a values-based culture, an important factor in retaining our associates, which is memorialized in a culture “blueprint” that is communicated to all associates. Our training to share and communicate our culture to all associates plays an important part in this process. We are committed to having a diverse workforce, and an inclusive work environment is a natural extension of our culture. We have recently renewed our commitment to ensuring that all our associates feel welcomed, valued, respected and heard so that they can fully contribute their unique talents for the benefit of clients, their careers, our firm and our communities.

We take a proactive approach to philanthropy and driving meaningful change in the world, holding ourselves accountable to leading by example. On an individual level, we provide paid time-off opportunities for volunteering or donating to a cause that matters to each person. On a corporate level, we follow our carbon negative promise, and have ongoing Charity Mile Challenges, whereby each person gains charitable contributions through activities. We monitor and evaluate various turnover and attrition metrics throughout our management teams. Our annualized voluntary turnover is relatively low, as is the case for turnover of our top performers, a record which we attribute to our strong values-based culture, commitment to career development, and attractive compensation and benefit programs.

Since our technologies can be securely accessed remotely, during the ongoing COVID-19 pandemic, we transitioned to a fully remote workforce. Ongoing feedback from employee surveys indicate that our talent has embraced, and prefers to continue, working in a remote environment. We have prioritized virtual communications, wellness programs, and work-life balance adaptation that has increased engagement and supports our trust-first mentality. Recognizing safety as a priority, once safe to return, our people will have the opportunity to work at our headquarters.

The Company is headquartered in Clearwater, Florida with nearly 400 employees as of December 31, 2020 .

Disaggregation of Revenue

The Company has three principle revenue streams, which represents disaggregation of services for: (1) brand-direct solutions, (2) marketplace solutions and (3) other:

•
Brand-Direct Solutions – Our brand-direct solutions are customized pay-for-performance digital advertising campaigns that connect one consumer to one advertiser client, with ads and other creative elements braded based on the advertiser client’s specifications. DMS leverages its first-party database to target high-intent consumers and provides end-to-end capabilities to deliver customers and near customers to the advertiser client.

•
Marketplace Solutions – Our marketplace solutions represent one-to-many campaigns by which one consumer is connected to multiple relevant advertiser clients with ads and creative elements branded to match DMS marketplaces. Within marketplace campaigns, consumer audiences are attracted to DMS-owned websites relevant to specific verticals (i.e., insurance and home services), and then relevant advertiser client offers are presented to those consumers. Leveraging DMS first-party data, consumer audiences are converted to customers and near customers.

•
Other – Our other solutions include the white-labeling of DMS proprietary technology to enable DMS advertiser clients to manage, optimize and track campaigns. We believe, our SaaS technology creates sticky relationships due to the embedded nature of this technology within our client marketing processes. The exclusive, long-term contractual relationships for our SaaS technology lead to our high ability to cross-sell solutions.

Segments Revenue

We classify our operations into three reportable segments: Brand Direct, Marketplace and Other. Under the Brand Direct reportable segment, revenues are earned from fees we charge to our customers when we advertise directly for them under their brand name. In servicing our customers under this reportable segment, the end consumer of our customer interacts directly with our customer and does not interface with the Company at any point during the transaction process. Under the Marketplace reportable segment, we earn revenues from fees we charge to our customers when we advertise their business under our brand name. The end consumer interfaces directly with our brand and may be redirected to our customer based on information obtained during the transaction process. Under the Other reportable segment, we earn revenues from fees for other services provided to our customers such as the management of digital media services on behalf of our customers as well as SaaS.

Revenue is recognized when control of goods or services is transferred to customers, in amounts that reflect the consideration the Company expects to be entitled to in exchange for those goods and services. Upon satisfaction of the associated performance obligation, the Company recognizes revenue.

Industry Overview

The Company operates as a digital performance marketing engine for companies across numerous industries, including insurance, consumer finance, e-commerce, home services, brand performance, health and wellness and education & career placements. We also operate in managed services that provide better access and control over the advertising spend of our customers, including marketing automation and SaaS. The vertical agnostic brand direct solutions approach allows the number of verticals we serve to expand the Total Addressable Market (“TAM”), and the balance of business across these industries protects our revenue stream from unpredictable market shifts, which we believe, in comparison, is a significant risk faced by vertical-specific, marketplace only companies.

Business Strategies

The Company is a premier digital performance-based marketing company offering a diversified customer leads and software delivery platform that drives high value, high intent leads to our customers.  We are a major contributor to the structural shift from traditional media to the online and digital arena currently ongoing in the advertising industry. Through our cutting-edge technologies and multi-faceted platforms, the Company enables advertising customers to more closely track, monitor and adjust marketing campaigns based on their return on investment.

Competition

The Company is a brand-direct solutions provider that offers a diversified set of advertising and customer acquisition solutions to a wide variety of industries, most comparable to adtech firms such as The TradeDesk, Inc. (NASDAQ:TTD) and LiveRamp Holdings, Inc. (NYSE: RAMP).  As a complement to our industry-agnostic offerings, the Company has also developed marketplace solutions that are more vertically oriented to key markets such as insurance, finance, education, health and wellness, which are most comparable to marketplaces offered by EverQuote, Inc. (NASDAQ: EVER), SelectQuote, Inc. (NYSE: SLQT), LendingTree, Inc. (NASDAQ: TREE), QuinStreet, Inc. (NASDAQ: QNST), CarGurus, Inc. (NASDAQ: CARG), and eHealth, Inc. (NASDAQ: EHTH) but with less risk exposure to a single industry.

Customer Concentration

No customer accounted for more than 10% of our total revenues for the years ended December 31, 2020 and 2019, respectively.  We market for advertisers on our platform primarily through utilizing impressions, ad clicks, direct messaging to consumers, leads, and email to sales conversions, directly measuring results and providing accountability. Our initial contract terms for Customer acquisition are typically one to three months, Managed services are typically signed for one-month terms with auto-renewal for subsequent period and revenue by licensing the Software to customers under SaaS based contracts, which is typically one-month with auto-renewal for subsequent months. The large majority of our customers pay monthly. Our services are billed on a monthly basis for the services provided in the previous month. Our pricing method reflects the price and quantities for the service provided, which is driven by the volume of customer acquisition, includes access to our direct service, technical support and managed services infrastructure. We generally recognize revenues from our leads, services and software platform ratably over the contractual term of the arrangement. We do not charge third party suppliers who are on our platform to transact with our customers. We believe this approach helps attract more suppliers to our platform and increases the value of our platform.

Our Business

Management of high quality targeted media sources

In the digital marketing solutions industry, it is essential that advertising service providers are able to acquire and retain high quality media sources that attract targeted users for advertiser customers on a large scale at low cost. This can be particularly challenging given the dynamic nature of the media resources available to advertising service providers. Frequent updates in search engine algorithms and consolidation of media sources result in high costs of retaining high quality media sources. This, combined with high levels of competition by a large number of service providers, drives up costs within the advertising industry.

To combat this challenge, we have formed strategic partnerships through acquisitions with other advertising and proprietary media marketing software providers to increase our access to high quality targeted media. Our acquisitions of W4 Holding Company, LLC and UE provide us access to proprietary software to drive meaningful engagement with advertising targets.

Regulation

Federal, state and industry-based regulations impact the businesses of our customers and in turn impact our revenues. Increased regulations can cause customers to reduce their expenditures and thus, their advertising budgets, which can potentially lower our revenues.

Macroeconomic conditions

During 2020, the U.S. economy increasingly suffered the adverse effects of the COVID-19 economic and health crisis. Macroeconomic factors, such as the level of interest rates, credit availability and the level of unemployment, including during economic downturns and global pandemics, could all have an adverse impact on our customers’ costs of services and their demand for our services and our revenues. Any difficulties faced by our customers due to hardships in the economy could cause a reduction in their advertising budgets as they seek to manage expenses in general.

Conversely, to an extent, we believe that the digital media advertising industry is also counter-cyclical to macroeconomic conditions since some customers increase their advertising and promotion efforts in times where consumers are more difficult to acquire. This enables us to ease the downward impact on our revenues during a downturn in the economy.

Our technologies can be securely accessed remotely, which put us in a good position to seamlessly transition to operating our business remotely during the ongoing COVID-19 pandemic. Feedback from employee surveys indicate that our employees have embraced and prefer to continue to work in a remote environment, which caused us to look into a more flexible working environment. During the third quarter in 2020, management analyzed our leases and closed certain office locations and will continue to analyze the Company’s capacity needs into the fourth quarter and beyond.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of our initial public offering, (B) in which we have total annual gross revenue of at least $1.07 billion or (C) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

We were incorporated on November 29, 2017 as a Cayman Island exempted company under the name “Leo Holdings Corp.” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 15, 2020, in connection with the consummation of the Business Combination, we domesticated as a corporation incorporated in the state of Delaware and changed our name to “Digital Media Solutions, Inc.” Our principal executive offices are located at 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762, and our telephone number is (877) 236-8632. Our website is https://digitalmediasolutions.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

Legal Proceedings

From time to time, we may become involved in legal proceedings and claims arising in the ordinary course of business. Certain of our outstanding legal matters include claims for indeterminate amounts of damages. We record a liability when we believe that it is probable that a loss has been incurred and the amount can be reasonably estimated. Based on our current knowledge, we do not believe that there is a reasonable possibility that the final outcome of pending or threatened legal proceedings to which we are a party, either individually or in the aggregate, will have a material adverse effect on our financial position, results of operations and cash flows. However, the outcome of such legal matters is subject to significant uncertainties.

Executive Officers

The following sets forth the names, ages and current positions of the executive officers of DMS as of the date of this prospectus:

Name	Age	Position
Joseph Marinucci	46	President, Chief Executive Officer and Director
Fernando Borghese	42	Chief Operating Officer and Director
Vasundara Srenivas	46	Chief Financial Officer
Joseph Liner	43	Chief Revenue Officer
Jonathan Katz	51	Chief Media Officer
Matthew Goodman	46	Chief Information Officer
Jason Rudolph	47	Chief Product Officer
Anthony Saldana	51	General Counsel, Executive Vice President of Legal & Compliance and Secretary

Joseph Marinucci has served as Chief Executive Officer of DMS since co-founding DMS in 2012. Biographical information for Mr. Marinucci is set forth under “Management – Executive Officers.”

Fernando Borghese has served as Chief Operating Officer of DMS since co-founding DMS in 2012. Biographical information for Mr. Borghese is set forth under “Management – Executive Officers.”

Vasundara Srenivas has served as Chief Financial Officer of DMS since 2021. Biographical information for Ms. Srenivas is set forth under “Management – Executive Officers.”

Joey Liner has served as the Chief Revenue Officer of DMS since 2018. Biographical information for Mr. Liner is set forth under “Management – Executive Officers.”

Jonathan Katz has served as the Chief Media Officer of DMS since 2016. Biographical information for Mr. Katz is set forth under “Management – Executive Officers.”

Matthew Goodman has served as the Chief Information Officer of DMS since co-founding DMS in 2012. Biographical information for Mr. Goodman is set forth under “Management – Executive Officers.”

Jason Rudolph has served as Chief Product Officer of DMS since 2019. Biographical information for Mr. Rudolph is set forth under “Management – Executive Officers.”

Anthony Saldana has served as General Counsel,  Executive Vice President of Legal and Compliance of DMS since 2021. Biographical information for Mr. Saldana is set forth under “Management – Executive Officers.”

DMS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, any reference in this “DMS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “we,” “us” or “our” refers to Digital Media Solutions Holdings, LLC and its consolidated subsidiaries prior to the consummation of the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors.” Amounts presented within this management’s discussion and analysis are presented in thousands of U.S. dollars, with the exception of percentages.

OVERVIEW

DMS is a leading provider of technology-enabled, data-driven digital performance advertising solutions. DMS is headquartered in Clearwater, Florida with nearly 400 employees as of December 31, 2020.

Using an ROI-driven model, DMS digital performance advertising solutions connect consumers and advertisers across numerous industries, including insurance, ecommerce, home services, consumer finance and career and education. DMS represents a single point of entry, providing proven, end-to-end digital customer acquisition solutions plus SaaS technology that enables DMS advertiser clients to manage, optimize and track digital advertising campaigns.

The Company has three material revenue streams, which represents disaggregation of services for: (1) brand-direct solutions, (2) marketplace solutions, and (3) other:

•
Brand-Direct Solutions – Our brand-direct solutions are customized pay-for-performance digital advertising campaigns that connect one consumer to one advertiser client, with ads and other creative elements braded based on the advertiser client’s specifications. DMS leverages its first-party database to target high-intent consumers and provides end-to-end capabilities to deliver customers and near customers to the advertiser client.

•
Marketplace Solutions – Our marketplace solutions represent one-to-many campaigns by which one consumer is connected to multiple relevant advertiser clients with ads and creative elements branded to match DMS marketplaces. Within marketplace campaigns, consumer audiences are attracted to DMS-owned websites relevant to specific verticals (i.e., insurance and home services), and then relevant advertiser client offers are presented to those consumers. Leveraging DMS first-party data, consumer audiences are converted to customers and near customers.

•
Other – Our other solutions include the white-labeling of DMS proprietary technology to enable DMS advertiser clients to manage, optimize and track campaigns. Our SaaS technology creates sticky relationships due to the embedded nature of this technology within our client marketing processes. The exclusive, long-term contractual relationships for our SaaS technology lead to our high ability to cross-sell solutions.

RECENT BUSINESS ACQUISITIONS

Over the past eight years, we have fine-turned our diversification strategy and have grown to become a multi-million dollar company made up of three reportable segments (described above) and eleven entities.

On April 1, 2021, the Company completed the acquisition of certain assets of Crisp Marketing LLC (“Crisp Results”) and its subsidiary Union Health, LLC (the “Crisp Results Acquisition”). The Crisp Results assets enable data-driven digital performance advertising solutions with a focus on the insurance industry, including the Medicare insurance category. The Company paid consideration of $40 million upon closing of the transaction, consisting of $20 million cash and 1,595,100 shares of the Company’s Class A Common Stock. The transaction also includes up to $10 million in contingent consideration to be earned over the next twelve months, subject to the operation of the acquired assets reaching certain milestones and a $5 million deferred payment. The contingent consideration and the deferred cash payment can each be paid in cash or stock at the election of the Company.  The Crisp Results Acquisition is expected to present multiple areas of identified cost savings and a number of cross-sell opportunities across multiple insurance segments.

On February 1, 2021, the Company completed the acquisition of Aimtell, Inc. (“Aimtell”), PushPros Inc. (“PushPros”), and Aramis Interactive, LLC (“Aramis”) (the “PushPros Acquisition”). Aimtell and PushPros are mobile and web push notification technology and solutions companies and Aramis is a network of owned-and-operated websites that leverages the Aimtell and PushPros technologies and relationships.  The Company paid consideration of $20.0 million upon closing of the transaction, consisting of $5.0 million cash and Class A Common Stock valued at $15.0 million. The transaction also includes up to $15.0 million in contingent consideration to be earned over the next three years, subject to the acquired companies reaching certain milestones. The contingent consideration can be paid in cash or stock at the election of the Company. The additions of the Aimtell/PushPros technology and AI infrastructure within the DMS proprietary advertising technology stack enhances the ability of both companies to connect consumers and advertisers with relevant ads delivered to the right people at the right times.

On July 16, 2020, we purchased substantially all assets and business of SmarterChaos for cash and equity of DMSH totaling approximately $5.8 million. We believe this acquisition has created expanded media distribution, allowing the Company to further accelerate the digital marketing acquisition efforts of our advertiser customers and enable brands to acquire new customers by leveraging our customer acquisition platform and the relationships cultivated by the SmarterChaos team.

On November 1, 2019, we purchased substantially all assets and business of UE Authority Co. (“UE”) for cash of approximately $56,620. UE generates and purchases leads, clicks or calls for sale to its carriers and agent customers. Post-acquisition, UE was rebranded to DMS Insurance, a component of the Marketplace reportable segment. Through the acquisition of UE, we launched into the digital insurance advertising marketplace as a key player with a comprehensive suite of products that connect high-intent consumers with our nation’s largest auto, home, health and life insurance providers, allowing for continued expansion in the insurance vertical.

On November 1, 2018, we acquired Fosina Marketing Group, Inc. (“Fosina”) for cash of approximately $5,976. Fosina is an innovative and data-driven marketing firm which provides customers with direct to consumer agency services. The acquisition of Fosina allowed us to dive deeper into our relationships with consumer-facing e-commerce brands in order to perform competitively in the global direct-to-consumer subscription marketing business.

On August 31, 2018, we acquired Luav, LLC (“Luav”), a company engaged in the generation of fixed leads in the consumer finance vertical. Luav was acquired for cash of approximately $3,833. The acquisition of Luav expanded our consumer finance vertical as it broadened our exposure to potential customers in the consumer finance industry.

On June 29, 2018, DMS acquired W4 Holding Company, LLC (“W4”) for cash of approximately $12,988. W4 owns proprietary lead and campaign management technology and expansive lead distribution capacity. The acquisition expanded our reach across several online distribution channels, including email, search, display and social media platforms.

On April 30, 2018, we acquired substantially all of the assets and business of Avenue100 Media Solutions, LLC (“Avenue100”), a company engaged in the generation of education leads, for cash of approximately $2,000. The acquisition expanded our digital reach by increasing the number of domains accessible for our operations.

On December 1, 2017, we acquired GotConsumer LLC (“GotConsumer”), a company engaged in the generation of automotive and mortgage leads for cash of approximately $3,900. This strategic move enabled us to diversify our scope and reach into the automotive industry as well as the lending business via GotConsumer’s mortgage customer acquisition business.

On October 1, 2017, through our newly formed subsidiary, DMS Engage, we acquired Mocade Media LLC (“Mocade”) for cash of approximately $4,725. Mocade is an email marketing firm that delivers engaging content and increases return on investment of email programs. With Mocade’s sophisticated proprietary email optimization platform, we have continued to expand our omni-channel messaging capabilities that help drive meaningful engagement and business growth.

FACTORS AFFECTING OUR BUSINESS

Management of high quality targeted media sources

In the digital performance advertising industry, it is essential that advertising service providers are able to acquire and retain high-quality media sources that have the ability to attract targeted users for advertiser clients on a large scale at low cost. This can be particularly challenging given the dynamic nature of the media resources available to advertising service providers.  Frequent updates in search engine and social media algorithms and external social events and news cycles impact media availability and cost for DMS and our publisher partners. This, combined with high levels of competition by a large number of service providers, can impact our COGS, our ability to secure impressions and our advertiser client demand, as higher prices may reduce ROI.

In order to combat this challenge, we have formed strategic partnerships through acquisitions with other advertising and proprietary media and marketing software providers in order to increase our access to high-quality targeted media. Our acquisitions in the past few years have enabled us to expand our reach into high-quality proprietary targeted media solutions in a wide range of industries. Our acquisitions of W4 and UE, for example, have given us access to proprietary technology to drive meaningful engagement with advertising targets.

Regulation

Federal, state and industry-based regulations impact the businesses of our customers and, in turn, impact our revenues. Increased regulations can cause customers to reduce their expenditures and, thus, their advertising budgets, which can potentially lower our revenues. For additional information, see “Business—Government Regulation.”

Macro-economic conditions

Macro-economic factors such as the level of interest rates, credit availability and the level of unemployment, including during economic downturns and global pandemics, could all have an impact on our customers’ costs of services and their demand for our services and our revenues. Any difficulties faced by our customers due to hardships in the economy could cause a reduction in their advertising budgets as they seek to manage expenses in general.

Conversely, to an extent, the digital media advertising industry is also countercyclical to macro-economic conditions. Some customers increase their advertising and promotion efforts in times where customers are more difficult to acquire. This enables us to ease the downward impact on our revenues during a downturn in the economy.

RESULTS OF OPERATIONS

The following table presents our consolidated results of operations as a percentage of net revenue:

	Years Ended December 31,
	2020	2019
Revenue by type:
Customer acquisition	91.8%	92.6%
Managed services	7.2%	6.1%
Software services	1.0%	1.3%
Total Net revenue	100.0%	100.0%
Revenue by segment:
Brand Direct	59.3%	73.3%
Marketplace	46.9%	30.8%
Other	2.8%	2.3%
Corporate and other	(9.0)%	(6.5)%
Total Net revenue	100.0%	100.0%
Salaries and related costs	10.0%	11.7%
General and administrative	8.9%	8.4%
Acquisition costs	1.4%	8.1%
Depreciation and amortization	5.4%	4.1%
Income (loss) from operations	3.7%	(0.1)%
Interest expense	4.1%	4.6%
Net income (loss) before income taxes	(0.4)%	(4.7)%
Income tax expense	0.9%	0.1%
Net income (loss)	(1.3)%	(4.7)%
Net loss attributable to non-controlling interest	(0.7)%	—%
Net income (loss) attributable to Digital Media Solutions, Inc.	(0.7)%	(4.7)%

The following table presents the consolidated results of operations and the change from the prior period (in thousands):

	Years Ended December 31,
	2020	2019	$ Change	% Change
Net revenue	$332,856	$238,296	$94,560	40%
Cost of revenue	234,731	161,575	73,156	45%
Salaries and related costs	33,386	27,978	5,408	19%
General and administrative	29,620	19,927	9,693	49%
Acquisition costs	4,814	19,234	(14,420)	(75)%
Depreciation and amortization	17,954	9,745	8,209	84%
Income (loss) from operations	12,351	(163)	12,514	(7677)%
Interest expense	13,740	10,930	2,810	26%
Net income (loss) before income taxes	(1,389)	(11,093)	9,704	(87)%
Income tax expense	3,085	137	2,948	—%
Net income (loss)	(4,474)	(11,230)	6,756	(60)%
Net loss attributable to non-controlling interest	(2,222)	—	(2,222)	—%
Net income (loss) attributable to Digital Media Solutions, Inc.	$(2,252)	$(11,230)	$8,978	(80)%

Net revenue. Our business generates revenue primarily through the delivery of a variety of performance-based marketing services, including customer acquisition, managed services and software services.

The following table presents revenue by type for each segment and the change from the prior period:

	Years Ended December 31,
	2020	2019	$ Change	% Change
Brand Direct
Customer acquisition	$179,681	$162,648	$17,033	10%
Managed services	17,869	12,090	5,779	48%
Total Brand Direct	$197,550	$174,738	$22,812	13%
Marketplace
Customer acquisition	$155,999	$73,398	$82,601	113%
Total Marketplace	$155,999	$73,398	$82,601	113%
Other
Managed services	$6,139	$2,533	$3,606	142%
Software services	3,218	3,064	154	5%
Total Other	$9,357	$5,597	$3,760	67%
Corporate and Other
Customer acquisition	$(30,051)	$(15,437)	$(14,614)	95%
Total Corporate and Other	(30,051)	(15,437)	(14,614)	95%
Total Customer acquisition	305,629	220,609	85,020	39%
Total Managed services	24,008	14,623	9,385	64%
Total Software services	3,218	3,064	154	5%
Total Net revenue	$332,856	$238,296	$94,560	40%

Customer Acquisition Revenue. Customer Acquisition contracts deliver potential consumers or leads (i.e. number of clicks, emails, calls and applications) to the customer in real-time based on predefined qualifying characteristics specified by our customer. Customer Acquisition revenue for Marketplace increased by $82.6 million, or 113%, during the year ended December 31, 2020, as compared to 2019, primarily due to our successful penetration into the insurance vertical as a result of the acquisition of UE.

Brand Direct. The Brand Direct segment experienced an increase in Customer acquisition revenue of $17.0 million, or 10%, during the year ended December 31, 2020 as compared to 2019. This change was primarily due to growth in our affiliate and performance businesses due to further penetration of existing customers and expansion in the markets, offset by a decrease in sales from our messaging services due to a strategic shift caused by industry disruptions.

Managed Services Revenue. Managed Services contracts provide continuous service of managing the customer’s media spend for the purpose of generating leads through a third-party supplier of leads, as requested by our customer.

Managed Services revenue experienced an increase of $9.4 million, or 64%, during the year ended December 31, 2020 as compared to 2019, primarily due to the acquisition of SmarterChaos in the third quarter of 2020.

Software Services Revenue. Software Services contracts provide the customer with continuous, daily access to the Company’s proprietary software. Software Services revenue is considered insignificant to our total Net revenue as a whole.

Cost of revenue and gross profit. Cost of revenue primarily includes media and other related costs, such as the cost to acquire user traffic through the purchase of impressions, clicks or actions from publishers or third-party intermediaries, including advertising exchanges, and technology costs that enable media acquisition. These media costs are used primarily to drive user traffic to the Company’s and our customers’ media properties. Cost of revenue also includes indirect costs such as data verification, hosting and fulfillment costs.

The following table presents the gross profit percentage (gross profit as a percentage of total revenue) by segment and the change from prior period:

	Years Ended December 31,
	2020	2019	% Change
Brand Direct	23.0%	25.0%	(8.0)%
Marketplace	30.0%	36.0%	(16.7)%
Other	64.0%	98.0%	(34.7)%
Total gross profit percentage	29.5%	32.2%	(8.4)%

Gross profit for Brand Direct decreased to 23.0% for the year ended December 31, 2020 as compared to 25.0% in 2019. This decrease was primarily due to the reduction in messaging services, which had overall higher margins, and the expansion in the performance ad network at compressed margins.

Gross profit for Marketplace decreased to 30.0% for the year ended December 31, 2020 as compared to 36.0% in 2019, primarily due to the expansion in the insurance business at compressed margins.

Gross profit for Other decreased to 64.0% for the year ended December 31, 2020 as compared to 98.0% in 2019, primarily due to the new revenue mix, which has compressed lower profit margins.

Total gross profit decreased to 29.5% for the year ended December 31, 2020 as compared to 32.2% in 2019. This decrease was primarily due to the expansion of the performance ad network for our affiliate and insurance business, both at compressed margins.

Salaries and related costs. Total compensation includes salaries, commissions, bonuses, payroll taxes and retirement benefits.

Salaries and related costs increased by $5.4 million, or 19%, for the year ended December 31, 2020 as compared to 2019, primarily driven by the increase in headcount as a result of an expansion of our workforce in the insurance business, as well as an increase in stock-based compensation and commissions due to the increase in revenue. This increase was partially offset by earnout compensation related to a previous acquisition during the year ended December 31, 2019.

Salaries as a percentage of net revenue were 10.0% and 11.7% for the years ended December 31, 2020 and 2019, respectively.

General and administrative. General and administrative expenses consist of expenses incurred in our normal course of business relating to office supplies, computer and technology, rent and utilities, insurance, legal and professional fees, state and local taxes and licenses, penalties and settlements and bad debt expense, as well as sales and marketing expenses relating to advertising and promotion. We also include other expenses such as investment banking expenses, fundraising costs and costs related to the advancement of our corporate social responsibility program.

General and administrative increased $9.7 million, or 49%, from $19.9 million for the year ended December 31, 2019 to $29.6 million for the year ended December 31, 2020, primarily driven by approximately $1.0 million of lease and other expenses related to certain office closures as well as an overall increase in insurance, audit and other compliance costs related to our new public company status, an increase in legal and professional fees due to compliance related legal activity, and an increase in our bank service charges due to increased merchant activity. These increases were partially offset by a decline in travel and office expenses due to COVID-19 restrictions.

Acquisition costs. Acquisition related costs are not considered part of the consideration for acquisitions and are expensed as incurred. This includes accretion of contingent consideration, acquisition incentive compensation and other transaction related costs.

Acquisition costs decreased by $14.4 million, or 75%, during the year ended December 31, 2020 as compared to 2019. The decrease was primarily due to the acceleration of the earnout of a previous acquisition during the year ended December 31, 2019, partially offset by acquisition costs incurred during year ended December 31, 2020 related to SmarterChaos as well as the Business Combination with Leo and other acquisition activity.

Depreciation and amortization. Property, plant and equipment consists of computers and office equipment, furniture and fixtures, leasehold improvements and internally developed software costs. Intangible assets subject to amortization include technology, customer relationships, brand, and non-competition agreements.

Depreciation and amortization expense increased $8.2 million, or 84%, during the year ended December 31, 2020 as compared to 2019, primarily driven by the intangible assets acquired with UE with twelve-months comparable amounts during the 2020 period versus two-months in 2019 as well as continued investments in internally developed software, which were placed in service.

Interest expense. Interest expense is related primarily to our debt, which carries a variable interest rate based on the three-month LIBOR, or an alternate base rate, plus an agreed upon margin with the Company’s financial institution. Interest expense was $13.7 million and $10.9 million for the years ended December 31, 2020 and 2019, respectively. The increase was primarily due to the increase in our outstanding debt balance, partially offset by the decrease in the interest rate during the year ended December 31, 2020.

Income tax expense. For the years ended December 31, 2020 and 2019, the Company’s effective income tax rate was (222.15)% and (1.24)% (no income tax expense or benefit in 2019 period), versus the current transition of period, respectively. The blended effective tax rate for the year ended December 31, 2020 was (222.15)%. The Company’s income tax expense is attributable to the allocable share of earnings from DMSH, a portion of activities of DMSH that are subject to Canadian income tax, and the activities of UE, a wholly-owned U.S. corporate subsidiary of DMSH, which is subject to U.S. federal and state and local income taxes. The income tax burden on the earnings allocated to the non-controlling interests is not reported by the Company in its consolidated financial statements under GAAP. As a result of the foregoing reasons, the Company’s effective tax rate differs materially from the statutory rate.

Non-controlling interest. As a result of the Business Combination, SmarterChaos acquisition and additional shares issued post Business Combination, our non-controlling interest owns approximately 44.8% of the ownership interest of DMSH and we allocate the respective portion of net income or loss to the DMSH Units held by the non-controlling interest. Refer to Note 10. Equity in the Notes to Consolidated Financial Statements, included elsewhere in this prospectus, for a more detailed discussion on the non-controlling interest and the Business Combination.

NON-GAAP FINANCIAL MEASURES

In addition to providing financial measurements based on accounting principles generally accepted in the United States of America (“GAAP”), this Annual Report includes additional financial measures that are not prepared in accordance with GAAP (“non-GAAP”), including Adjusted Revenue, Adjusted EBITDA, Combined Adjusted EBITDA, Unlevered Free Cash Flow, Adjusted Net Income and Adjusted EPS. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures can be found below. As explained further below, we use these financial measures internally to review the performance of our business units without regard to certain accounting treatments and non-recurring items. We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations. Because of these limitations, management relies primarily on its GAAP results and uses non-GAAP measures only as a supplement.

Adjusted Revenue

Adjusted Revenue is a non-GAAP financial measure presented as an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of our underlying operations. Management believes this measure provides useful information because, while the majority of our business is comprised of lead generation contracts which are accounted for on a gross basis, a portion of our agency managed services contracts are accounted for on a net basis. In light of these considerations, management believes that Adjusted Revenue provides useful information regarding operating performance across our business, without regard to the accounting treatment of individual contracts, and allows management to build forecasts on a consistent basis across the business. Management further uses Adjusted Revenue to compare the performance of divisions within the Company against each other and to isolate our core operating performance. Moreover, management expects that over time we will transition all of our services to a principal relationship and as our contracts are either amended or new agreements are executed, this measure will help provide a basis for comparison of our business operations between different periods over time as we transition these services and related accounting for these contracts.

Adjusted Revenue is defined as revenue as reported under GAAP, without regard to netting of costs applicable to revenues earned under contracts that are deemed to be entered into on an agency basis.

The following table provides a reconciliation of Adjusted Revenue to revenue, the most directly comparable GAAP measure (in thousands):

	Year ended December 31, 2020			Year ended December 31, 2019
	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)
Net revenue	$332,856	$7,801	$340,657	$238,296	$7,773	$246,069
Cost of revenue	234,731	7,801	242,532	161,575	7,773	169,348
Gross profit	$98,125	$—	$98,125	$76,721	$—	$76,721
Gross profit margin	29.5%	—	28.8%	32.2%	—	31.2%

(1)	Includes the gross up for certain Managed services contracts that are presented net of costs under GAAP.

Adjusted EBITDA, Unlevered Free Cash Flow and Unlevered Free Cash Flow Conversion

We use the non-GAAP measures of Adjusted EBITDA and Unlevered Free Cash Flow to assess operating performance. Management believes that these measures provide useful information to investors regarding DMS’s operating performance and its capacity to incur and service debt and fund capital expenditures. DMS believes that these measures are used by many investors, analysts and rating agencies as a measure of performance. By reporting these measures, DMS provides a basis for comparison of our business operations between current, past and future periods by excluding items that DMS does not believe are indicative of our core operating performance. Financial measures that are non-GAAP should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, or cash flows as measures of liquidity. These measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, DMS relies primarily on its GAAP results and uses Adjusted EBITDA and Unlevered Free Cash Flow only as a supplement.

Adjusted EBITDA, is defined as net income (loss), excluding (1) interest expense, (2) income tax expense, (3) depreciation and amortization, (4) acquisition costs, (5) other expenses, (6) other non-recurring, infrequent or unusual costs (an item is considered to be non-recurring, infrequent or unusual if it is unlikely that it will recur in the next two years or if a similar charge or gain has not occurred in the preceding two years, in accordance with SEC rules.), (7) future estimated cost savings resulting primarily from the reorganization of the W4 Performance Ad Network (“PAN”) within our Brand-Direct segment, including adjustments to headcount during the year ended December 31, 2019, as well as other operational synergies, (8) future estimated UE and SmarterChaos technology synergies and cost savings due to the use of an alternative vendor, (9) future estimated costs savings resulting primarily from reorganization of UE such as staff adjustments, use of lower cost distribution vendors, amongst others, (10) UE EBITDA from January 1, 2019 through October 31, 2019, the date of the acquisition, and (11) uncollectible receivables outside of normal operations.

Unlevered Free Cash Flow is defined as Adjusted EBITDA, less capital expenditures, and Unlevered Free Cash Flow Conversion is defined as Unlevered Free Cash Flow divided by Adjusted EBITDA.

A reconciliation between Adjusted Net Income and Adjusted EPS to Net Income and Earnings Per Share, the most directly comparable GAAP measures, are presented below (In thousands, except per share data):

	Years Ended December 31,
	2020	2019
Net income (loss)	$(4,474)	$(11,230)
Adjustments
Interest expense	13,740	10,930
Income tax expense	3,085	137
Depreciation and amortization	17,954	9,745
Acquisition costs (1)	4,814	19,234
Other expenses (2)	4,493	1,033
Other non-recurring expenses (3)	5,970	3,076
Sub-total before additional adjustments	$45,582	$32,925
Additional adjustments
Estimated cost savings (4)	$1,056	$2,226
Technology synergies (5)	2,483	3,116
Estimated cost savings (6)	3,183	4,950
Acquisitions EBITDA (7)	400	9,718
Accounts reserved (8)	1,600	—
Adjusted EBITDA	$54,304	$52,935
Capital expenditures	$10,372	$6,553
Unlevered Free Cash Flow	$43,932	$46,382
Unlevered Free Cash Flow Conversion	81%	88%

(1)
Balance includes business combination transaction fees and related payments on Company’s EIP, acquisition incentive payments, contingent consideration accretion, earnout payments and pre-acquisition expenses.

(2)	Balance includes legal fees associated with acquisitions, stock-based compensation, investor management fees and costs related to philanthropic initiatives.
(3)	Other non-recurring expenses include, restructuring costs and lease termination costs due to office closures, severance payments due to company reorganization.
(4)	These are estimated cost savings primarily from reorganization of the company.
(5)	These are annualized estimated UE Authority, Co. (“UE”) technology synergies related to uniform infrastructure platform.
(6)	These are annualized estimated cost savings resulting primarily from reorganization of UE and SmarterChaos.com and related entities (“SmarterChaos”).
(7)	Includes UE EBITDA from January 1, 2019 to October 31, 2019 (UE acquisition date), and SmarterChaos EBITDA from January 1, 2019 to July 16, 2020 (SmarterChaos acquisition date).
(8)
This represents certain unusual bad debt expenses related to potentially uncollectible receivables that resulted from the impact of the COVID-19 pandemic and an unexpected business interruption. Management has determined that these items are not indicative of normal operations.

A reconciliation of Unlevered Free Cash Flow to net cash provided by operating activities, the most directly comparable GAAP measure, is presented below (in thousands):

	Years Ended December 31,
	2020	2019
Unlevered Free Cash Flow	$43,932	$46,382
Capital expenditures	10,372	6,553
Adjusted EBITDA	54,304	52,935
Accounts reserved (1)	1,606	—
Acquisitions EBITDA (2)	400	9,718
Pro forma cost savings (3)	3,183	4,950
Technology synergies (4)	2,483	3,116
Pro forma cost savings (5)	1,056	2,226
Sub-total before additional adjustments	45,582	32,925
Other non-recurring expenses (6)	5,970	3,076
Other expenses (7)	4,493	1,033
Acquisition costs (8)	4,814	19,234
Sub-total before additional adjustments	30,305	9,582
(Gains) losses from sales of assets	411	—
Lease restructuring charges	4,203	—
Stock-based compensation	958	—
Provision for bad debt	3,039	1,550
Interest expense	(13,740)	(10,930)
Income tax expense	(3,085)	(137)
Net change of contingent consideration	(1,000)	(2,063)
Amortization of debt issuance costs	936	629
Deferred income taxes	(479)	—
Change in income tax receivable and payable	1,138	—
Change in accounts receivable, net	(14,409)	(1,343)
Change in prepaid expenses and other current assets	(630)	(776)
Change in accounts payable and accrued expenses	8,742	(5,662)
Change in other liabilities	622	(405)
Net cash provided by (used in) operating activities	$17,011	$(9,555)

(1)
This represents certain unusual bad debt expenses related to potentially uncollectible receivables that resulted from the impact of the COVID-19 pandemic and an unexpected business interruption. Management has determined that these items are not indicative of normal operations.

(2)	Includes UE EBITDA from January 1, 2019 to October 31, 2019 (UE acquisition date), and SmarterChaos EBITDA from January 1, 2019 to July 16, 2020 (SmarterChaos acquisition date).
(3)	These are annualized estimated cost savings resulting primarily from reorganization of UE and SmarterChaos.com and related entities (“SmarterChaos”).
(4)	These are annualized estimated UE Authority, Co. (“UE”) technology synergies related to uniform infrastructure platform.
(5)	These are estimated cost savings primarily from reorganization of the company.
(6)	Other non-recurring expenses include, restructuring costs and lease termination costs due to office closures, severance payments due to company reorganization.
(7)	Balance includes legal fees associated with acquisitions, stock-based compensation, investor management fees and costs related to philanthropic initiatives.
(8)
Balance includes business combination transaction fees and related payments on Company’s EIP, acquisition incentive payments, contingent consideration accretion, earnout payments and pre-acquisition expenses.

Adjusted Net Income and Adjusted EPS

We use the non-GAAP measures Adjusted Net Income and Adjusted EPS to assess operating performance. Management believes that these measures provide investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial and operating performance. Management also believes these non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. We define Adjusted Net Income (Loss) as net loss attributable to Digital Media Solutions, Inc. adjusted for (x) costs associated with the Business Combination, acquisition-related costs, equity based compensation and lease restructuring charges and (y) the reallocation of net income (loss) attributable to non-controlling interests from the assumed acquisition by Digital Media Solutions, Inc. of all units of Digital Media Solutions Holdings, LLC (“DMSH LLC”) (other than units held by subsidiaries of Digital Media Solutions, Inc.) for newly-issued shares of Class A common stock of Digital Media Solutions, Inc. on a one-to-one basis. We define adjusted pro forma net loss per share as adjusted pro forma net loss divided by the weighted-average shares of Class A common stock outstanding, assuming the acquisition by Digital Media Solutions, Inc. of all outstanding DMSH LLC units (other than units held by subsidiaries of Digital Media Solutions, Inc.) for newly-issued shares of Class A common stock on a one-to-one-basis.

The following table presents a reconciliation between GAAP Earnings Per Share and Non-GAAP Adjusted Net Income and Adjusted EPS (In thousands, except per share data):

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Numerator:
Net income (loss)	$(5,187)	$(4,474)
Less: Net loss attributable to DMSH prior to the Business Combination	—	(1,345)
Less: Net income attributable to non-controlling interests subsequent to the Business Combination	(1,798)	(877)
Net income attributable to DMS Inc.	$(3,389)	$(2,252)
Denominator:
Weighted-average shares of Class A Common Stock outstanding - basic and diluted	32,369	32,335

Earnings per share of Class A Common Stock - basic and diluted	$(0.10)	$(0.07)

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Numerator:
Net income (loss) attributable to Digital Media Solutions, Inc.;	$(3,389)	$(2,252)
Add adjustments to net income (loss):
Acquisition and related costs	708	1,658
Lease restructuring charges	3,171	4,157
Business combination expenses	785	3,157
Accounts reserved	1,606	1,606
Equity based compensation	958	958
	7,228	11,536
Net income tax benefit (expense) based on conversion of units	110	175
Adjusted net income (loss)	$3,949	$9,459
Denominator:
Weighted-average shares outstanding - basic and diluted
Class A common stock	32,369	32,335
Weighted-average LLC Units of Digital Media Solutions Holdings, LLC that are convertible into Class A common stock	26,306	26,306
	58,675	58,641
Adjusted EPS	$0.07	$0.16

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes certain key measures of our liquidity and capital resources (in thousands):

	December 31,
	2020	2019	$ Change	% Change
Cash	$31,397	$3,008	$28,389	944%
Availability under revolving credit facility	$11,000	$—	$11,000	—
Total Debt	$201,558	$205,198	$(3,640)	(2)%

Our capital sources are focused on investments in our technology solutions, corporate infrastructure and strategic acquisitions to further expand into new business sectors and/or expand sales in existing sectors. We generate sufficient cash flows for working capital and expect to do so for the foreseeable future.

Our principal sources of liquidity on a short-term basis are cash and cash equivalents, and cash flows provided by operations. Our primary use of cash is compensation to our employees and payments for general operating expenses and interest expense as well as distribution payments. During the year ended December 31, 2020, we increased the capacity on our revolving commitment and borrowed the remaining availability as a precautionary measure to reinforce our cash position and preserve financial flexibility in light of the current uncertainty in the global economy resulting from the COVID-19 pandemic.

Our Unlevered Free Cash Flow conversion rate was 81% and 88% for the years ended December 31, 2020 and 2019, respectively. The decline was due to non-recurring investments in capital expenditures as a result of the consolidation of our software development platforms.

On July 15, 2020, the Company completed its Business Combination with Leo, and in accordance with the terms of the Business Combination Agreement, DMS received $40.0 million in cash and paid $10.0 million on the Monroe Facility.

Cash flows from operating activities

Net cash provided by operating activities was $17.0 million for the year ended December 31, 2020 as compared to $9.6 million used in the year ended December 31, 2019. The increase is primarily due to the acquisition of UE as well as the payout of earnout compensation related to a previous acquisition during the year ended December 31, 2019.

Cash flows from investing activities

Net cash used in investing activities for the year ended December 31, 2020 decreased by $50.0 million, or 79% to $13.2 million from $63.2 million for the year ended December 31, 2019 primarily due to the acquisition of UE in 2019 being significantly larger in cash investment than the acquisition of SmarterChaos in 2020, net of the increased investments in internal developed costs.

Cash flows from financing activities

Net cash provided by financing activities for the year ended December 31, 2020 was $24.5 million, reflecting a decrease of $46.6 million, or 66%, as compared to $71.1 million for the year ended December 31, 2019. The decrease in inflows from financing is primarily due to new long term debt issued in 2020, and the net proceeds from the Business Combination.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. In our ongoing business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

CONTRACTUAL OBLIGATIONS

The following table presents our expected future contractual obligations as of December 31, 2020 (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Monroe Credit Facility (1)	$202,777	$6,893	$195,884	$—	$—
Notes payable- insurance premium	$1,074	$1,074	$—	$—	$—
Operating leases (2)	$7,269	$1,815	$5,050	$404	$—
Purchase obligations (3)	$10,932	$5,200	$5,690	$42	$—
Total	$222,052	$14,982	$206,624	$446	$—

(1)
Our credit facility matures July 2023. Our interest rate as of December 31, 2019 was used to forecast the expected future interest rate payments. These payments are inherently uncertain due to fluctuations in interest rates and outstanding borrowings that will occur over the remaining term of the credit facility.

(2)
Management analyzed our current leases due to the COVID-19 economic environment and recorded a reserve of approximately $4.2 million as a result of the cease of use of certain leased properties, which was included in General and administrative expenses in the consolidated statements of operations during the year ended December 31, 2020.

(3)	Purchase obligations include agreements to purchase goods and services that are enforceable, legally binding and specify all significant terms.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have prepared our consolidated financial statements in accordance with GAAP. In doing so, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses during the reporting period. Actual results could differ significantly from these estimates. A number of the estimates and assumptions relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an ongoing basis, we reconsider and evaluate our estimates and assumptions.

We believe that the accounting policies listed below involve our more significant judgments, estimates and assumptions and, therefore, could have the greatest potential impact on our consolidated financial statements. In addition, we believe that a discussion of these policies is necessary to understand and evaluate the consolidated financial statements included in this prospectus.

Refer to Note 1. Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements, included elsewhere in this prospectus, for further information on our critical and other significant accounting policies.

Revenue recognition

The Company derives revenue primarily through the delivery of various types of services, including: customer acquisition, managed services and software services. Effective January 1, 2019, the Company adopted the new revenue recognition standard using the modified retrospective method. The adoption of this new standard did not have a material impact on the measurement, recognition and disclosure of revenue in the Company’s consolidated financial statements.

The Company recognizes revenue when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue pursuant to the five-step framework: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including any constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

The transaction price is measured based on the consideration the Company expects to receive from a contract with a customer and for which it is probable the Company will collect substantially all of the consideration to which it is entitled under the contract. The Company’s contracts with customers contain variable consideration; however, uncertainty related to variable consideration is resolved on a monthly basis. Therefore, the transaction price for any given period is fixed and no estimation of variable consideration is required (except as discussed within the Customer Acquisition subsection).

The Company’s standard payment terms are typically 30 days. The Company does not have any significant financing arrangements with customers.

If a customer pays consideration before the Company’s performance obligations are satisfied, such amounts are recorded as a contract liability (i.e., deferred revenue) on the consolidated balance sheets.

The Company elected to use the practical expedient which allows the Company to record costs to obtain a contract (i.e., sales commissions) as expense as incurred when the amortization period would have been one year or less. Costs to fulfill a contract, including nominal configuration costs, are not material.

The Company elected the practical expedient to not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed.

Customer acquisition

The Company’s performance obligation for Customer acquisition contracts is to deliver an unspecified number of potential customers or leads (i.e., number of clicks, emails, calls and applications) to the customer in real-time, on a daily basis as the leads are generated, based on predefined qualifying characteristics specified by our customer. The contracts generally have a one-month term and the Company has an enforceable right to payment for all leads delivered to the customer. The Company’s customers simultaneously receive and consume the benefits provided, as the Company satisfies its performance obligations. The Company recognizes revenue as the performance obligations are satisfied over time.

When there is a delay between the period in which revenue is recognized and when a customer invoice is issued, revenue is recognized and the corresponding amounts are recorded as unbilled revenue (i.e., contract assets) within Accounts receivable, net on the consolidated balance sheets. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. Substantially all amounts included within the unbilled revenue balance are invoiced to customers within the month directly following the period of service. Historical estimates related to unbilled revenue have not been materially different from actual revenue billed.

Managed services

The Company’s performance obligation for Managed service contracts is to provide continuous service of managing the customer’s media spend for the purpose of generating leads through a third-party supplier of leads, as requested by our customer. Each month of service is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligation is satisfied each month and there is no estimation of revenue required at each reporting period for managed services contracts.

The Company enters into agreements with internet search companies, third-party publishers and/or strategic partners to generate customer acquisition services for their Managed service customers. The Company receives a fee from its customers and separately pays a fee to the internet search companies, third-party publishers and/or strategic partners. The third-party supplier is primarily responsible for the performance and deliverable to the customer, and the Company solely arranges for the third-party supplier to provide services to the customer. Therefore, in certain cases, the Company acts as the agent and the net fees earned by the Company are recorded as revenue, with no associated costs of revenue attributable to the Company.

Software services

The Company’s performance obligation for Software services contracts is to provide the customer with continuous, daily access to the Company’s proprietary software. Service provided each month is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligations are satisfied each month and there is no estimation of revenue required at each reporting period for Software services contracts.

Business combinations

Under the acquisition method of accounting, the Company recognizes, separately from goodwill, the identifiable assets acquired, and liabilities assumed at their estimated acquisition date fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates, and selection of comparable companies. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. As a result, actual results may differ from these estimates. During the measurement period, the Company may record adjustments to acquired assets and assumed liabilities, with corresponding offsets to goodwill. Upon the conclusion of a measurement period, any subsequent adjustments are recorded to earnings.

At the acquisition date, the Company measures the fair values of all assets acquired and liabilities assumed that arise from contractual contingencies. The Company also measures the fair values of all non-contractual contingencies if, as of the acquisition date, it is more likely than not that the contingency will give rise to an asset or a liability. Acquisition related costs not considered part of the consideration are expensed as incurred.

Goodwill and other intangible assets

As of the acquisition date, the Company measures and recognizes goodwill as the excess of: (a) the aggregate of the fair value of consideration transferred, the fair value of any non-controlling interest in the acquiree (if any), and the acquisition date fair value of the Company’s previously held equity interest in the acquiree (if any), over (b) the fair value of net assets acquired and liabilities assumed. Goodwill acquired in business combinations is assigned to the reporting unit that is expected to benefit from the combination as of the acquisition date.

On an annual basis, the Company performs a qualitative assessment of goodwill to determine whether it is necessary to perform a quantitative impairment test or more frequently upon the occurrence of certain triggering events or substantive changes in circumstances. The Company is only required to perform the annual quantitative goodwill impairment test if it is concluded that it is more likely than not that a reporting unit’s fair value is less than its carrying amount.

Finite-lived intangible assets primarily consist of software with related technology, customer relationships, non-competition agreements and brand. These assets are initially capitalized based on actual costs incurred, acquisition cost, or fair value, if acquired as part of a business combination. The related costs are subsequently amortized on a straight-line basis over the estimated useful lives of the assets.

The Company tests intangible assets with finite useful lives for impairment when a triggering event occurs, or circumstances change indicating that the fair value of the entity may be below its carrying amount. If no triggering event occurs, further impairment testing is not necessary.

Software development costs

Costs for software developed for internal use are capitalized during the preliminary stage and post-implementation stages and any research and maintenance costs are expensed as incurred. Costs incurred in the application development stage are capitalized when the internal use software is placed in service, and amortized over the estimated economic life of the software from the date of implementation.

The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, estimated economic life. Capitalized software development costs are amortized over an estimated useful life of three years.

Contingent consideration

The Company recognizes the fair value of any contingent consideration that is transferred to the seller in a business combination on the date at which control of the acquiree is obtained. Contingent consideration is classified as a liability or as equity on the basis of the definitions of an equity instrument and a financial liability. If the contingent consideration is payable in cash, the Company classifies its contingent consideration as a liability. Contingent consideration payments related to acquisitions are measured at fair value at each reporting period using Level 3 unobservable inputs. The Company’s estimates of fair value are based upon projected cash flow, estimated volatility and other inputs but which are uncertain and involve significant judgments by management. Any changes in the fair value of these contingent consideration payments are included in income from operations in the consolidated statements of operations.

Income taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that the deferred tax assets will be realized. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the year of the enacted rate change.

The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. The Company recognizes penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying consolidated statements of operations.

DMSH, the Company’s accounting predecessor, is a limited liability company treated as a partnership for U.S. federal income tax purposes and is not subject to entity-level U.S. federal income tax (other than with respect to UE, as described above). As a result of the Business Combination, the Company’s allocable share of earnings from DMSH are subject to U.S. federal and state and local income taxes.

RECENTLY ISSUED ACCOUNTING STANDARDS

Refer to Note 1. Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements, included elsewhere in this prospectus, for a more detailed discussion on recent accounting pronouncements and the related impact on our consolidated financial statements.

DIRECTOR AND EXECUTIVE COMPENSATION

This section describes executive compensation of DMS’s directors and named executive officers during the fiscal year ended December 31, 2020 and 2019.

Summary Compensation Table

The following Summary Compensation Table sets forth information regarding the compensation paid to, awarded to, or earned by our Chief Executive Officer and our two other most highly compensated executive officers (“Named Executive Officers”) for the fiscal years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Joseph Marinucci Chief Executive Officer	2020	$320,333	$933	$170,311	$767,500		$32,692	$1,291,769
	2019	$260,000						$260,000
Joseph Liner Chief Revenue Officer	2020	$397,660	$1,299	$287,963	$63,898	$2,917	$202,958(6)	$956,695
	2019	$300,000	$192,874				$8,477	$501,351
Randall Koubek Chief Financial Officer	2020	$251,522	$1,000,729(2)	$127,925	$28,384	$4,861	$29,929	$1,438,489
	2019	$250,000	$100,000					$350,000

(1)  During 2020, we took temporary precautionary measures intended to help minimize the risk of the COVID-19 pandemic to our employees, our advertisers and the communities in which we participate, which could negatively impact our business, and implemented a Coronavirus Communications Plan, including a 90-day 20% reduction in the salaries of all of our employees at or above the director level, with the unpaid salary amounts to be repaid at a future date, along with a 5% bonus (subject to the satisfaction of certain conditions) for the months of April, May and June 2020.   On July 22, 2020, the 5% bonus was paid: Mr. Marinucci received $933; Mr. Liner received $1,299; and Mr. Koubek received $729.

(2)  On July 24, 2020, the Company paid a discretionary cash bonus to Mr. Koubek in the amount of $995,139 in recognition of extraordinary services provided to the Company for his efforts in the Business Combination.

(3)  Messrs. Liner and Koubek were participants in the Digital Media Solutions, LLC Employee Incentive Plan (the “EIP”), which was a transaction-based bonus plan. In connection with the Business Combination, each of Messrs. Liner and Koubek entered into a letter agreement with DMS, pursuant to which they waived their respective rights to receive any transaction bonus under the EIP in exchange for a lump-sum cash payment equal to $2,917 and $4,861, respectively, and the potential to receive equity incentive awards from the Company in the future.

(4)  These amounts represent the aggregate grant date fair value of options and and/or restricted stock units (“RSUs”) granted in 2020, computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 12 to the Consolidated Financial Statements, included elsewhere in this prospectus.

(5)  Represents Mr. Liner’s commission payments under our Direct Sales Commissions Plan, which entitles Mr. Liner to 6% of gross profits for direct sales introduced and closed by him, and 3% of gross profits for direct sales where Mr. Liner either introduced or closed the sale (but not both).

(6)  The other compensation listed in this column for 2020 includes: (a) for Mr. Marinucci  (i) matching contributions under our 401(k) savings plan of $10,586; and (ii) medical benefits of $22,106;  (b) for Mr. Liner  (i) matching contributions under our 401(k) savings plan of $9,081; and (ii) medical and long term disability benefits of $23,427; and (c) for Mr. Koubek  (i) matching contributions under our 401(k) savings plan of $11,325; and (ii) medical, long term disability and other benefits of $18,604.

Narrative Disclosure to Summary Compensation Table

The primary elements of compensation for the Company’s Named Executive Officers were base salary, equity awards of options and RSUs. Mr. Liner was also eligible to participate in our Direct Sales Commission Plan. The Company’s Named Executive Officers are also eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending, short- and long-term life insurance on the same basis as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Base Salaries

The Company’s Named Executive Officers receive a base salary for services rendered to the Company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Name	2019 Base Salary ($)	Salary Increase (%)	2020 Base Salary ($)
Joseph Marinucci	$260,000	23.08%	$320,000
Joseph Liner	$300,000	33.33%	$400,000
Randall Koubek	$250,000	—	$250,000

Bonuses

Messrs. Liner and Koubek were participants in the EIP, a transaction-based bonus plan. In connection with the Business Combination, each of Messrs. Liner and Koubek entered into a letter agreement with DMS, pursuant to which they waived their respective rights under the EIP in exchange for a lump-sum cash payment from the Company equal to $2,917 and $4,861, respectively, and the potential to receive equity incentive awards from the Company in the future.

Equity Compensation

Our Compensation Committee administers our Equity Plan and approves the amount of and terms applicable to grants of stock options and RSUs to employees, including the Named Executive Officers.

The Company’s stock options allow employees, including our Named Executive Officers, to purchase shares of our common stock at a price equal to the fair market value of our Common Stock on the date of grant. Generally, stock options granted under our Equity Plan have vesting schedules that are designed to encourage continued employment. Stock options generally vest over a three-year period, subject to continued employment, and generally expire ten years from the date of grant. In 2020, Mr. Marinucci received an option award covering 51,020 shares; Mr. Liner received an option award covering 19,142 shares; and Mr. Koubek received an option award covering 8,503 shares.

Generally, RSUs granted under our Equity Plan have vesting schedules that are designed to encourage continued employment. RSUs generally vest over a three-year period, subject to continued employment with the Company.  In 2020, Mr. Marinucci received an award of 105,000 RSUs; Mr. Liner received an award of 39,393 RSUs; and Mr. Koubek received an award of 17,500 RSUs.

For the grant date fair values of the options and RSUs, please see the Summary Compensation Table above.

Perquisites

The Company provides the Named Executive Officers with benefits, including medical, dental and vision plans; basic life insurance; and long-term and short-term disability, in each case, at no cost to the executive. Named executive officers also participate in our 401(k) retirement plan, with the same Company-matching contributions as all our salaried employees.  The 401(k) plan provides for an employer matching contribution of 4% percent of up to 5% percent of all eligible contributions.  The Company does not maintain a defined benefit pension plan or any supplemental retirement benefits.

Executive Employment Arrangements

Employment Arrangements with Joseph Marinucci

Mr. Marinucci is not party to an employment agreement or offer letter with DMS.  Pursuant to Mr. Marinucci’s RSU award agreement, unvested portions of his RSU award accelerate in certain circumstances, as further described below under “—Potential Payments Upon Termination / Change in Control.”

Employment Arrangement with Joseph Liner

Mr. Liner is a party to an offer letter with DMS dated November 15, 2018. The offer letter provides for an annual base salary of $300,000. As provided under the terms of the offer letter, following one year of employment, Mr. Liner and DMS negotiated in good faith regarding his annual salary level, and it was increased to $400,000 effective January 9, 2020. Mr. Liner is also entitled to receive employee benefits provided by DMS at no cost to Mr. Liner. Mr. Liner’s offer letter provides for at-will employment.

Pursuant to his offer letter, Mr. Liner was eligible to earn a $200,000 sign-on bonus with $50,000 becoming payable every three months (on December 15, 2018, March 15, 2019, June 14, 2019 and September 21, 2019), such that $150,000 was paid in 2019. Mr. Liner was also eligible to earn monthly performance incentives and annual performance incentives under our Performance Incentive Plan equal to a percentage of gross profits from direct sales introduced and/or closed by him and a percentage of DMS’ net revenues. As of December 31, 2020, the Performance Incentive Plan is no longer in effect.

Mr. Liner is entitled in his offer letter to certain severance benefits in the event his employment is terminated without “cause,” as described in more detail below.  Additionally, pursuant to his RSU award agreement, unvested portions of his RSU award accelerate in certain circumstances, as further described below under “—Potential Payments Upon Termination / Change in Control.”

Employment Arrangements with Vasundra Srenivas

Ms. Srenivas is a part to an offer letter with DMS, dated as of February 13, 2021.  The offer letter provides (1) an annual base salary of $265,000; (2) a pro-rated annual cash incentive bonus based upon criteria established by the Company’s Board of Directors at a target level of 40% of earned base salary, with a guaranteed bonus of $97,167 for 2021; (3) a one-time sign on bonus of $40,000 to assist with relocation costs; (4) an equity grant on July 1, 2021 of $275,000, subject to three-year vesting, consisting of 30% in options and 70% in restricted stock units, subject to the approval of the Compensation Committee; and (5) employee benefits provided by DMS at no cost to Ms. Srenivas.   Ms. Srenivas’ offer letter provides for at-will employment.

Ms. Srenivas is entitled under her offer letter to certain severance benefits in the even his employment is terminated without “cause,” as described in more detail below.

Employment Arrangements with Randall Koubek, Former Chief Financial Officer

Mr. Koubek is a party to an offer letter with DMS, dated October 23, 2018. The offer letter provides for an annual base salary of $250,000 for Mr. Koubek. Mr. Koubek is also entitled to receive employee benefits provided by DMS at no cost to Mr. Koubek. Mr. Koubek’s offer letter provides for at-will employment.

Pursuant to his offer letter, Mr. Koubek is eligible to earn an annual discretionary bonus of not less than 20% of his then-current base salary at the end of each calendar year. The annual bonus applicable to Mr. Koubek’s service in 2018 and the first quarter of 2019 was paid in the second quarter of 2019. The annual bonus for the remainder of 2019 was paid during the first quarter of 2020.

Mr. Koubek is entitled under his offer letter to certain severance benefits in the event his employment is terminated without “cause,” as described in more detail below. Additionally, pursuant to his RSU award agreement, unvested portions of his RSU award accelerate in certain circumstances, as further described below under “—Potential Payments Upon Termination / Change in Control.”

On March 16, 2021, the Company and Mr. Koubek entered into a separation and release agreement. Pursuant to the separation and release agreement, Mr. Koubek received  a lump sum payment equivalent to twelve months of his base salary and $4,200, representing the cost for three months of COBRA coverage, in lieu of the twelve months of salary continuation and COBRA.  In addition, the Compensation Committee approved the acceleration of the 8,503 options and 17,500 restricted stock units held by Mr. Koubek following his departure, subject to the separation and release agreement.

Potential Payments Upon Termination / Change in Control

The offer letters with each of Messrs. Liner and Koubek and Ms. Srenivas provide that in the event of a termination without “cause” by DMS, Mr. Liner (for six months); Ms. Srenivas (for one year) and Mr. Koubek (for one year) would be entitled to (i) continued payment of their respective base salary, and (ii) payment of DMS’ portion of the premium for healthcare continuation coverage under COBRA at the same level of coverage they were entitled to at the time of termination of employment. In the event Mr. Koubek is terminated as a result of a change in control of DMS, the base salary component of his severance entitlement will become payable in a lump sum upon the change in control, provided that the executive executes a general release of claims.

“Cause” means: (i) the executive’s violation of Company’s current documented policies; (ii) the executive’s failure to substantially perform the executive’s duties under this Agreement; (iii) the executive’s failure to reasonably cooperate with any lawful investigation undertaken by the Company; (iv) the executive’s gross negligence or breach of fiduciary duty or (v) any (A) conviction of the executive under any local, state, provincial or federal statute which makes the performance of the executive’s duties impracticable or impossible, (B) arrest of the executive for any criminal offense against the Company or its personnel, affiliates, or customers, or (C) arrest of the executive for any other felony criminal offense which in the view of the Company may harm the reputation of the Company or any of its affiliates; (vi) any intentional misconduct, gross incompetence or conduct materially incompatible with the Employee’s duties hereunder, or prejudicial to the Company’s business; or (vii) gross insubordination or willful disobedience to the lawful directions of management of the Company, provided that the executive has been given written notice thereof and has failed to correct such conduct forthwith.

Treatment of Unvested Equity Awards of Our Named Executive Officers

Termination Without Cause. Pursuant to the RSU and option award agreements, a pro rata portion of the RSUs and options subject to the award agreements will vest upon termination of the Named Executive Officer’s employment without cause, provided that the executive executes a general release of claims. The pro rata number of RSUs and options that will vest will be equal to the number of RSUs and options that are scheduled to vest on the next applicable vesting date, multiplied by the quotient of the number of full calendar months the executive was employed following July 16, 2020 divided by twelve.

Death or Disability. Pursuant to the RSU and option award agreements, a pro rata portion of the RSUs and options subject to the award agreements will vest upon the Named Executive Officer’s death or disability. The pro rata number of RSUs and options that will vest will be equal to the number of RSUs and options that are scheduled to vest on the next applicable vesting date.

Termination Following a Change of Control. Pursuant to the RSU and option award agreements, if the Named Executive Officer’s employment is terminated without cause within twenty-four months following a change of control, all RSUs and options will immediately vest, provided that the executive executes a general release of claims.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to our Named Executive Officers concerning unexercised stock option awards and unvested RSU awards as of December 31, 2020.

		Options				Stock
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Marinucci Chief Executive Officer	10/28/2020		51,020	$7.31	10/28/2030	105,000
	10/28/2020					105,000	$1,264,200
Joseph Liner Chief Revenue Officer	10/28/2020		19,142	$7.31	10/28/2030
	10/28/2020					39,393	$474,292
Randall Koubek Chief Financial Officer	10/28/2020		8,503	$7.31	10/28/2030
	10/28/2020					17,500	$210,700

1.
The options and RSUs vest in three equal annual installments beginning on the first anniversary of the closing of the Business Combination, subject, in each case, to the executive’s continued employment on each applicable vesting date.

2.	The dollar values are calculated using a per share stock price of $12.04, the closing price of our common stock reported on NYSE on December 31, 2020.

 Non-Employee Director Compensation

In 2020, our Board of Directors approved the following yearly cash compensation for non-employee directors.

Cash ($)
Annual director retainer	$40,000
Lead director annual retainer	$20,000
Audit Committee chairman annual retainer	$20,000
Compensation Committee chairman annual retainer	$15,000
Audit Committee member annual retainer	$10,000
Compensation Committee member annual retainer	$7,500

In October 2020, the Board of Directors approved a grant of 13,000 RSUs to each of the non-employee directors, which will vest on the date of the 2021 annual stockholder meeting, June 24, 2021.

2020 Director Compensation

The following table lists the compensation paid to our non-employee directors during 2020:

Name(1)	Fees Earned or Paid in Cash	Stock Awards ($)(2)	Total
Robbie Isenberg	$21,771	$95,030	$116,801
James Miller	$21,771	$95,030	$116,801
Mary Minnick	$38,958	$95,030	$133,988
Lyndon Lea	$22,917	$95,030	$117,947
Robert Darwent	$27,500	$95,030	$122,530

(1)
In addition to serving as a director, Mr. Marinucci serves as our Chief Executive Officer and his compensation is reflected in the Summary Compensation Table. Mr. Borghese serves as our Chief Operating Officer. Messrs. Marinucci and Borghese do not receive any compensation for serving as directors. Accordingly, they are omitted from the table.

(2)
Represents the full grant date fair value of RSUs granted in 2020, calculated in accordance with FASB ASC Topic 718. We value RSUs using the closing market price of our common stock reported on NYSE on the applicable grant date. All RSUs vest on the 2021 annual meeting of stockholders, provided the director remains in continuous service with the Company through such date.  For additional valuation assumptions, see Note 12 to our Consolidated Financial Statements for the fiscal year ended December 31, 2020 included elsewhere in this prospectus.

Outstanding Equity Awards of Directors at Fiscal Year End

The following table lists the number of outstanding RSU awards and held by our non-employee directors as of December 31, 2020. The reported numbers reflect only grants made by the Company and do not include any other shares of our common stock that a director may have acquired on the open market.

Name	Stock Awards (#)
Robbie Isenberg	13,000
James Miller	13,000
Mary Minnick	13,000
Lyndon Lea	13,000
Robert Darwent	13,000

Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan

On June 24, 2020, the board of directors of Leo approved the Plan, which was approved by the stockholders on July 14, 2020 and became effective at the Closing.  On October 23, 2020, the Company granted to 1,245,396 RSUs and 563,360 options to directors and employees.  As of April 6, 2021, the closing price on the NYSE per Class A Common Stock, was $12.99.

The following is a summary of the material features of the Plan, and does not purport to be complete and is qualified in its entirety by the full text of the Plan, which is included as Exhibit 10.10 to the registration statement of which this prospectus is a part and is incorporated herein by reference.

Administration

The Plan will be administered by the Board or, if applicable, any committee or subcommittee of the Board, or a designee thereof (the “Administrator”). The Administrator by resolution may authorize one or more executive officers of the company to designate selected employees, directors, independent contractors, or consultants of the company or the company’s affiliates to receive awards and to determine the size and terms and conditions of any such awards, provided that the Administrator shall not delegate such responsibilities for awards to be granted to an eligible recipient who is an executive officer of the company, a non-employee director of the company, or a more than 10% beneficial owner of any class of the company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, and the resolution providing for such authorization shall set forth the total number of shares the designee may grant during any period. It is presently expected that the Compensation Committee of our board of directors will administer the Plan.

The Administrator shall, subject, in the case of the compensation committee or any committee or subcommittee of the Board may in the future appoint to administer the Plan to any restrictions on the authority delegated to it by the Board, have the power and authority, without limitation, to:

•
determine which eligible recipients will be participants to whom awards will be granted, whether and to what extent awards will be granted and the number of shares (or amount of cash or other property) subject to each award;

•
determine the terms and conditions, not inconsistent with the terms of the Plan, of each award, including, the restrictions applicable to restricted share awards or restricted share units and the conditions under which such restrictions shall lapse, the other limitations, restrictions, terms and conditions applicable to the grant of awards, the performance goals and periods, if any, applicable to awards, the exercise price or base price, if any, of an award, the fair market value of an award, and the vesting schedule applicable to each award;

•
determine any amendments to the terms and conditions of outstanding awards, including equitable adjustments to performance goals in recognition of unusual or non-recurring events affecting the company or the company’s affiliates;

•	determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing awards;

•
determine the duration and purpose of leaves of absence which may be granted to a participant without constituting termination of employment or service for purposes of awards, and determine the impact of leaves of absence or other changes in the employment status or service status of a participant, on awards;

•	adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;

•
prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws; and

•
interpret the terms and provisions of the Plan or any award or award agreement in the manner and to the extent the Administrator deems desirable, and exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

Eligibility and Limitation on Awards to Participants

Eligibility under the Plan is limited to directors, employees, independent contractors and consultants of the company and any other corporation or other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the company, and who have been selected as participants by the Administrator, subject to certain restrictions necessary to avoid adverse tax consequences under Internal Revenue Code Section 409A. With respect to an option award intended to qualify as and designated as, and that satisfies the requirements to be, an “incentive stock option” as defined in Section 422 of the Internal Revenue Code (an “ISO”), such ISO may only be granted to an employee of the company or a “parent corporation” or a “subsidiary corporation” of the company, as such terms are defined in Section 424 of the Internal Revenue Code, if any.

As of July 31, 2020, the number of such eligible employees was approximately 300, the number of such eligible directors was five, and the number of such eligible independent contractors and eligible consultants was approximately ten (other than directors, based upon the number of service providers). The Administrator, in its sole discretion, will determine which eligible recipients become participants in the Plan. Future benefits under the Plan will be granted at the discretion of our Compensation Committee and are therefore not currently determinable.

Subject to the Plan’s customary capitalization adjustment provisions, the aggregate grant date fair market value of awards that may be granted during any calendar year to any non-employee director, when aggregated with such non-employee director’s cash fees, will not exceed $500,000 ($750,000 for the Chairman of the Board).

Term

The Plan was approved by the stockholders on July 14, 2020 and became effective at the Closing. No awards shall be granted under the Plan on or after June 24, 2030, 10 years following the date of its approval by Leo’s board of directors.

Exercisability

In the event of the termination of employment or service with the company and its affiliates of a participant who has been granted one or more options, share appreciation rights (“SARs”), restricted share awards, or restricted share units, then such awards shall be exercisable at such time or times and subject to such terms and conditions as set forth in the respective award agreement (except that SARs granted in tandem with an option award shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related option award agreements). The Administrator may accelerate the vesting of or waive restrictions on awards, in whole or in part, for any reason.

Securities Subject to the Plan

Subject to customary capitalization adjustments, the number of shares that may be issued under the Plan may not exceed 11,630,172, an amount equal to 20% of the number of shares of Class A Common Stock on an as-converted and as-redeemed basis that were outstanding as of immediately following the Closing. All shares available for issuance under the Plan may be issued pursuant to the exercise of ISOs. Any shares of common stock subject to an award that are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares, shares with respect to such awards shall again be available for grant under the Plan. In addition, with respect to an award that is denominated in shares but paid or settled in cash, the number of shares with respect to which such payment or settlement is made shall again be available for grant under the Plan. Shares underlying awards that can only be paid in cash do not count against the overall Plan limit.

The Plan provides that the following shares shall not be recycled and again made available for grant under the Plan: (i) shares exchanged by a participant or withheld as payment in connection with the exercise of an option or SAR or the payment of any purchase price with respect to any other award under the Plan; (ii) shares exchanged by a participant or withheld to satisfy the tax withholding obligations related to any award under the Plan; and (iii) the full number of shares underlying a SAR that is settled by the delivery of a net number of shares. Upon the exercise of any award granted in tandem with any other awards, such related awards shall be cancelled to the extent of the number of shares as to which the award is exercised.

An equitable substitution or proportionate adjustment shall be made in the event of a change in capitalization, including any (i) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares of common stock or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the shares such that an adjustment is appropriate and necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be conferred under the Plan. The substitution or adjustment shall be made to: the aggregate number of shares reserved for issuance under the Plan; the kind, number of securities subject to, and the exercise price or base price subject to, outstanding stock options and SARs; and the kind, number and purchase price of shares or other property (including cash) subject to outstanding restricted shares, restricted share units, share bonuses and other share-based awards granted under the Plan. Any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments will be made as may be determined by the Administrator, in its sole discretion. Subject to compliance with Internal Revenue Code Section 409A, the Administrator may also make amendments to the terms and conditions of outstanding awards, including equitable adjustments to performance goals in recognition of unusual or infrequent events affecting the company or an affiliate, or the financial statements of the company or an affiliate, or in response to changes in applicable laws, regulations, or accounting principles. As determined by the Administrator in its sole discretion, other equitable substitutions or adjustments shall be made.

Subject to compliance with Internal Revenue Code Section 409A, the Administrator may, in connection with any event of a change in capitalization described above, also cancel any outstanding award in exchange for (i) consideration (paid in cash or other property) having an aggregate fair market value equal to the difference between (A) the fair market value of the shares, cash or other property covered by such award, less (B) the aggregate exercise price, base price or purchase price thereof, if any, or (ii) for no consideration if the exercise price, base price or purchase price of outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award.

Types of Awards

Stock Options

The Plan authorizes awards of stock options, which includes (i) an ISO, and (ii) an option that is not designated as an ISO or that otherwise does not satisfy the requirements to be an ISO (“Nonqualified Stock Option”). Subject to the limits of the Plan, the Administrator may grant options for such number of shares and having such terms as the Administrator designates

Options shall vest and be exercisable in the timeframe determined by the Administrator. No option shall be exercisable after ten years from the date such option is granted.

The exercise price of shares under an option is determined by the Administrator but shall not be less than the fair market value of a share of common stock on the date of grant (exclusive of substitute awards).

Under the Plan, to the extent permitted under applicable law, the Administrator in its sole discretion may make available one or more of the following alternatives for the payment in whole or in part of the option exercise price (i) payment in cash or its equivalent, (ii) payment in unrestricted shares of common stock already owned by the participant, (iii) payment through any means of cashless exercise procedure established with a securities brokerage firm approved by the Administrator, (iv) payment in shares of common stock less a number of shares of common stock with a fair market value equal to the aggregate exercise price for the number of shares of common stock as to which the option is being exercised, or (v) any other form of consideration approved by the Administrator and permitted by applicable laws (or any combination of the foregoing). Options may be exercised in whole or in part by giving written notice under the Plan.

If an option is intended to qualify as and is designated as an ISO, and satisfies the requirements to be an ISO, then the fair market value, determined as of the date of grant, of ISOs that can first become exercisable in any calendar year will not exceed $100,000 without such excess amount ceasing to constitute an ISO. Any ISO granted to an owner of more than 10% of the total combined voting power of all classes of company stock will have an exercise price that is not less than 110% of the fair market value of a share of the company’s common stock on the grant date, and the term of the ISO shall not exceed five years after the grant date.

Share Appreciation Rights (SARs)

The Plan authorizes awards of SARs that are freestanding from an option award or granted in tandem with all or part of an option award. The Administrator, in its sole discretion, will determine the terms and conditions of the SARs; provided, however, SARs granted in tandem with options will generally be exercisable only at such time or times and to the extent that the options to which they relate are exercisable under the Plan.

A freestanding SAR generally entitles the holder, upon exercise of the SAR, to receive payment up to, but not more than, an amount determined by multiplying (i) the excess of the fair market value of a share of common stock on the date of exercise over the base price established for such SAR on its grant date, by (ii) the number of shares as to which such SAR is being exercised. A SAR granted in tandem with an option award generally entitles the holder, upon exercise, to receive payment up to, but not more than, the number of shares equal in value to the number determined by multiplying (i) the excess of the fair market value of a share as of the date of exercise over the base price specified in the related option, by (ii) the number of shares in respect of which the related SAR is being exercised.

The base price for each SAR shall be not less than the fair market value of a share of common stock on the grant date of the SAR (exclusive of substitute awards). No SAR may be exercised after ten years from the date such SAR is granted.

Restricted Share Awards

The Administrator may, in its discretion, grant restricted share awards to participants, either alone or in addition to other awards granted under the Plan, providing shares of common stock subject to certain restrictions that lapse at the end of a specified period or periods of time and/or upon attainment of specified performance objectives.

The Administrator will determine the restricted period(s), the number of shares of restricted stock to be awarded, the price (if any) to be paid by the participant to acquire such shares, the period of time prior to which restricted share awards become vested and free of restrictions on transfer, the performance goals (if any) upon whose attainment the restricted period shall lapse in part or full and such other restrictions, terms and conditions as the Administrator determines. Each participant who is granted a restricted share award may, in the company’s sole discretion, be issued a share certificate, and the company may require that any such share certificates be held in the company’s possession until such time as all restrictions applicable to such shares have lapsed. A participant shall forfeit a restricted share award in accordance with the terms of the grant if the restrictions, performance goals and/or conditions established by the Administrator are not attained.

Except as otherwise provided in an award agreement relating to a restricted share award, the holder of such award shall generally have all rights as a company shareholder during the restricted period, including, but not limited to, voting rights and the right to receive dividends applicable to all holders of common stock. Notwithstanding the preceding sentence, any dividends declared during the restricted period with respect to the restricted share award shall only become nonforfeitable if (and to the extent) the underlying restricted shares vest.

Restricted Share Units

The Administrator may, in its discretion, grant restricted share units to participants, either alone or in addition to other awards granted under the Plan, providing the right to receive one share of common stock or, in lieu thereof and to the extent provided in the applicable award agreement or as determined thereafter by the Administrator, the amount of cash per unit that is determined by the Administrator in connection with the award, or a combination thereof, on the date or upon the occurrence of one or more events specified in the award agreement, including the attainment of applicable performance goals.

The Administrator will determine the restricted period(s), the number of restricted share units to be awarded, the price (if any) to be paid by the participant to acquire such restricted share units, the period of time prior to which restricted share units become vested and free of restrictions on transfer, the performance goals (if any) upon whose attainment the restricted period shall lapse in part or full, and such other restrictions, terms and conditions as the Administrator determines. At the expiration of the restricted period, restricted share units may, in the company’s sole discretion, be issued in uncertificated form. A participant shall forfeit a restricted share unit award in accordance with the terms of the grant if the restrictions, performance goals and/or conditions established by the Administrator are not attained.

The holder of a restricted share unit award shall generally have no rights of a shareholder during the restricted period, including voting or dividend or other distribution rights, with respect to any restricted share units prior to the date they are settled in shares, although, to the extent an award agreement provides for dividend-equivalent rights with respect to dividends declared during the restricted period applicable to a grant of restricted share units, any amount payable in respect of such dividend-equivalent rights will be payable at the time (and to the extent) the shares underlying such restricted share units are delivered to the participant.

Other Share-Based Awards

Subject to the limits described in the Plan, and in addition to the awards described above, the Administrator may issue other forms of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the common stock (including unrestricted shares, restricted share units, dividend equivalents or performance units, each of which may be subject to the attainment of performance goals or a period of continued employment or other terms or conditions as permitted under the Plan), either alone or in addition to other awards (other than in connection with options and SARs), as it determines to be in the best interests of the company. Subject to the provisions of the Plan, the Administrator may determine the individuals to whom and the times at which such other share-based awards shall be granted, the number of shares of common stock to be granted pursuant to such other share-based awards, the manner in which such other share-based awards shall be settled (e.g., in shares of common stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such other share-based awards (which may include achievement of performance goals) and all other terms and conditions of such other share-based awards.

Any dividend or dividend equivalent awarded in connection with such other share-based award shall be subject to the same conditions, restrictions and risks of forfeiture as the underlying awards to which they relate, and shall only become payable if (and to the extent) the underlying awards vest.

Share Bonuses

The Administrator may grant bonuses payable in fully vested shares of common stock, and the shares constituting such share bonuses shall be delivered to participants as soon as practicable after the date on which such bonuses are payable.

Cash Awards

The Administrator may grant awards that are denominated in, or payable solely in cash and subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion. Cash awards may be granted with value and payment contingent upon the achievement of performance goals.

Transfer of Awards

Generally, no award under the Plan may be transferred, except as provided in an award agreement or with prior written consent of the Administrator.

Amendment and Termination

The Board can amend, alter or terminate the Plan at any time, but no amendment, alteration or termination shall be made that would impair the rights of a participant without the participant’s consent. Unless the Board determines otherwise, the Board will obtain approval of the Company’s stockholders as required to comply with applicable law or the rules of any stock exchange on which the company’s shares of common stock is listed. The Administrator may amend the terms of any award granted, provided that no such amendment shall impair the rights of any participant under the Plan without the participant’s consent.

Change in Control

The Administrator may accelerate the vesting of or waive restrictions on awards in whole or in part at any time, for any reason. If the Administrator decides to accelerate the vesting of an award in connection with a Change in Control (as defined in the Plan), the Administrator shall also have discretion in connection with such action to provide that any outstanding award with an exercise price or base price exceeding the fair market value of the shares of common stock, cash or other property covered by such award may be cancelled without the payment of any consideration.

Clawback

Any award subject to recovery under any law, government regulation, stock exchange listing requirement, award agreement or company policy, will be subject to such deductions and clawback as may be required to be made pursuant thereto (or any award agreement or policy adopted by the company pursuant to any such law, government regulation, stock exchange listing requirement or otherwise).

Form S-8

On September 23, 2020, we filed with the SEC a registration statement on Form S-8 covering the 11,630,172 shares of Class A Common Stock issuable under the Plan.

Certain United States Federal Income Tax Aspects

The federal income tax consequences applicable to the company and grantees in connection with awards under the Plan are complex and depend, in large part, on the surrounding facts and circumstances. Under current federal income tax laws, a participant will generally recognize income, and the company will be entitled to a deduction, with respect to awards under the Plan as follows:

•
Incentive Stock Options. The grant of an ISO will not result in any immediate tax consequences to the company or the optionee. An optionee will not realize taxable income, and the company will not be entitled to any deduction, upon the timely exercise of an ISO, but the excess of the fair market value of the common stock acquired over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the common stock acquired within one year after its receipt (or within two years after the date the option was granted), the gain or loss realized on the subsequent disposition of the common stock will be treated as long-term capital gain or loss and the company will not be entitled to any deduction. If the optionee disposes of the common stock acquired less than one year after its receipt (or within two years after the option was granted), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, the company will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income. Any amount realized by the optionee in excess of the fair market value of the common stock on the date of exercise will be taxed to the optionee as capital gain.

•
Nonqualified Stock Options and SARs. The grant of a Nonqualified Stock Option or SAR will not result in any immediate tax consequences to the company or the grantee. Upon the exercise of a Nonqualified Stock Option or SAR, the grantee will generally realize ordinary income equal to the excess of the fair market value of the common stock acquired over the exercise price or base price, as the case may be. The company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

•
Restricted Share Awards. A grantee generally will not realize taxable income upon an award of restricted share awards. However, a grantee who receives restricted shares will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair market value of the common stock at the time of such lapse. Alternatively, and if permitted by the Administrator, a grantee may elect to realize ordinary income on the date of receipt of the restricted shares. The company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

•
Restricted Share Units. A grantee generally will not realize taxable income upon an award of restricted share units. A grantee will recognize ordinary income in the year in which the shares or cash equivalent subject to the awards are actually issued (or the amount of cash paid) to the grantee, in an amount equal to the fair market value of the shares on the issuance date and/or the amount of any cash payable on the payment date (and subject to income tax withholding in respect of an employee).

•
Other Share-Based Awards. A grantee who receives other share-based awards will realize as ordinary income at the time of the lapse of the restrictions (or, in the case of phantom stock awards, at the time of delivery) an amount equal to the fair market value of the common stock or cash delivered of such lapse. The company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

•
Share Bonuses and Cash Awards. A grantee who receives a share bonus or a cash award will realize as ordinary income an amount equal to the fair market value of the common stock or cash delivered, and the company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee.

•
Internal Revenue Code Section 409A. To the extent that any award under the Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Internal Revenue Code Section 409A, the terms and administration of such award shall comply with the provisions of such section and final regulations issued thereunder.

MANAGEMENT

Board of Directors and Management

Board of Directors

Our business and affairs are managed by or under the direction of our Board of Directors (“Board”). The following table lists the names of our seven (7) current directors, their respective ages and positions with us, followed by a brief biography of each individual, including their business experience. There is no familial relationship between any of our executive officers and directors.

Name	Age	Position
Joseph Marinucci	46	President, Chief Executive Officer and Director
Fernando Borghese(1)	42	Chief Operating Officer and Director
Robbie Isenberg(2)	39	Director
James Miller(2)	42	Director
Mary Minnick(3)	61	Chairperson and Director
Lyndon Lea(4)	52	Director
Robert Darwent(5)	48	Director

(1)	Nominated by Prism.
(2)	Nominated by Clairvest.
(3)	Nominated by Prism and Clairvest.
(4)	Nominated by Sponsor.
(5)	Nominated by Lion Capital (Guernsey) Bridgeco Limited.

Joseph Marinucci has served as Chief Executive Officer of DMS since co-founding DMS in 2012 and a Director since 2020. Previously, Mr. Marinucci co-founded Interactive Media Solutions, a direct response marketing firm, and served as its President from 2000 to 2012. From 2015 to 2019, Mr. Marinucci served as a Board Member of LeadsCouncil, an independent association whose members are companies in the online lead generation industry. Mr. Marinucci holds a Bachelor of Science in Accounting from Binghamton University. In light of our ownership structure and Mr. Marinucci’s extensive executive leadership and management experience, the Board believes it is appropriate for Mr. Marinucci to serve as our director.

Fernando Borghese has served as Chief Operating Officer of DMS since co-founding DMS in 2012 and has served as a Director since the completion of the Business Combination in July 2020. Prior to DMS, Mr. Borghese was Executive Vice President at DMi Partners, a digital marketing agency. Mr. Borghese has served as a Board Member of LeadsCouncil since 2019. Mr. Borghese holds a Bachelor of Arts in Political Science from Trinity College-Hartford. In light of our ownership structure and Mr. Borghese’s extensive experience as an operating executive officer and manager, and in-depth knowledge and understanding of digital marketing, the Board believes it is appropriate for Mr. Borghese to serve as our director.

Robbie Isenberg has served as a Director since the completion of the Business Combination in July 2020. Mr. Isenberg serves as a Managing Director of Clairvest and participates in all areas of the investment process. Prior to joining Clairvest in 20l0, Mr. Isenberg worked as a Senior Case Team Leader for the Monitor Group and in the investment banking group of Credit Suisse focusing on leveraged finance and mergers and acquisitions. In addition to DMS, Mr. Isenberg currently serves on the board of directors of Brunswick Bierworks, Inc. and ChildSmiles Group and has served on the board of directors of Cieslok Media, KUBRA and Lyophilization Services of New England. Other portfolio companies include New Meadowlands Racetrack. Mr. Isenberg has an MBA from Northwestern University’s Kellogg School of Management and an HBA from the Richard Ivey School of Business. In light of Mr. Isenberg’s extensive experience in investments as well as his service as a director of other private companies, the Board believes it is appropriate for Mr. Isenberg to serve as our director.

James H. Miller has served as a Director since the completion of the Business Combination in July 2020. Mr. Miller serves as General Counsel and Corporate Secretary at Clairvest, where he is responsible for all Clairvest legal matters and plays an active transaction execution role in all of Clairvest’s investment transactions. Mr. Miller serves on the board of directors of Head Digital Works (Ace2Three) and Brunswick Bierworks, Inc. Prior to joining Clairvest in May 2015, Mr. Miller practiced investments and mergers & acquisitions and capital markets law at Torys LLP in Toronto for close to ten years. Mr. Miller has a B.A. (Hons.) from Mount Allison University and an LL.B. from Dalhousie University. In light of Mr. Miller’s experience in investments, mergers and acquisitions, the Board believes it is appropriate for Mr. Miller to serve as our director.

Mary E. Minnick has served as a Director and chairperson of the Board since the completion of the Business Combination in July 2020. Ms. Minnick was a Partner of Lion Capital from 2007 until 2017. Previously, Ms. Minnick served in various capacities at The Coca-Cola Company (NYSE:KO), including as Chief Operating Officer of Asia and Global President of Marketing, Strategy and Innovation, from 1983 to 2007. Ms. Minnick is a member of the board of directors of the Target Corporation (NYSE:TGT), which she joined in 2005, Leo Holdings Corp. II (NYSE: LHC.U), a special purpose acquisition company (“Leo II”) and Leo Holdings III Corp. (NYSE: LIII.U), a special purpose acquisition company (“Leo III”). Ms. Minnick has also served as a member of the board of directors of the global brewer Heineken (AMS:HEIA) from 2008 to 2015, the consumer packaged food and beverage company WhiteWave Foods Co. (NYSE:WWAV) from 2012 to 2016 and the global nutrition company Glanbia plc from 2019 to 2020. Ms. Minnick has an MBA from Duke University and a BA in Business from Bowling Green State University. In light of Ms. Minnick’s prior experience in various executive positions, as well as her service as a director of other publicly traded companies, the Board believes it is appropriate for Mr. Minnick to serve as our director.

Lyndon Lea has served as a Director since the completion of the Business Combination in July 2020. Mr. Lea is a founder of Lion Capital and has served as its Managing Partner since its inception in 2004. Prior to founding Lion Capital, Mr. Lea was a partner of Hicks, Muse, Tate & Furst where he co-founded its European operations in 1998. From 1994 to 1998, Mr. Lea served at Glenisla, the former European affiliate of Kohlberg Kravis Roberts & Co., prior to which he was an investment banker at Schroders in London and Goldman Sachs in New York. Mr. Lea graduated with a BA in Honors Business Administration from the University of Western Ontario in Canada in 1990. Mr. Lea is currently a director of the following companies: Leo II; Leo III; AllSaints, the UK fashion brand; Alex & Ani, the North American jewelry brand; Hatchbeauty, the North American fashion brand; food and nutrition companies Lenny & Larry’s, Nutiva (both North American), Picard Surgeles (France) and Grenade (UK); and the French eyewear company Alain Afflelou.

Mr. Lea previously led investments in, and sat on the board of, UK cereal company Weetabix; French food manufacturer Materne; restaurant chain wagamama; global, luxury shoe company, Jimmy Choo; private label razor business, Personna; soft drinks business, Orangina; snack business, Kettle Foods; Finnish bakery company, Vaasan; European frozen food brand, Findus; Dutch foodservice company, Ad Van Geloven; global hair accessories brand, ghd; French frozen retailer, Picard; global brand development, marketing and entertainment company, Authentic Brands Group; UK food company, Premier Foods (LON:PFD); UK biscuit business, Burton’s Foods; UK furniture company, Christie-Tyler; leading European automotive valuation guide, EurotaxGlass’s; Polish cable company, Aster City Cable; champagne houses G.H. Mumm and Champagne-Perrier-Jouët; directories group, Yell; and clothing company, American Apparel. Mr. Lea also previously sat on the board of Aber, a diamond mining company, which owned the luxury jewelry brand Harry Winston. In light of Mr. Lea’s extensive investment experience over twenty years, as well as his service as a director of other publicly traded and private companies, the Board believes it is appropriate for Mr. Lea to serve as our director.

Robert Darwent has served as a Director since the completion of the Business Combination in July 2020. Alongside Mr. Lyndon Lea, Mr. Darwent is a founder of Lion Capital where he sits on the Investment Committee and Operating Committee of the firm. Prior to founding Lion Capital in 2004, Mr. Darwent worked with Mr. Lea in the European operations of Hicks, Muse, Tate & Furst since its formation in 1998. From 1995 to 1998, Mr. Darwent worked in the London office of Morgan Stanley in their investment banking and private equity groups. Mr. Darwent graduated from Cambridge University in 1995.

Mr. Darwent is currently a director of the following companies: Loungers, the UK bar and restaurant chain; Gordon Ramsay North America, the North American restaurant group; Gruppo Menghi, the Italian footwear company; Spence Diamonds, a North American diamond jewelry retailer,  Leo II and Leo III. Previously, Mr. Darwent has sat on the board of the following companies: Authentic Brands Group, the global brand licensing company AS Adventure, the leading European outdoor specialist retailer; Burton’s Foods, the UK biscuit business; Christie-Tyler, the UK furniture manufacturer; ghd, the global hair appliances business; Jimmy Choo, the luxury shoe and accessories brand; La Senza, the UK lingerie retailer; G.H. Mumm and Champagne Perrier-Jouët, the champagne houses; wagamama, the restaurant chain; and Weetabix, the cereal company.

In light of Mr. Darwent’s extensive investment experience over twenty years, as well as his service as a director of private companies, the Board believes it is appropriate for Mr. Darwent to serve as our director. In addition, Mr. Darwent’s background and skills qualify him to chair our Audit Committee and to serve as an audit committee financial expert.

Management

In addition to Mr. Marinucci, our Chief Executive Officer, and Fernando Borghese, Chief Operating Officer, whose biographical information appears above, set forth below are the names, ages and biographical information for each of our current executive officers as of March 16, 2021.

Name	Age	Position
Joseph Marinucci	46	President, Chief Executive Officer and Director
Fernando Borghese	42	Chief Operating Officer and Director
Vasundara Srenivas	46	Chief Financial Officer
Joseph Liner	43	Chief Revenue Officer
Jonathan Katz	51	Chief Media Officer
Matthew Goodman	46	Chief Information Officer
Jason Rudolph	47	Chief Product Officer
Anthony Saldana	51	General Counsel, Executive Vice President of Legal & Compliance and Secretary

Vasundara Srenivas, has served as Chief Financial Officer of DMS since 2021.  Previously, Ms. Srenivas has held various financial and accounting positions of increasing seniority, including most recently as the Chief Financial Officer, at Boeing Capital Corporation, a wholly-owned, multi-billion dollar subsidiary of Boeing Company from 2018 to 2021. Previously, Ms. Srenivas served as Corporate Financial Planning and Analysis Leader for Raytheon Austrial P/L from 2004 to 2008. From 1997 to 2004, Ms. Srenivas served as Corporate Accountant for TransACT Communications.

Joseph ‘Joey’ Liner has served as the Chief Revenue Officer of DMS since 2018. Prior to DMS, Mr. Liner co-founded DoublePositive, a performance marketing company specializing in call center services and strategic lead management agency services for big brands in mortgage and online education, and served as its President from 2015 to 2018. Mr. Liner earned his undergraduate degree in Business Management from Towson University.

Jonathan Katz has served as the Chief Media Officer of DMS since 2016. Prior to DMS, Mr. Katz served as Founder and Chief Executive Officer of Domain Development Studios, which developed original content across its portfolio of vertical and geo-focused brands with strategic emphasis in Healthcare solutions. Mr. Katz studied computer science at Florida State University.

Matthew Goodman has served as the Chief Information Officer of DMS since co-founding DMS in 2012. Previously, Mr. Goodman was Chief Information Officer of Interactive Marketing Solutions. Mr. Goodman attended the Master of Business Administration program at New York University’s Stern School of Business and earned his undergraduate degrees in Finance and Management Information System from Syracuse University.

Jason Rudolph has served as Chief Product Officer of DMS since 2019. Prior to DMS, Mr. Rudolph was Chief Technology Officer at W4 Performance Ad Market from 2015 to 2018. Mr. Rudolph also served as Founder and Chief Executive Officer of Sound Advertising Group from 2008 to 2015.

Anthony Saldana has served as General Counsel, Executive Vice President of Legal & Compliance and Corporate Secretary of DMS since January 2021. Mr. Saldana brings to DMS over 20 years of extensive corporate law experience in mergers and acquisitions, corporate finance, corporate governance and securities matters. Prior to joining DMS, Mr. Saldana was Counsel at Skadden, Arps, Slate, Meagher & Flom LLP, where he worked from 2000 to 2020. Mr. Saldana received a J.D. from the Yale Law School and a Bachelor of Arts, magna cum laude, from Harvard College.

Director Independence

The rules of the NYSE require that a majority of our Board be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Each of our directors, other than Joseph Marinucci and Fernando Borghese, qualifies as an independent director under NYSE listing standards.

Committees of the Board of Directors

The Board has two standing committees: an audit committee and a compensation committee. Our audit committee is composed of three independent directors, and our compensation committee is composed of at least three independent directors.

Audit Committee and Audit Committee Financial Expert

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. During the year ended December 31, 2020, the Audit Committee held one meeting. The members of the Audit Committee consist of Robert Darwent, Lyndon Lea and Mary E. Minnick. Notwithstanding the fact that entities controlled by Mr. Lea and entities affiliated with Mr. Lea currently hold more than 10% of the Company’s outstanding Class A Common Stock, our Board has considered the independence and other characteristics of each member of our Audit Committee and believes that the composition of the Audit Committee meets the requirements for independence under the applicable requirements of the NYSE and SEC rules and regulations.   Each of Messrs. Darwent and Lea and Ms. Minnick is financially literate and our Board has determined that Mr. Darwent qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.  The Board has considered the qualifications of the current members of the Audit Committee and has determined that they possess the skills necessary to review and analyze the Company’s financial statements and processes and to fulfill their other duties in accordance with the terms of the Audit Committee Charter.

The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the Company’s internal audit function, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Code of Conduct and other policies and procedures regarding adherence with legal requirements. The Audit Committee’s duties are set forth in the Audit Committee Charter. A copy of the Audit Committee Charter is available under the “Investor Relations-Governance” section of our website at: www.investors.digitalmediasolutions.com/governance/governance-documents/default.aspx.

Compensation Committee

Our Compensation Committee consists of three members of the Board, all of which are independent directors. The members of the Compensation Committee consist of Ms. Minnick, Mr. Isenberg and Mr. Miller.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of the Company securities does not purport to be complete and is subject to the Certificate of Incorporation and the Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.

Authorized Capitalization

The total amount of our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.0001 per share, of the Company, consisting of (a) 500,000,000 shares of Class A Common Stock, (b) 60,000,000 shares of Class B Common Stock, (c) 40,000,000 shares of Class C Common Stock, and (d) 100,000,000 shares of preferred stock, par value $0.0001 per share, of DMS (“DMS Preferred Stock”).  As of March 24, 2021, 33,686,599 shares of the registrant’s Class A Common Stock, 25,999,464 of the registrant’s Class B Common Stock and warrants to purchase 13,999,078 shares of the registrant’s Class A common stock, were issued and outstanding, not giving effect to the issuance of our Class A Common Stock in the Crisp Results Acquisition.

DMS Common Stock

Voting rights. Each holder of DMS Common Stock will be entitled to one (1) vote for each share of DMS Common Stock held of record by such holder. The holders of shares of DMS Common Stock will not have cumulative voting rights. Except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of DMS Common Stock, as a single class with such holders of Preferred Stock). In addition to any other vote required in the Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will each be entitled to vote separately as a class only with respect to amendments to the Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Notwithstanding the foregoing, except as otherwise required by law, holders of DMS Common Stock, as such, will not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation (as defined in the Certificate of Incorporation) relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock will be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.

Except as provided in the Certificate of Incorporation, dividends and other distributions will not be declared or paid on the Class B Common Stock.

Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock or property of the Company payable or to be made on outstanding shares of Class A Common Stock that would have been payable on the shares of Class C Common Stock if each such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio (as defined in the Certificate of Incorporation) immediately prior to the record date for such dividend or distribution. The holders of shares of Class C Common Stock will be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as and if declared by the Board from time to time out of assets or funds of the Company legally available therefor.

Redemption. The holder of each DMS Unit other than Blocker Corp will, pursuant to the terms and subject to the conditions of Amended Partnership Agreement, have the right (the “Redemption Right”) to redeem each such DMS Unit for the applicable Cash Amount (as defined in the Amended Partnership Agreement), subject to the Company’s right, in its sole and absolute discretion, to elect to acquire some or all of such DMS Units that such DMS Member has tendered for redemption for a number of shares of Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in the Certificate of Incorporation and in the Amended Partnership Agreement.

Retirement of Class B Common Stock. In the event that (i) any DMS Unit is consolidated or otherwise cancelled or retired or (ii) any outstanding share of Class B Common Stock held by a holder of a corresponding DMS Unit otherwise will cease to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise (including in connection with the Redemption Right and the Exchange Option as described above), then the corresponding share(s) of Class B Common Stock (which, for the avoidance of doubt, will be equal to such DMS Unit divided by the Conversion Ratio prior to and until the Effective Time (as defined below) (in the case of (i)) or such share of Class B Common Stock (in the case of (ii)) will automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company for no consideration and thereupon will be retired and restored to the status of authorized but unissued shares of Class B Common Stock.

Rights upon Liquidation. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company after payments to creditors of the Company that may at the time be outstanding, and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Class C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Company available for distribution; provided, however, that, for purposes of any such distribution, each share of Class C Common Stock will be entitled to receive the same distribution as would have been payable if such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such distribution. The holders of shares of Class B Common Stock, as such, will not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Automatic Conversion of Class B Common Stock. Immediately and automatically upon the earlier of (the “Effective Time”) (i) July 4, 2024 and (ii) the date on which there are no amounts owed to any lender pursuant to the Credit Facility, each share of Class B Common Stock will automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split, into a fraction of a share of Class B Common Stock equal to the Conversion Ratio.

Conversion of Class C Common Stock. Each holder of Class C Common Stock will have the right, at such holder’s option, at any time, to convert all or any portion of such holder’s shares of Class C Common Stock, and the Company will have the right, at the Company’s option, from and after the Effective Time, to convert all or any portion of the issued and outstanding shares of Class C Common Stock, in each case into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for the number of shares of Class C Common Stock equal to the Issuance Multiple (as defined in the Business Combination Agreement) so converted.

Transfers. The holders of shares of Class B Common Stock will not transfer such shares other than as part of a concurrent transfer of (i) if prior to the Effective Time, a number of DMS Units equal to the number of shares of Class B Common Stock being so Transferred multiplied by the Conversion Ratio or (ii) if after the Effective Time, an equal number of DMS Units, in each case made to the same transferee in accordance with the restrictions on transfer contained in the Amended Partnership Agreement.

Other rights. No holder of shares of DMS Common Stock will be entitled to preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to the DMS Common Stock. The rights, preferences and privileges of holders of the DMS Common Stock will be subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock of DMS could have the effect of decreasing the trading price of DMS Common Stock, restricting dividends on the capital stock of the DMS, diluting the voting power of the DMS Common Stock, impairing the liquidation rights of the capital stock of DMS, or delaying or preventing a change in control of DMS.

Dividends

DMS has never paid any dividends. The payment of future dividends on the shares of Class A Common Stock or Class C Common Stock, as applicable, will depend on the financial condition of the Company after the completion of the Business Combination subject to the discretion of the Board. It is presently expected that the Company will retain all earnings for use in the business operations of the Company and, accordingly, it is not expected that the Board will declare any dividends in the foreseeable future. The ability of the Company to declare dividends may be limited by the terms of any other financing and other agreements entered into by the Company or its subsidiaries from time to time

The Company is a holding company with no material assets other than the equity interests in Blocker Corp held by it. Blocker Corp will be a wholly owned subsidiary of the Company and a holding company with no material assets other than its ownership of DMS Units. The Amended Partnership Agreement requires DMS to make “tax distributions” pro rata to holders of DMS Units (including Blocker Corp) in amounts sufficient for the Company and Blocker Corp to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by the Company.

The Company anticipates that the distributions Blocker Corp will receive from DMS may, in certain periods, exceed the Company’s and Blocker Corp’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, acquiring additional newly issued DMS Units from DMS at a per unit price determined by reference to the market value of the shares of Class A Common Stock at such time (which DMS Units are expected to be contributed to Blocker Corp); paying dividends, which may include special dividends, on Class A Common Stock and Class C Common Stock; funding repurchases of Class A Common Stock or Class C Common Stock; or any combination of the foregoing. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. To the extent that the Company does not distribute such excess cash as dividends on Class A Common Stock or otherwise undertake ameliorative actions between DMS Units and shares of Class A Common Stock and instead, for example, holds such cash balances, holders of DMS Units other than Blocker Corp may benefit from any value attributable to such cash balances as a result of their ownership of shares of Class A Common Stock following an exchange of their DMS Units, notwithstanding that such holders may previously have participated as holders of DMS Units in distributions by DMS that resulted in such excess cash balances at the Company. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding DMS Units, to maintain one-for-one parity between DMS Units and shares of Class A Common Stock of DMS. See “Risk Factors.”

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement, the number of directors which will constitute the Board will be not less than five (5) nor more than eleven (11), and the exact number of directors will be fixed from time to time, within the limits specified herein, by the Board.

Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes cast will be sufficient to elect such directors to the Board.

Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for a term expiring at the next annual meeting of stockholders and until his or her successor will have been elected and qualified.

Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding voting stock (as defined below) of the Company. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that will be approved or be ratified by the affirmative vote of the holders of a majority of the total voting power of all of the then-outstanding shares of stock of the Company, which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy), will be as valid and binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted from time to time by the stockholders; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company, for any purpose or purposes, may be called only (i) by a majority of the Board or the Chief Executive Officer of the Company or (ii) at any time when Prism, Clairvest and any of their respective affiliates (as defined in the Certificate of Incorporation) (including any Affiliated Companies (as defined in the Certificate of Incorporation) of Clairvest) (collectively, the “DMS Group”) collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, by the holders of a majority of the outstanding voting stock of the Company Subject to the rights of the holders of any series of Preferred Stock, at any time when the DMS Group collectively owns, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, any action required or permitted to be taken by the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company in accordance with Section 228 of the DGCL and the Bylaws; provided that, from and after the first date that the DMS Group ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Company, any action required or permitted to be taken by the stockholders of the Company shall be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:

•	the provisions regarding the size of the Board and the election of directors pursuant to the Director Nomination Agreement;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding the limited liability of directors of the Company;

•	the provisions regarding the election not to be governed by Section 203 of the DGCL;

•	the provision regarding the votes necessary to amend the Bylaws; and

•	the amendment provision requiring that the above provisions be amended only with an 662/3% supermajority vote.

Further, the provision regarding the waiver of the corporate opportunity doctrine may only be amended by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Company.

As long as there are any shares of Class B Common Stock issued and outstanding, the existence of the Class A Common Stock and the Class B Common Stock, and the rights, preferences and privileges conferred upon the holders of Class A Common Stock and Class B Common Stock in the Certificate of Incorporation, including those related to the Redemption Right and the Exchange Option, may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconstant therewith or herewith may be adopted, only by the unanimous affirmative vote of all of the holders of the Class B Common Stock.

The Bylaws may be amended (A) by the affirmative vote of a majority of the entire Board (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of a majority of the outstanding voting stock of the Company.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

•	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

•
the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

•
the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Certificate of Incorporation, the Company opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Certificate of Incorporation contains similar provisions providing that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that Sponsor, Seller, any Affiliated Company (as defined in the Certificate of Incorporation), any of their respective direct or indirect transferees of at least 15% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

Corporate Opportunity

The Certificate of Incorporation provides that the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to each of the stockholders and directors of the Company or any of their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equityholders and/or employees, including any of the foregoing who serve as directors of the Company (other than the Company and its subsidiaries and other than directors that are employees of the Company or any of its subsidiaries) (the “Exempted Person”) and that may be a business opportunity for the Company, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director, any such business opportunity is expressly offered to such director solely in his or her capacity as our director. Each of the Exempted Person will not have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries. The provision regarding the waiver of the corporate opportunity doctrine in the Certificate of Incorporation may only be amended by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Company.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation limits the liability of the directors of the Company to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred; provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Warrants

Public Warrants

Each Public warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time, provided that we have an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

If the number of shares of outstanding Class A Common Stock is increased by a share dividend payable in Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of the Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions, and they will not be redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Transfer Agent and Warrant Agent

The transfer agent for Class A Common Stock and warrant agent for the Public Warrants and Private Placement Warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Class A Common Stock or Warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A Common Stock then outstanding; or

•	the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of July 31, 2020, we had 32,293,793 shares of Class A Common Stock outstanding. Of these shares, 855,839 shares into which Class A ordinary shares sold in our initial public offering were converted in connection with the Business Combination are freely tradable without restriction or further registration under the Securities Act, except for any such shares held by one of our affiliates within the meaning of Rule 144. All of the Conversion Shares we issued to the Blocker Sellers in connection with the Conversion, the PIPE Shares we issued to the PIPE Investors pursuant to the Subscription Agreements are also restricted securities for purposes of Rule 144. The registration statement of which this prospectus is a part registers for resale all of the Conversion Shares, the PIPE Shares, the Converted Founder Shares and the Redemption Shares, and we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Amended and Restated Registration Rights Agreement, applicable Subscription Agreements. As of the date of this registration statement, there are 13,999,078 Warrants outstanding, consisting of 9,999,078 Public Warrants and 4,000,000 Private Placement Warrants, 2,000,000 of which were issued as a matter of law upon the conversion at the time of the Domestication of the Leo private placement warrants that were sold by Leo to the Sponsor in a private sale simultaneously with the consummation of Leo’s initial public offering and 2,000,000 of which are the Seller Warrants. Each DMS warrant is exercisable for one share of Class A Common Stock in accordance with the terms of the Amended and Restated Warrant Agreement governing the warrants. The Public Warrants are freely tradable. In addition, we have filed the registration statement of which this prospectus is a part under the Securities Act covering up to 13,999,078 shares of the Class A Common Stock that may be issued upon exercise of the Warrants and resales by the Selling Holders of the 4,000,000 Private Placement Warrants, and we are obligated to maintain the effectiveness of such registration statement until the expiration or redemption of the warrants.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Form S-8 Registration Statement

On September 23, 2020, we filed a registration statement on Form S-8 under the Securities Act to register the 11,630,172 shares of Class A Common Stock issued or issuable under the Plan, which became effective automatically upon filing.  Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of shares of Common Stock as of the close of business on March 24, 2021 by:

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of any class of DMS Common Stock;
•	each of our named executive officers and directors; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table below have or will have as of April 7, 2021, as applicable, sole voting and investment power with respect to the voting securities beneficially owned by them.

	Class A Common Stock		Class B Common Stock		Total Voting Securities
Name and Address of Beneficial Owners(1)	Number of Shares	% of Class(8)	Number of Shares	% of Class(8)	Number of Shares	%(8)
Leo Investors Limited Partnership(2)	5,012,718	14.0%	—	—	5,012,718	8.1%
Prism Data, LLC(3)	18,958,914	54.8%	25,999,464	100%	44,958,378	74.2%
Clairvest Group Inc. and affiliates(4)	18,958,914	54.8%	25,999,464	100%	44,958,378	74.2%
Luis Ruelas(5)	—	—	7,307,770	28.1%	7,307,770	12.2%
Joseph Marinucci(3)	19,499,326	55.5%	25,999,464	100%	45,498,790	74.4%
Fernando Borghese(5)	544,916	1.6%	5,731,587	22%	6,276,503	10.4%
Robert Darwent(6)	—	—	—	—	—	—
Robbie Isenberg	—	—	—	—	—	—
Lyndon Lea(7)	7,624,282	22.6%	—	—	7,624,282	12.8%
James H. Miller	—	—	—	—	—	—
Mary E. Minnick	21,000	*	—	—	21,000	*
Matthew Goodman(5)	—	—	2,579,223	9.9%	2,579,223	4.3%
Randall Koubek	—	—	—	—	—	—
Joey Liner	—	—	—	—	—	—
All DMS’ directors and executive officers as a group (13 individuals)	27,689,524	77.6%	25,999,464	100%	53,688,988	87.0%

∗	Less than one percent

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.

(2)
Based on information set forth in Amendment No. 1 to the Schedule 13G/A filed with the SEC on February 16, 2021. The Schedule 13G/A indicates 3,012,718 shares of Class A Common Stock and warrants to purchase 2,000,000 shares of Class A Common Stock are owned by Leo Investors Limited Partnership. Leo Investors Limited Partnership is controlled by its general partner, Leo Investors General Partner Limited, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of the Company’s sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Company’s sponsor. Based on the foregoing analysis, no individual director of the general partner of Leo Investors Limited Partnership exercises voting or dispositive control over any of the securities held by Leo Investors Limited Partnership, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The business address of Leo Investors Limited Partnership is 21 Grosvenor Place, London, SW1X 7HF.

(3)
Based on information set forth in Amendment No. 2 to the Schedule 13D filed with the SEC on October 26, 2020. The Schedule 13D/A indicates Prism Data, LLC has shared voting power over the shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock held by Clairvest Group Inc. (as described in footnote (5)) as a result of the Director Nomination Agreement. Joseph Marinucci, as the manager of Prism Data, LLC, is deemed to have beneficial ownership over the interests shown. The Schedule 13D/A also indicates that Joseph Marinucci holds warrants to purchase 538,912 shares of Class A Common Stock.  Joseph Marinucci also owns directly 1,500 shares of Class A Common Stock.

(4)
Based on information set forth in Amendment No. 1 to the Schedule 13D/A filed with the SEC on October 26, 2020. Interests shown consist of (i) shares of Class A Common Stock held by Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment Limited Partnership, (ii) shares of Class B Common Stock acquired held by CEP V-A DMS AIV and (iii) warrants to purchase shares of Class A Common Stock held by CEP V-A DMS AIV Limited Partnership, Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment Limited Partnership. Each of the foregoing limited partnerships has the power to make voting and dispositive decisions with respect to such shares and is an indirect subsidiary of Clairvest Group Inc. Interests shown also consist of the shares of Class B Common Stock held by Prism Data, LLC (as described in footnote (4)) over which Clairvest Group Inc. has shared voting power as a result of the Director Nomination Agreement. The business address of Clairvest Group Inc. and each of the foregoing limited partnerships is 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.

(5)
Interests shown are based on such individual’s ownership interests in Prism Data, LLC. Fernando Borghese also owns directly 6,005 shares of Class A Common Stock directly and warrants to purchase 538,911 shares of Class A Common Stock.

(6)
Does not include any shares indirectly owned by this individual as a result of his partnership interest in Leo Investors Limited Partnership or its affiliates. The business address of Mr. Darwent is 21 Grosvenor Place, London, SW1X 7HF.

(7)
Interests consist of (i) 1,517,004 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV, L.P.; (ii) 1,724,562 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A, L.P.; (iii) 135,065 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS, L.P.; (iv) 1,223,046 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV (USD), L.P.; (v) 2,854,699 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A (USD), L.P.; and (v) 169,906 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS (USD), L.P., each which entity is managed by Lion Capital IV GP Limited, which is controlled by Lyndon Lea. Each such entity is a Selling Holder hereunder. The business address of Lyndon Lea and each such entity is 21 Grosvenor Place, London, SW1X 7HF.

(8)
Assumes 33,686,599 shares of Class A Common Stock and 25,999,464 shares of Class B Common Stock. In addition, for each individual or entity that beneficially owns any warrants to purchase shares of Class A Common Stock, the number of outstanding shares that is assumed for purposes of calculating such individual’s or entity’s ownership percentages also includes the number of warrants beneficially owned by such individual or entity but, for the avoidance of doubt, does not include any outstanding warrants that are not beneficially owned by such individual or entity. In particular, (i) the number of outstanding shares used to calculate the ownership percentages of Leo Investors Limited Partnership includes 2,000,000 shares subject to warrants to purchase Class A Common Stocks; (ii) the number of outstanding shares used to calculate the ownership percentages of Prism Data, LLC includes 922,177 shares subject to warrants to purchase Class A Common Stock; (iii) the number of outstanding shares used to calculate the ownership percentages of Clairvest Group Inc. and affiliates includes 922,177 shares subject to warrants to purchase Class A Common Stock; (iv) the number of outstanding shares used to calculate the ownership percentages of Joseph Marinucci includes 1,461,089 shares subject to warrants to purchase Class A Common Stock; and (v) the number of outstanding shares used to calculate the ownership percentages of Fernando Borghese includes 538,911 shares subject to warrants to purchase Class A Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions—Leo

Class B ordinary shares

Prior to Leo’s initial public offering, in December 2017, Sponsor purchased 8,625,000 Class B ordinary shares, par value $0.0001, for an aggregate price of $25,000. In February 2018, Sponsor transferred 30,000 of such shares to each of the Leo Independent Directors. In February 2018, Sponsor effected a surrender of 2,875,000 Class B ordinary shares to us for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. The Sponsor had agreed to forfeit up to 750,000 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by Sponsor.

The Class B ordinary shares were identical to the Class A ordinary shares, and holders of Class B ordinary shares had the same shareholder rights as holders of Class A ordinary shares, except that: (i) the Class B ordinary shares were subject to certain transfer restrictions; (ii) the Class B Shareholders entered into letter agreements with Leo, pursuant to which they agreed (a) to waive their redemption rights with respect to their Class B ordinary shares and Class A ordinary shares in connection with the completion of Leo’s business combination and (b) to waive their rights to liquidating distributions from the trust account with respect to their Class B ordinary shares if Leo failed to complete its business combination within the required time period, although they would have been entitled to liquidating distributions from the trust account with respect to any Class A ordinary shares they held if Leo failed to complete its business combination within such time period; (iii) the Class B ordinary shares were automatically convertible into Class A ordinary shares at the time of Leo’s business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in Leo’s amended and restated memorandum and articles of association (which adjustment and anti-dilution rights were waived in connection with the Business Combination); and (iv) the Class B ordinary shares were subject to registration rights. If Leo submitted its business combination to its Class A ordinary shares for a vote, the Class B Shareholders agreed to vote their Class B ordinary shares and any Class A ordinary shares purchased during or after the initial public offering in favor of Leo’s business combination. Permitted transferees of the Class B Shareholders were subject to the same obligations of the Class B Shareholders.

Pursuant to the Surrender Agreement, at the Closing, the Class B Shareholders, among other things, surrendered and forfeited to Leo 1,924,282 Class B ordinary shares for no consideration and as a capital contribution to Leo. For additional information, see “Business Combination—Related Agreements—Surrender Agreement.” In connection with the consummation of the Business Combination, the issued and outstanding Class B ordinary shares held by the Class B Shareholders converted automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into the Converted Founder Shares.

Private Placement Warrants

Simultaneously with the consummation of the initial public offering, Sponsor purchased 4,000,000 Leo private placement warrants at a price of $1.50 per warrant, or $6,000,000 in the aggregate, in a private placement. Each Leo private placement warrant entitled the holder to purchase one Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the Leo private placement warrants was placed in the trust account. The Leo private placement warrants were not permitted to be redeemed by Leo so long as they were held by Sponsor or its permitted transferees. If the Leo private placement warrants were held by holders other than Sponsor or its permitted transferees, the private placement warrants were redeemable by Leo and exercisable by the holders on the same basis as the Leo public warrants. Sponsor, or its permitted transferees, had the option to exercise the Leo private placement warrants on a cashless basis. In connection with the consummation of the Business Combination, (i) Sponsor surrendered and forfeited to Leo 2,000,000 of its Leo private placement warrants, (ii) the issued and outstanding Leo private placement warrants automatically became Private Placement Warrants (no other changes were made to the terms of any issued and outstanding Leo private placement warrants as a result of the Business Combination) and (iii) 2,000,000 Seller Warrants were issued to the Sellers.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the date of the Closing.

Registration Rights

The Sponsor and the Independent Directors were entitled to registration rights pursuant to a registration rights agreement, which was amended and restated in connection with the Business Combination. The Amended and Restated Registration Rights Agreement grants the certain Holders (as defined in the Amended and Restated Registration Rights Agreement) certain registration rights with respect to their registrable securities. For additional information, see “Business Combination — Related Agreements — Amended and Restated Registration Rights Agreement.”

Amended Partnership Agreement

Pursuant to the Amended Partnership Agreement, following the expiration of the lock-up period under the lock-up agreement entered into by the Company and the Sellers at the Closing, the non-controlling interests (as defined in the Amended Partnership Agreement) will have the right to redeem their DMS Units for cash (based on the market price of the shares of Class A Common Stock) or, at the Company’s option, the Company may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker) in exchange for cash or Class A Common Stock (a “Redemption”) on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications), in each case subject to certain restrictions and conditions set forth therein, including that any such Redemption be for an amount no less than the lesser of 10,000 DMS Units or all of the remaining DMS Units held by such Non-Blocker Member. In the event of a change of control transaction with respect to a Non-Blocker Member, DMS will have the right to require such Non-Blocker Member to effect a Redemption with respect to all or any portion of the DMS Units transferred in such change of control transaction. In connection with any Redemption (other than a Redemption by the SmarterChaos sellers) a number of shares of Class B Common. Stock will automatically be surrendered and cancelled in accordance with the Company’s Certificate of Incorporation.

Tax Receivable Agreement

In conjunction with the Business Combination, DMS and Blocker also entered into the Tax Receivable Agreement with the Sellers. Pursuant to the Tax Receivable Agreement, DMS is required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that DMS and Blocker actually realize as a result of (A) certain existing tax attributes of Blocker acquired in the Business Combination, and (B) increases in Blocker’s allocable share of the tax basis of the assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions or exchanges of DMS Units for cash or Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMSH and Blocker received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers are the obligation of DMS, and not that of DMSH. As a result of the Business Combination, the Company recorded a deferred tax asset and income tax receivable of $20.1 million and $199 thousand, respectively, with the offset as a long-term Tax Receivable Agreement liability of $16.3 million and Additional Paid-in Capital of $4.0 million in the consolidated balance sheet.

As of December 31, 2020, the total amount under the Tax Receivable Agreement was $16.3 million, of which $510 thousand was current and included in Accrued expenses and other current liabilities on the consolidated balance sheet.

Management Agreement

In consideration for various management and advisory services, prior to the Business Combination, DMSH paid to one of its members a quarterly retainer of $50,000 plus any out-of-pocket expenses. The total expense for the years ended December 31, 2020 and 2019 was $0.1 million and $0.2 million, respectively, which was recorded in General and administrative expenses in the consolidated statements of operations. The management agreement was terminated in connection with the Business Combination.

Prism Incentive Agreement

On October 1, 2017, DMS, through a subsidiary, acquired the assets of Mocade Media LLC (“Mocade”). On that date, in connection with the acquisition, DMS also entered into a consulting agreement with Singularity Consulting LLC (“Singularity”), a Texas limited liability company owned by the former management of Mocade. On August 1, 2018, in order to further incentivize Singularity’s efforts with respect to the acquired Mocade assets, DMS entered into an amendment to the Singularity consulting agreement. On that date, Prism, the then majority equityholder of DMS, also entered into an incentive agreement with Singularity, to which DMS was not a party, providing for certain incentive payments to be accounted for in accordance with applicable accounting standards by Prism to Singularity in the event of certain specified change of control sale transactions involving DMS. Following the Business Combination, in November 2020, DMS and Singularity resolved all outstanding amounts due under the Singularity consulting agreement between DMS and Singularity with a payment of $850,000. In addition, Prism and Singularity agreed that Singularity would be entitled to a payment from Prism of $2,000,000 in the event of certain specified change of control sale transactions involving DMS.

DMSH Member Tax Distributions

For the years ended December 31, 2020 and 2019, tax distributions to members of DMSH were $0.2 million and $21.6 million, respectively.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

Policies and Procedures for Related Party Transactions

The Company has adopted a written related person transaction policy that sets forth the procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which DMS was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest, subject to certain exceptions.

A “Related Person” means:

•	any director or executive officer, or nominee for director of DMS;
•	any person who is the beneficial owner of more than five percent (5%) of DMS’ Common Stock; and
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of DMS Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner of more than five percent (5%) of DMS Common Stock.

DMS also has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee has the responsibility to review and approve any related party transactions that are in the best interests of the Company and its stockholders.

To identify any transactions with such related parties, upon nomination or appointment, each director nominee and executive officer completes a questionnaire listing his or her related parties, and any transactions with the Company in which the officer or director or their family members have an interest. Additionally, at the end of each year, each director and executive officer is required to update his or her related parties, and confirm that he or she has disclosed any applicable transactions.

SELLING HOLDERS

This prospectus relates to the possible offer and resale by the Selling Holders of (i) up to 59,445,024 shares of Class A Common Stock (including 4,000,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, the Converted Founder Shares, the PIPE Shares, the Conversion Shares and the Redemption Shares) and (ii) up to 4,000,000 Private Placement Warrants.

Prior to the initial public offering, Sponsor acquired Class B ordinary shares. Sponsor later transferred some of such shares to the Independent Directors and surrendered and forfeited some of such shares to Leo. Simultaneously with the consummation of the initial public offering, Sponsor purchased 4,000,000 Leo private placement warrants. In connection with the Closing, (i) the issued and outstanding Class B ordinary shares held by Sponsor and the Independent Directors were converted automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into the Converted Founder Shares, (ii) Sponsor surrendered and forfeited to Leo 2,000,000 of its Leo private placement warrants pursuant to the Surrender Agreement and its remaining Leo private placement warrants were automatically converted into Private Placement Warrants, (iii) the Seller Warrants were issued to the Sellers pursuant to the Business Combination Agreement, (iv) 17,937,954 shares of Class C Common Stock were issued to the Blocker Sellers pursuant to the Business Combination Agreement and were later converted into the Conversion Shares upon the Conversion, (v) DMS and its then-current equity holders amended and restated the limited liability company agreement of DMS to, among other things, permit DMS to acquire the DMS Units held by Clairvest Direct Seller and Prism in exchange for cash or the Redemption Shares and (vi) we entered into the Amended and Restated Registration Rights Agreement with the other parties thereto. The Converted Founder Shares, Private Placement Warrants, shares of Class A Common Stock underlying the Private Placement Warrants, PIPE Shares, Conversion Shares and Redemption Shares are being registered by the registration statement of which this prospectus forms a part pursuant to the registration rights granted under certain of the Subscription Agreements and the Amended and Restated Registration Rights Agreement.

The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock and Private Placement Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A Common Stock and/or Private Placement Warrants after the date of this prospectus such that registration rights shall apply to those securities.

The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock or Private Placement Warrants that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 59,445,024 shares of Class A Common Stock (plus, for any entity or individual that owns Private Placement Warrants, the number of shares underlying the Private Placements Warrants owned by such entity or individual) outstanding on an as-redeemed basis and 4,000,000 Private Placement Warrants outstanding, in each case as of March 24, 2021. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of Class A Common Stock issuable upon exercise of that particular Selling Holder’s Warrants, if any, and did not assume the exercise of any other Selling Holder’s Warrants.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock or Private Placement Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Private Placement Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.

Class A Common Stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Leo Investors Limited Partnership(2)	5,012,718	8.94%	5,012,718	8.94%	—	—
Prism Data, LLC(3)	44,958,378	74.2%	44,717,201	73.8%	241,177	*
Clairvest Group Inc. and affiliates identified in the note(4)	44,958,378	74.2%	44,717,201	73.8%	241,177	*
Joseph Marinucci(3)	45,498,790	74.4%	45,256,113	74.0%	242,677	*
Luis Ruelas(5)	7,307,770	12.5%	7,267,746	12.2%	40,024	*
Fernando Borghese(5)	6,276,503	10.4%	6,239,108	10.4%	37,395	*
Matthew Goodman(6)	2,579,223	4.3%	2,565,097	4.3%	14,126	*
Jonathan Katz(5)	198,088	*	197,003	*	1,085	*
David Shtief(5)	607,173	1.0%	603,848	1.0%	3,325	*
Mary Minnick(6)	21,000	*	21,000	*	—	—
Robert Benoussan(6)	21,000	*	21,000	*	—	—
Lori Bush(6)	21,000	*	21,000	*	—	—
BEMAP Master Fund Ltd(7)	241,379	*	241,379	*	—	—
Monashee Pure Alpha SPV I LP(8)	108,621	*	108,621	*	—	—
Colby Special Situations Fund I, LP(9)	100,000	*	100,000	*	—	—
Fullerton Capital Partners LP(10)	500,000	*	500,000	*	—	—
Lyndon Lea(11)	7,624,282	12.8%	7,624,282	12.8%	—	—

*	Less than one percent.
(1)
Based upon 59,686,063 shares of Class A Common Stock outstanding as of March 24, 2021 on an as-redeemed basis. In addition, for each individual or entity that beneficially owns any warrants to purchase shares of Class A Common Stock, the number of outstanding shares that is assumed for purposes of calculating such individual’s or entity’s ownership percentages also includes the number of warrants beneficially owned by such individual or entity but, for the avoidance of doubt, does not include any outstanding warrants that are not beneficially owned by such individual or entity.

(2)
Interests shown consist of 3,012,718 shares of Class A Common Stock and shares of Class A Common Stock underlying 2,000,000 Private Placement Warrants owned by Leo Investors Limited Partnership. Leo Investors Limited Partnership is controlled by its general partner, Leo Investors General Partner Limited, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of the Company’s sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Company’s sponsor. Based on the foregoing analysis, no individual director of the general partner of Leo Investors Limited Partnership exercises voting or dispositive control over any of the securities held by Leo Investors Limited Partnership, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The business address of Leo Investors Limited Partnership is 21 Grosvenor Place, London, SW1X 7HF.

(3)
Interests shown consist of Redemption Shares assuming Redemption of all of the DMS Units held by Prism Data, LLC, and 538,912 Seller Warrants owned by Joseph Marinucci. Interests shown also include Redemption Shares (assuming Redemption of all DMS Units held), Conversion Shares and shares of Class A Common Stock underlying 922,177 Seller Warrants acquired by the indirect subsidiaries of Clairvest Group Inc. (as described in footnote (4)), in each case, over which Prism Data, LLC has shared voting power as a result of the Director Nomination Agreement. Joseph Marinucci, as the manager of Prism Data, LLC, is deemed to have beneficial ownership over the interests shown. Joseph Marinucci also owns directly 1,500 shares of Class A Common Stock.  The business address of Prism Data, LLC is 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.

(4)
Interests shown consist of (i) Conversion Shares acquired by Clairvest Equity Partners V Limited Partnership (11,879,938 Conversion Shares) and CEP V Co-Investment Limited Partnership (6,058,016 Conversion Shares), (ii) 2,255,433 Redemption Shares assuming Redemption of all DMS Units held by CEP V-A DMS AIV Limited Partnership and (iii) shares of Class A Common Stock underlying Seller Warrants acquired by CEP V-A DMS AIV Limited Partnership (102,999 shares), Clairvest Equity Partners V Limited Partnership (542,525 shares) and CEP V Co-Investment Limited Partnership (276,653 shares) in the Business Combination. Interests shown also consist of Redemption Shares assuming Redemption of all of the DMS Units held by Prism Data, LLC over which Clairvest Group Inc. has shared voting power as a result of the Director Nomination Agreement. Each of the foregoing limited partnerships has the power to make voting and dispositive decisions with respect to such shares and is an indirect subsidiary of Clairvest Group Inc. The business address of Clairvest Group Inc. and each of the foregoing limited partnerships is 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.

(5)
Interests shown are based on such individual’s ownership interests in Prism Data, LLC, as well as Seller Warrants owned by such individual. Fernando Borghese also owns directly 6,005 shares of Class A Common Stock and warrants to purchase 538,911 shares of Class A Common Stock.

(6)	Interests consist of Converted Founder Shares.
(7)	Interests consist of PIPE Shares. The business address of BEMAP Master Fund Ltd is The Presidio, 220 Halleck St., Suite 215, San Francisco, CA 94129.
(8)	Interests consist of PIPE Shares. The business address of Monashee Pure Alpha SPV I LP is 125 High Street, 28th Floor, Boston, MA 02110.
(9)	Interests consist of PIPE Shares. The business address of Colby Special Situations Fund I, LPis220 Halleck St., Suite 215., San Francisco, CA 94129.
(10)	Interests consist of PIPE Shares. The business address of Fullerton Capital Partners LP is c/o Colby Capital Partners, LLC, 3047 Fillmore St., San Francisco, CA 94123.
(11)
Interests consist of (i) 1,517,004 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV, L.P.; (ii) 1,724,562 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A, L.P.; (iii) 135,065 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS, L.P.; (iv) 1,223,046 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV (USD), L.P.; (v) 2,854,699 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A (USD), L.P.; and (v) 169,906 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS (USD), L.P., each which entity is managed by Lion Capital IV GP Limited, which is controlled by Lyndon Lea. Each such entity is a Selling Holder hereunder. The business address of Lyndon Lea and each such entity is 21 Grosvenor Place, London, SW1X 7HF.

Private Placement Warrants

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Warrants	%	Number of Warrants	%	Number of Warrants	%
Leo Investors Limited Partnership(1)	2,000,000	50%	2,000,000	50%	—	—
Clairvest Group Inc. and affiliates identified in the note(2)	922,177	23.1%	922,177	23.1%	—	—
Joseph Marinucci(3)	538,912	13.5%	538,912	13.5%	—	—
Fernando Borghese(4)	538,911	13.5%	538,911	13.5%	—	—

(1)
Interests shown consist of Private Placement Warrants owned by Leo Investors Limited Partnership. Leo Investors Limited Partnership is controlled by its general partner, Leo Investors General Partner Limited, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of the Company’s sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Company’s sponsor. Based on the foregoing analysis, no individual director of the general partner of Leo Investors Limited Partnership exercises voting or dispositive control over any of the securities held by Leo Investors Limited Partnership, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The business address of Leo Investors Limited Partnership is 21 Grosvenor Place, London, SW1X 7HF.

(2)
Interests shown consist of Seller Warrants acquired by CEP V-A DMS AIV Limited Partnership (102,999 Seller Warrants), Clairvest Equity Partners V Limited Partnership (542,525 Seller Warrants) and CEP V Co-Investment Limited Partnership (276,653 Seller Warrants) in the Business Combination. Interests shown also consist of Seller Warrants acquired by Prism Data, LLC in the Business Combination over which Clairvest Group Inc. has shared voting power as a result of the Director Nomination Agreement. Each of the foregoing limited partnerships has the power to make voting and dispositive decisions with respect to such shares and is an indirect subsidiary of Clairvest Group Inc. The business address of Clairvest Group Inc. and each of the foregoing limited partnerships is 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.

(3)	The business address of Joseph Marinucci is 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.
(4)	The business address of Fernando Borghese is 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.

Material Relationships with the Selling Holders

For a description of our relationships with the Selling Holders and their affiliates, see “Business Combination,” “Management,” “Certain Relationships and Related Transactions,” and “Executive Compensation.”

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 13,999,078 shares of our Class A Common Stock that may be issued upon exercise of Warrants, including the Public Warrants and the Private Placement Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 59,445,024,  shares of Class A Common Stock (including 4,000,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, the Converted Founder Shares, the PIPE Shares, the Conversion Shares and the Redemption Shares) and (ii) up to 4,000,000 Private Placement Warrants.

The Selling Holders may offer and sell, from time to time, their respective shares of Class A Common Stock and Private Placement warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:

•	on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any Selling Holder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	by pledge to secured debts and other obligations;

•	to or through underwriters or agents;

•	“at the market” or through market makers or into an existing market for the securities;

•	any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.

The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Holders party to the Amended and Restated Registration Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify an underwriter against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities, by a non-U.S. Holder (as defined below), and to the ownership and disposition of our Warrants by a U.S. Holder (as defined below). This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), governments or agencies or instrumentalities thereof, taxpayers that are subject to or have elected mark-to-market accounting, holders who acquired our Class A Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, holders that will hold Class A Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, certain former citizens or former long-term residents of the United States, persons that beneficially own or have beneficially owned within the past five years (or are deemed to beneficially own or to have beneficially owned within the past five years) 5% or more of the total fair market value of our Class A Common Stock or Warrants, or holders that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare contribution tax on net investment income or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, (the “Code”). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•
a corporation, or other entity treated as a corporation for United States federal income tax purposes, created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Exercise of a DMS Warrant

Except as discussed below with respect to the cashless exercise of a DMS warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Class A Common Stock on exercise of a DMS warrant. The U.S. Holder’s initial tax basis in the share of our Class A Common Stock received upon exercise of the DMS warrant will generally be an amount equal to the sum of the U.S. Holder’s purchase price for the DMS warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the DMS warrant would commence on the date of exercise of such warrant or the day following the date of exercise of such warrant; however, in either case, the holding period will not include the period during which the U.S. Holder held the DMS warrant.

The tax consequences of a cashless exercise of a DMS warrant are not clear under current U.S. federal income tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Common Stock received would generally equal the holder’s adjusted tax basis in the DMS warrant exercised. If the cashless exercise were not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the DMS warrant or the day following the date of exercise of such warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of such warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder generally would be deemed to have surrendered a number of Warrants having a value equal to the exercise price thereof. The U.S. Holder generally would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received generally would equal the sum of the U.S. Holder’s purchase price for the Warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received would commence on the date of exercise of the DMS warrant or the day following the date of exercise of such warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, or Expiration of a DMS Warrant

Upon a sale, exchange (other than by exercise), or expiration of a DMS warrant, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the DMS warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the DMS warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a DMS warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the DMS warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Public warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Public warrant may be exercised or to the exercise price of the DMS warrant in certain events, as discussed in “Description of Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of Public warrants would generally be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash or other property to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would generally be subject to tax in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Non-U.S. Holders

Taxation of Distributions on Shares of Class A Common Stock

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will generally be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder.

Any distribution not constituting a dividend will generally be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will generally withhold 15% of any distribution to the extent such distribution exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States will generally not be subject to withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at generally applicable U.S. federal income tax rates. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a DMS Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a DMS warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a DMS warrant by a U.S. Holder, as described under “U.S. Holders—Exercise of a DMS Warrant” above, except that to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would generally be the same as those described below in “Non-U.S. Holders—Gain on Sale, Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants.”

Gain on Sale, Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange, or other taxable disposition of our Class A Common Stock or a sale, exchange, expiration, or other taxable disposition of our Warrants, unless:

•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock or Warrants, as applicable, unless our Class A Common Stock or Warrants, as applicable, are regularly traded on an established securities market. There can be no assurance that our Class A Common Stock or Warrants will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will generally be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Warrants will generally be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition if our Class A Common Stock or Warrants, as applicable, are not treated as regularly traded on an established securities market. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be classified as a “United States real property holding corporation.” However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will be a United States real property holding corporation with respect to a non-U.S. Holder. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Public warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in “Description of Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of Public warrants would generally be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would generally be subject to U.S. federal income tax withholding in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

LEGAL MATTERS

Anthony Saldana, General Counsel, Executive Vice President of Legal and Compliance and Secretary of DMS, passed upon the validity of the Class A Common Stock and Warrants covered by this prospectus. Mr. Saldana is compensated by the Company as an employee. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C., is representing DMS in certain matters relating to the securities offered hereby.

EXPERTS

The financial statements of Leo Holdings Corp. as of December 31, 2019, 2018 and 2017, and for the years ended December 31, 2019 and 2018, and for the period from November 29, 2017 (date of inception) through December 31, 2017, have been included in this prospectus in reliance upon the report of WithumSmith+Brown, PC (“Withum”), an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Digital Media Solutions, Inc. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP (“EY”), independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

The Business Combination is accounted for as a reverse recapitalization in conformity with U.S. generally accepted accounting principles. Under this method of accounting, Leo has been treated as the “acquired” company for financial reporting purposes. As such, the historical financial statements of the accounting acquirer, DMS, which have been audited by EY, will become the historical financial statements of the Company. In a reverse acquisition, a change of accountants is presumed to have occurred unless the same accountant audited the pre-transaction financial statements of both the legal acquirer and the accounting acquirer, and such change is generally presumed to occur on the date the reverse acquisition is completed.

On July 15, 2020, the audit committee of the Board approved a resolution appointing EY as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2020, replacing Withum, which was dismissed from its role as Leo’s independent registered public accounting firm, in each case, effective as of the filing of the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2020.

Withum’s report on Leo’s financial statements for the fiscal years ended December 31, 2019 and 2018 and for the period from November 29, 2017 (date of inception) through December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope or accounting principles. Additionally, at no point during the fiscal years ended December 31, 2019 and 2018 or the period from November 29, 2017 (date of inception) through December 31, 2017 and the subsequent interim period through the date of this Current Report were there any (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, or (ii) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Withum with a copy of the foregoing disclosure and has requested that Withum furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made herein, each as required by applicable SEC rules. A copy of Withum’s letter to the SEC is included as Exhibit 16.1 to the registration statement of which this prospectus is a part.

During the fiscal years ended December 31, 2019 and 2018 and for the period from November 29, 2017 (date of inception) to December 31, 2017 and the subsequent period through date of this prospectus, Leo did not consult with EY regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at https://digitalmediasolutions.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Leo Holdings Corp.:	Page No.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2019 and 2018	F-3
Statements of Operations for the years ended December 31, 2019 and 2018	F-4
Statements of Changes in Shareholders’ Equity for the years ended December 31, 2019 and 2018	F-5
Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-6
Notes to Financial Statements	F-7

Report of Independent Registered Public Accounting Firm	F-17
Balance Sheets as of December 31, 2018 and 2017	F-18
Statements of Operations for the year ended December 31, 2018 and for the period from November 29, 2017 (inception) to December 31, 2017	F-19
Statements of Changes in Shareholders’ Equity for the year ended December 31, 2018 and for the period from November 29, 2017 (inception) to December 31, 2017	F-20
Statements of Cash Flows for the year ended December 31, 2018 and for the period from November 29, 2017 (inception) to December 31, 2017	F-21
Notes to Financial Statements	F-22

Unaudited Condensed Interim Financial Statements of Leo Holdings Corp.:
Condensed Balance Sheets as of March 31, 2020 (Unaudited) and December 31, 2019	F-31
Unaudited Condensed Statements of Operations for the three months ended March 31, 2020 and 2019	F-32
Unaudited Condensed Statements of Changes in Shareholders’ Equity for the three months ended March 31, 2020 and 2019	F-33
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2020 and 2019	F-34
Notes to Unaudited Condensed Interim Financial Statements	F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Leo Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Leo Holdings Corp. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in shareholders’ equity and cash flows, for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by July 31, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York
March 13, 2020

LEO HOLDINGS CORP.
BALANCE SHEETS

	December 31,
	2019	2018
Assets
Current assets:
Cash	$243	$550,164
Prepaid expenses	39,567	143,675
Total current assets	39,810	693,839
Investments held in Trust Account	207,190,740	203,081,753
Total Assets	$207,230,550	$203,775,592
Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$2,860,900	$—
Accrued expenses—related party	50,000	105,000
Due to related party	386,687	—
Accounts payable	1,583,870	4,310
Total current liabilities	4,881,457	109,310
Deferred underwriting commissions	7,000,000	7,000,000
Total liabilities	11,881,457	7,109,310
Commitments
Class A ordinary shares, $0.0001 par value; 19,034,909 and 19,166,628 shares subject to possible redemption as of December 31, 2019 and 2018, respectively	190,349,090	191,666,280
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 965,091 and 833,372 shares issued and outstanding (excluding 19,034,909 and 19,166,628 shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	97	83
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	3,730,127	2,412,951
Retained earnings	1,269,279	2,586,468
Total shareholders’ equity	5,000,003	5,000,002
Total Liabilities and Shareholders’ Equity	$207,230,550	$203,775,592

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.
STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2019	2018
General and administrative expenses	$5,426,176	$489,780
Loss from operations	(5,426,176)	(489,780)
Interest income	4,108,987	3,085,067
Net income (loss)	$(1,317,189)	$2,595,287
Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	20,000,000
Basic and diluted net income per share, Class A	$0.21	$0.15
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000
Basic and diluted net loss per share, Class B	$(1.09)	$(0.10)

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE
YEARS ENDED DECEMBER 31, 2019 and 2018

	Ordinary Shares				Additional	Retained Earnings	Total
	Class A		Class B		Paid-in	(Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Balance—December 31, 2017	—	$—	5,750,000	$575	$24,425	$(8,819)	$16,181
Sale of units in initial public offering, gross	20,000,000	2,000	—	—	199,998,000	—	200,000,000
Offering costs					(11,945,186)		(11,945,186)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,000,000	—	6,000,000
Forfeiture of Class B ordinary shares	—	—	(750,000)	(75)	75	—	—
Common stock subject to possible redemption	(19,166,628)	(1,917)	—	—	(191,664,363)	—	(191,666,280)
Net income	—	—	—	—	—	2,595,287	2,595,287
Balance—December 31, 2018	833,372	83	5,000,000	500	2,412,951	2,586,468	5,000,002
Common stock subject to possible redemption	131,719	14	—	—	1,317,176	—	1,317,190
Net loss	—	—	—	—	—	(1,317,189)	(1,317,189)
Balance—December 31, 2019	965,091	$97	5,000,000	$500	$3,730,127	$1,269,279	$5,000,003

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.
STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net (loss) income	$(1,317,189)	$2,595,287
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Interest income held in Trust Account	(4,108,987)	(3,081,753)
Changes in operating assets and liabilities:
Prepaid expenses	104,108	(143,675)
Accounts payable	1,579,560	560
Accrued expenses	2,860,900	—
Accrued expenses—related party	(55,000)	105,000
Due to related party	386,687	—
Net cash used in operating activities	(549,921)	(524,581)
Cash Flows from Investing Activities
Proceeds deposited in Trust Account	—	(200,000,000)
Net cash used in investing activities	—	(200,000,000)
Cash Flows from Financing Activities:
Funds borrowed from related parties	—	170,000
Repayment of loans to related parties	—	(325,000)
Proceeds received from initial public offering, gross	—	200,000,000
Offering costs paid	—	(4,882,936)
Proceeds received from private placement	—	6,000,000
Net cash provided by financing activities	—	200,962,064
Net (decrease) increase in cash	(549,921)	437,483
Cash—beginning of the period	550,164	112,681
Cash—end of the period	$243	$550,164
Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions charged to equity in connection with the initial public offering	$—	$7,000,000
Deferred offering costs charged to equity upon completion of the initial public offering	$—	$276,511
Initial value of Class A ordinary shares subject to possible redemption	$—	$189,101,450
(Decrease) increase in value of Class A ordinary shares subject to possible redemption	$(1,317,190)	$2,564,830

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

Leo Holdings Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on November 29, 2017. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company focuses its search on companies in the consumer sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies. As of December 31, 2019, the Company had not commenced any operations. All activity for the period from November 29, 2017 (inception) to December 31, 2019 relates to the Company’s formation, the Initial Public Offering (as defined below), and since the closing of the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Leo Investors Limited Partnership, a Cayman Island exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2018. On February 15, 2018, the Company consummated its initial public offering (the “Initial Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) sold to the public at a price of $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions (Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option was not exercised prior to its expiration. Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, and generating gross proceeds of $6 million (Note 4).

Upon the closing of the Initial Public Offering and Private Placement, $200.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of its outstanding Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”), sold in the Initial Public Offering (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of a Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor and the Company’s officers and directors agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s directors and executive officers agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or July 31, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the Company’s officers and directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter of the Initial Public Offering agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, the deferred underwriting commission will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On April 7, 2019, the Company entered into a Business Combination Agreement (as amended on June 27, 2019, the “Transaction Agreement”), by and among Queso Holdings Inc., a Delaware corporation (“Queso”), AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”), and solely for purposes of Section 7.14(f) and 10.2(i) of the Transaction Agreement, the Sponsor, pursuant to which the Company would have acquired Queso. The parties jointly determined to terminate the Transaction Agreement pursuant to a Termination Agreement, dated as of July 29, 2019, by and among such parties, effective as of such date.

On February 6, 2020, the Company announced that it signed a term sheet and is working on a definitive agreement (the “Business Combination Agreement”) with Digital Media Solutions LLC (“DMS”). In connection with the proposed business combination with DMS (the “Proposed Business Combination”), the Company has obtained $100 million in commitments from a number of institutional investors to purchase common equity in the post-combination company at $10.00 per share in support of the Proposed Business Combination. Once the Proposed Business Combination closes, the post-combination company is expected to trade on the NYSE under ticker “DMS.”

The DMS management team owns 54% of DMS with private equity funds managed by Clairvest Group, Inc. (TSX: CVG) (“Clairvest”), owning the remaining 46%. The board of directors of the Company has unanimously approved the Proposed Business Combination. Clairvest is supportive of management and the Proposed Business Combination. The sellers are expected to retain a significant continuing equity interest in the post-combination company, representing over 40% of the company on a combined basis. This percentage is subject to change depending on the number of the Company’s Class A ordinary shares that are redeemed by its public shareholders.

The completion of the Proposed Business Combination is subject to the negotiation and execution of a Business Combination Agreement, providing for the Proposed Business Combination, satisfaction of the closing conditions included therein and approval of the Proposed Business Combination by the Company’s shareholders and Clairvest’s board of directors. Accordingly, there can be no assurance that a Business Combination Agreement will be entered into or that the Proposed Business Combination will be consummated.

The Company mailed to its shareholders of record as of January 17, 2020, a definitive proxy statement for a special meeting of shareholders to be held on February 11, 2020 (the “General Meeting”) to approve an extension of time for the Company to complete an initial business combination through July 31, 2020. The Extension Proposal was approved, providing the Company’s shareholders with more time to evaluate the Proposed Business Combination.

In connection with the vote to approve the Extension Proposal, the holders of 687,193 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $7.13 million. As such, only approximately 3.4% of the Class A ordinary shares were redeemed and approximately 96.6% of the Class A ordinary shares remain outstanding. After the satisfaction of such redemptions, the balance in our Trust Account will be approximately $200.4 million.

Going Concern Consideration

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2019, the Company had approximately $200 in its operating bank account, approximately $7.2 million of interest income available in the Trust Account to pay for taxes, and a working capital deficit of approximately $4.8 million. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its acquisition plans.

Through December 31, 2019, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 4) to the Sponsor, $325,000 in loans from the Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the loans from the Sponsor on February 20, 2018. During the year ended December 31, 2019, the Sponsor also paid for certain general and administrative expenses of approximately $387,000 on behalf of the Company. These advances were due on demand, non-interest bearing, and were fully outstanding as of December 31, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”) of up to $1.5 million (Note 4).

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the working capital deficit, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 31, 2020.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,000,000 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The Company’s statements of operations (the “Statements of Operations”) include a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares and any working capital loans, by the weighted average number of Class B ordinary shares outstanding for the periods presented.

Reconciliation of Net Income (Loss) per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted loss per Class A ordinary shares is calculated as follows:

	For the years ended December 31,
	2019	2018
Interest income held in Trust Account	$4,108,987	$3,081,753
Net income available to holders of Class A ordinary shares	$4,108,987	$3,081,753
Net income (loss)	$(1,317,189)	$2,595,287
Less: Income attributable to Class A ordinary shares	(4,108,987)	(3,081,753)
Net loss attributable to holders of Class B ordinary shares	$(5,426,176)	$(486,466)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	20,000,000
Basic and diluted net income per share, Class A	$0.21	$0.15
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000
Basic and diluted net loss per share, Class B	$(1.09)	$(0.10)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019 and 2018, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the Balance Sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ASC Topic 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2019 and 2018, the recorded values of cash, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering totaled approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions, and were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2019 and 2018, 19,034,909 and 19,166,628 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s Balance Sheets, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction; therefore no income tax has been recorded. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its current tax position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

On February 15, 2018, the Company sold 20,000,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On December 8, 2017, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (the “Class B ordinary shares”), for an aggregate price of $25,000. In February 2018, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of Founder Shares from 8,625,000 to 5,750,000. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 4,000,000 Private Placement Warrants at $1.50 per Private Placement Warrant, and generating gross proceeds of $6.0 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering and deposited in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

The Sponsor and its affiliate had loaned the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the Initial Public Offering. The Company repaid $300,000 on February 15, 2018. In addition, the Sponsor and its affiliate loaned the Company another $25,000 for working capital. The Company fully repaid this amount on February 20, 2018.

During the year ended December 31, 2019, the Sponsor also paid for certain general and administrative expenses on behalf of the Company. These advances were due on demand and were non-interest bearing. As of December 31, 2019 and 2018, approximately $387,000 and $0 for these advances were recorded on the accompanying Balance Sheets, respectively.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, lend the Company Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2019 and 2018, no Working Capital Loans were outstanding.

Administrative Support Agreement—Related Party Expenses

The Company has agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. During the years ended December 31, 2019 and 2018, an aggregate of $120,000 and $105,000 in connection with such services was recorded in general and administrative expenses in the accompanying Statements of Operations, respectively. As of December 31, 2019 and 2018, $50,000 and $105,000 was accrued on the accompanying Balance Sheets, respectively.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration and shareholder rights agreement.

These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. This option expired on March 29, 2018 without being exercised.

The underwriter was entitled to underwriting discounts of $0.20 per Unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $7.0 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Shareholders’ Equity

Ordinary Shares

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2019 and 2018, there were 20,000,000 Class A ordinary shares issued or outstanding, including 19,034,909 and 19,166,628 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In December 2017, the Company initially issued 8,625,000 Class B ordinary shares to the Sponsor. In February 2018, in connection with the decrease of the size of the Initial Public Offering, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. Of the 5,750,000 Class B ordinary shares outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Founder Shares would represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor. As of December 31, 2019 and 2018, there were 5,000,000 Class B ordinary shares issued or outstanding.

Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the initial Business Combination.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019 and 2018, there were no preference shares issued or outstanding.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation and may only be exercised for a whole number of shares.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7. Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account at December 31, 2019	$207,190,740	$—	$—

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account at December 31, 2018	$203,081,753	$—	$—

No cash was held in the Trust Account as of December 31, 2019 and 2018.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the Balance Sheet date up to the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 1.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Leo Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Leo Holdings Corp. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, changes in shareholders’ equity and cash flows, for the year ended December 31, 2018 and for the period November 29, 2017 (date of inception) to December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period November 29, 2017 (date of inception) to December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements if the Company is unable to complete a business combination by February 15, 2020, the Company will cease all operations except for the purpose of liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

March 25, 2019

LEO HOLDINGS CORP.
BALANCE SHEETS

	December 31,
	2018	2017
Assets
Current assets:
Cash	$550,164	$112,681
Prepaid expenses	143,675	—
Total current assets	693,839	112,681
Investments held in Trust Account	203,081,753	—
Deferred offering costs associated with initial public offering	—	276,511
Total assets	$203,775,592	$389,192
Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$—	$214,261
Accrued expenses - related party	105,000	—
Accounts payable	4,310	3,750
Notes payable - related parties	—	155,000
Total current liabilities	109,310	373,011
Deferred underwriting commissions	7,000,000	—
Total liabilities	7,109,310	373,011
Commitments
Class A ordinary shares, $0.0001 par value; 19,166,628 and 0 shares subject to possible redemption as of December 31, 2018 and 2017, respectively	191,666,280	—
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 833,372 and 0 shares issued and outstanding (excluding 19,166,628 and 0 shares subject to possible redemption) as of December 31, 2018 and 2017, respectively	83	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 and 5,750,000 shares issued and outstanding as of December 31, 2018 and 2017, respectively	500	575
Additional paid-in capital	2,412,951	24,425
Retained earnings (accumulated deficit)	2,586,468	(8,819)
Total shareholders’ equity	5,000,002	16,181
Total Liabilities and Shareholders’ Equity	$203,775,592	$389,192

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2018	For the period from November 29, 2017 (inception) through December 31, 2017
General and administrative expenses	$489,780	$8,830
Loss from operations	(489,780)	(8,830)
Interest income	3,085,067	11
Net income (loss)	$2,595,287	$(8,819)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	—
Basic and diluted net income per share, Class A	$0.15	$—
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000(1)
Basic and diluted net loss per share, Class B	$(0.10)	$(0.00)

(1)
Excludes an aggregate of up to 750,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On March 29, 2018, the over-allotment option expired, and 750,000 Class B ordinary shares were forfeited.

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares				Additional	Retained Earnings	Total
	Class A		Class B		Paid-in	(Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Balance - November 29, 2017 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(8,819)	(8,819)
Balance - December 31, 2017	—	$—	5,750,000	$575	$24,425	$(8,819)	$16,181
Sale of units in initial public offering, gross	20,000,000	2,000	—	—	199,998,000	—	200,000,000
Offering costs					(11,945,186)		(11,945,186)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,000,000	—	6,000,000
Forfeiture of Class B ordinary shares	—	—	(750,000)	(75)	75	—	—
Common stock subject to possible redemption	(19,166,628)	(1,917)	—	—	(191,664,363)	—	(191,666,280)
Net income	—	—	—	—	—	2,595,287	2,595,287
Balance - December 31, 2018	833,372	$83	5,000,000	$500	$2,412,951	$2,586,468	$5,000,002

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2018	For the period from November 29, 2017 (inception) through December 31, 2017
Cash Flows from Operating Activities:
Net income (loss)	$2,595,287	$(8,819)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income held in Trust Account	(3,081,753)	—
Formation costs paid by related parties	—	5,000
Changes in operating assets and liabilities:
Prepaid expenses	(143,675)	—
Accounts payable	560	—
Accrued expenses	—	3,750
Accrued expenses - related party	105,000	—
Net cash used in operating activities	(524,581)	(69)
Cash Flows from Investing Activities
Proceeds deposited in Trust Account	(200,000,000)	—
Net cash used in investing activities	(200,000,000)	—
Cash Flows from Financing Activities:
Funds borrowed from related parties	170,000	150,000
Repayment of loans to related parties	(325,000)	—
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds received from initial public offering, gross	200,000,000	—
Offering costs paid	(4,882,936)	—
Proceeds received from private placement	6,000,000	—
Payment of deferred offering costs	—	(62,250)
Net cash provided by financing activities	200,962,064	112,750
Net increase in cash	437,483	112,681
Cash - beginning of the period	112,681	—
Cash - end of the period	$550,164	$112,681
Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions charged to equity in connection with the initial public offering	$7,000,000	$—
Deferred offering costs charged to equity upon completion of the initial public offering	$276,511	$—
Deferred offering costs included in accrued expenses	$—	$214,261
Change in value of Class A ordinary shares subject to possible redemption	$191,666,280	$—

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

Leo Holdings Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on November 29, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company focuses its search on companies in the consumer sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2018, the Company had not commenced any operations. All activity for the period from November 29, 2017 (inception) to December 31, 2018 relates to the Company’s formation, the Initial Public Offering (as defined below), and since the closing of the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Leo Investors Limited Partnership, a Cayman Island exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2018. On February 15, 2018, the Company consummated its initial public offering (the “Initial Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) sold to the public at a price of $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions (Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option was not exercised prior to its expiration.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, and generating gross proceeds of $6 million (Note 4).

Upon the closing of the Initial Public Offering and Private Placement, $200.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of its outstanding Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”), sold in the Initial Public Offering (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of a Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor and the Company’s officers and directors agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s directors and executive officers agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 15, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the Company’s officers and directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter of the Initial Public Offering agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, the deferred underwriting commission will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of December 31, 2018, the Company had approximately $550,000 in its operating bank account, approximately $3.1 million of interest income available in the Trust Account to pay for taxes, and working capital of approximately $585,000.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”) of up to $1.5 million (Note 4).

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 15, 2020.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,000,000 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The Company’s statements of operations (the “Statements of Operations”) include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares and any working capital loans, by the weighted average number of Class B ordinary shares outstanding for the periods presented.

Reconciliation of Net Income (Loss) per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted loss per Class A ordinary shares is calculated as follows:

	For the Year Ended December 31, 2018	For the period from November 29, 2017 (inception) through December 31, 2017
Interest income	$3,081,753	$—
Expenses available to be paid with interest income from Trust	—	—
Net income available to holders of Class A ordinary shares	3,081,753	—
Net income (loss)	$2,595,287	$(8,819)
Less: Income attributable to Class A ordinary shares	(3,081,753)	—
Net income (loss) attributable to holders of Class B ordinary shares	$(486,466)	$(8,819)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	—
Basic and diluted net income per share, Class A	$0.15	$—
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000
Basic and diluted net loss per share, Class B	$(0.10)	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2018, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the Balance Sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ASC Topic 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2018 and 2017, the recorded values of cash, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering totaled approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions, and were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2018, 19,166,628 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s Balance Sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction; therefore no income tax has been recorded. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2018 and 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its current tax position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, “Disclosure Update and Simplification,” amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of shareholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of shareholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of income is required to be filed. The Company anticipates its first presentation of the revised presentation of changes in shareholders’ equity, under the new guidance, will be included in its Form 10-Q for the quarter ended March 31, 2019.

The Company’s management does not believe that there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

On February 15, 2018, the Company sold 20,000,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On December 8, 2017, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (the “Class B ordinary shares”), for an aggregate price of $25,000. In February 2018, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of Founder Shares from 8,625,000 to 5,750,000. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 4,000,000 Private Placement Warrants at $1.50 per Private Placement Warrant, and generating gross proceeds of $6.0 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering and deposited in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

The Sponsor and its affiliate had loaned the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the Initial Public Offering. The Company repaid $300,000 on February 15, 2018. In addition, the Sponsor and its affiliate loaned the Company another $25,000 for working capital. The Company fully repaid this amount on February 20, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, lend the Company Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2018 and 2017, no Working Capital Loans were outstanding.

Administrative Support Agreement

The Company has agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. As of December 31, 2018, an aggregate of $105,000 in connection with such services was accrued on the accompanying Balance Sheets. During the year ended December 31, 2018, an aggregate of $105,000 in connection with such services was recorded in general and administrative expenses in the accompanying Statements of Operations. As of December 31, 2018, the full amount of $105,000 was accrued on the accompanying Balance Sheet.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration and shareholder rights agreement.

These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. This option expired on March 29, 2018 without being exercised.

The underwriter was entitled to underwriting discounts of $0.20 per Unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $7.0 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Shareholders’ Equity

Ordinary Shares

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2018, there were 20,000,000 Class A ordinary shares issued or outstanding, including 19,166,628 Class A ordinary shares subject to possible redemption. As of December 31, 2017, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In December 2017, the Company initially issued 8,625,000 Class B ordinary shares to the Sponsor. In February 2018, in connection with the decrease of the size of the Initial Public Offering, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. Of the 5,750,000 Class B ordinary shares outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Founder Shares would represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor. As of December 31, 2018 and 2017, there were 5,000,000 and 5,750,000 Class B ordinary shares issued or outstanding, respectively.

Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the initial Business Combination.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2018 and 2017, there were no preference shares issued or outstanding.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation and may only be exercised for a whole number of shares.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7. Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$203,081,753	$0	$0

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 25, 2019. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

LEO HOLDINGS CORP.
CONDENSED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash	$243	$243
Prepaid expenses	84,992	39,567
Total current assets	85,235	39,810
Investments held in Trust Account	200,693,450	207,190,740
Total Assets	$200,778,685	$207,230,550
Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$3,649,900	$2,860,900
Accrued expenses - related party	80,000	50,000
Due to related party	1,035,809	386,687
Accounts payable	1,571,639	1,583,870
Total current liabilities	6,337,348	4,881,457
Deferred underwriting commissions	7,000,000	7,000,000
Total liabilities	13,337,348	11,881,457
Commitments
Class A ordinary shares, $0.0001 par value; 18,244,133 and 19,034,909 shares subject to possible redemption as of March 31, 2020 and December 31, 2019, respectively	182,441,330	190,349,090
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,068,674 and 965,091 shares issued and outstanding (excluding 18,244,133 and 19,034,909 shares subject to possible redemption) as of March 31, 2020 and December 31, 2019, respectively	107	97
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	4,507,338	3,730,127
Retained earnings	492,062	1,269,279
Total shareholders’ equity	5,000,007	5,000,003
Total Liabilities and Shareholders’ Equity	$200,778,685	$207,230,550

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2020	2019
General and administrative expenses	$1,410,466	$1,587,728
Loss from operations	(1,410,466)	(1,587,728)
Interest income	633,249	1,125,994
Net loss	$(777,217)	$(461,734)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	20,000,000
Basic and diluted net income per share, Class A	$0.03	$0.06
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000
Basic and diluted net loss per share, Class B	$(0.28)	$(0.32)

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Three Months Ended March 31, 2020
	Ordinary Shares				Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2019	965,091	$97	5,000,000	$500	$3,730,127	$1,269,279	$5,000,003
Common stock subject to possible redemption (1)	103,583	10	—	—	777,211	—	777,221
Net loss	—	—	—	—	—	(777,217)	(777,217)
Balance - March 31, 2020 (unaudited)	1,068,674	$107	5,000,000	$500	$4,507,338	$492,062	$5,000,007

(1) Including the redemption of 687,193 Class A ordinary shares on February 11, 2020

	For the three months ended March 31, 2019
	Ordinary Shares				Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2018	833,372	$83	5,000,000	$500	$2,412,951	$2,586,468	$5,000,002
Common stock subject to possible redemption	46,174	5	—	—	461,735	—	461,740
Net loss	—	—	—	—	—	(461,734)	(461,734)
Balance - March 31, 2019 (unaudited)	879,546	$88	5,000,000	$500	$2,874,686	$2,124,734	$5,000,008

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(777,217)	$(461,734)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income held in Trust Account	(633,249)	(1,125,994)
Changes in operating assets and liabilities:
Prepaid expenses	(45,425)	(39,794)
Accounts payable	(12,231)	27,385
Accrued expenses	789,000	892,296
Accrued expenses - related party	30,000	586,102
Due to related party	649,122	—
Net cash used in operating activities	—	(121,739)
Cash Flows from Investing Activities
Withdrawal from Trust Account upon redemption	7,130,539	—
Net cash provided by investing activities	7,130,539	—
Cash Flows from Financing Activities:
Redemption of Class A ordinary shares	(7,130,539)	—
Net cash used in financing activities	(7,130,539)	—
Net decrease in cash	—	(121,739)
Cash - beginning of the period	243	550,164
Cash - end of the period	$243	$428,425
Supplemental disclosure of noncash investing and financing activities:
Decrease in value of Class A ordinary shares subject to possible redemption	$777,221	$461,740

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

Leo Holdings Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on November 29, 2017. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company focuses its search on companies in the consumer sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies. As of March 31, 2020, the Company had not commenced any operations. All activity for the period from November 29, 2017 (inception) to March 31, 2020 relates to the Company’s formation, the Initial Public Offering (as defined below), and since the closing of the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Leo Investors Limited Partnership, a Cayman Island exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2018. On February 15, 2018, the Company consummated its initial public offering (the “Initial Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) sold to the public at a price of $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions (Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option was not exercised prior to its expiration. Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, and generating gross proceeds of $6 million (Note 4).

Upon the closing of the Initial Public Offering and Private Placement, $200.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of its outstanding Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”), sold in the Initial Public Offering (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of a Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor and the Company’s officers and directors agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s directors and executive officers agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

The Company had 24 months from the closing of the Initial Public Offering, or February 15, 2020 to complete a Business Combination. On February 11, 2020, the Company held a special meeting of shareholders (the “General Meeting”) to approve an extension of time for the Company to complete an initial Business Combination through July 31, 2020 (the “Extension”). The Extension was approved, and in connection with the vote to approve the Extension, the holders of 687,193 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $7.13 million.

If the Company is unable to complete a Business Combination by July 31, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the Company’s officers and directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter of the Initial Public Offering agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, the deferred underwriting commission will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The DMS Business Combination

On April 23, 2020, the Company entered into a business combination agreement (the “Business Combination Agreement”) by and among the Company, Digital Media Solutions Holdings, LLC (“DMS”), CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2”, and together with Prism, Clairvest Direct Seller and Blocker Seller 1, the “Sellers”), Clairvest GP Manageco Inc., an Ontario corporation as a Seller Representative, and, solely for the limited purposes set forth therein, the Sponsor.

The Business Combination Agreement provides for the consummation of the following transactions in the following order (collectively, the “DMS Business Combination”), in each case conditional upon each prior transaction having been consummated: (a) pursuant to the Surrender Agreement (as defined below) the Sponsor will surrender and forfeit 2,000,000 Private Placement warrants and, together with certain other holders, an aggregate of 1,500,000 Class B ordinary shares of the Company (collectively, the “Surrender”); (b) the Company will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company will change its name to “Digital Media Solutions, Inc.” (“DMS”); (c) the Company will consummate the PIPE Investment (as defined below); and (d) the Company will purchase the equity interests of Blocker Corp and a portion of the units of DMS from the Sellers, which units will be immediately contributed to the capital of Blocker Corp, in exchange for a combination of cash consideration, 2,000,000 Private Placement Warrants that will be issued to the Sellers, shares of Class B common stock, par value $0.001 per share, of DMS, which will have no economic value but will entitle the holder thereof to one vote per share (the “Class B Shares”), and shares of Class C common stock, par value $0.001 per share, of DMS (the “Class C Shares”), which are convertible into shares of Class A common stock, par value $0.0001 per share, of DMS (the “Class A Shares” and, together with the Class B Shares and Class C Shares, the “DMS Common Stock”) pursuant to a conversion ratio to be determined at the closing of the transactions contemplated by the DMS Business Combination (the “Closing”). Immediately prior to the consummation of Closing, the Company will effect the foregoing transactions, Domestication and the Class A ordinary shares and Class B ordinary shares of the Company will be exchanged for Class A Shares and the outstanding warrants to purchase Class A ordinary shares of the Company will automatically become exercisable for Class A Shares. Clairvest Direct Seller and Prism will continue to hold membership interests in DMS (the “DMS Units”) subject to and in accordance with the Amended Partnership Agreement (as defined below).

Following the DMS Business Combination, the combined company will be organized in an “Up-C” structure, in which substantially all of the assets and business of DMS will be held by DMS and continue to operate through the subsidiaries of DMS and DMS’s sole material asset will be equity interests of DMS indirectly held by it. At the Closing, DMS and its current equity holders will amend and restate the limited liability company agreement of DMS in its entirety as the Amended Partnership Agreement to, among other things, recapitalize DMS such that the total number of DMS Units is equal to the total number of issued and outstanding Class A Common Stock (assuming the conversion of all shares of Class C Common Stock into shares of Class A Common Stock in accordance with the Proposed Certificate of Incorporation) and provide Clairvest Direct Seller and Prism the right to redeem their DMS Units for cash or, at DMS’s option, DMS may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or shares of Class A Common Stock, in each case subject to certain restrictions set forth therein. DMS Units acquired by DMS are expected to be contributed to Blocker Corp.

Concurrent with the Closing, DMS and Blocker Corp will enter into the tax receivable agreement (the “Tax Receivable Agreement”) with the Sellers. Pursuant to the Tax Receivable Agreement, DMS will be required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that DMS and Blocker Corp actually realize as a result of (A) certain existing tax attributes of Blocker Corp acquired in the DMS Business Combination, and (B) increases in Blocker Corp’s allocable share of the tax basis of the tangible and intangible assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions of DMS Units or exchanges of DMS Units for cash or shares of Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMS and Blocker Corp received during a taxable year beginning within two years after the Closing. All such payments to the Sellers will be DMS’s obligation, and not that of DMS.

In addition, in connection with the consummation of the transactions contemplated by the Business Combination Agreement, the Company will, among other things, (a) amend and restate its certificate of incorporation and bylaws immediately following the Domestication and (b) enter into, at the Closing, with the applicable Sellers or other parties, (i) a director nomination agreement relating to the composition of the board of directors of DMS (the “DMS Board”), (ii) an amended and restated registration rights agreement providing for certain registration rights with respect to the DMS Common Stock and warrants, and (iii) a lock-up agreement restricting the Sellers from certain transfers of DMS Common Stock during the lock-up period described therein.

Sponsor Shares and Warrant Surrender Agreement

Concurrent with the execution of the Business Combination Agreement, Sponsor, the Company and certain holders of Class B ordinary shares entered into a Sponsor Shares and Warrant Surrender Agreement (the “Surrender Agreement”), pursuant to which (a) the Surrender will be effectuated in connection with the consummation of the DMS Business Combination and (b) Sponsor and other holders party thereto agreed to waive any adjustment to the conversion ratio set forth in the Company’s amended and restated memorandum and articles of association or any other anti-dilution or similar protection with respect to the Class B ordinary shares held by them.

The PIPE Investment

The Company entered into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which, among other things, such investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, including funds managed by Lion Capital LLP, an affiliate of the Sponsor, immediately following the Domestication, an aggregate of 10,000,000 shares of Class A Shares for $10.00 per share, which will generate aggregate proceeds of $100.0 million (the “PIPE Investment”). The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the DMS Business Combination. The Subscription Agreements provide that DMS will grant the investors in the PIPE Investment certain customary registration rights. The Class A Shares to be offered and sold in connection with the PIPE Investment have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising.

The consummation of the transactions contemplated by the Business Combination Agreement is subject to the satisfaction or waiver of certain closing conditions. Accordingly, there can be no assurance that the Business Combination will be consummated.

Going Concern Consideration

The accompanying unaudited condensed financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of March 31, 2020, the Company had approximately $200 in its operating bank account, approximately $693,000 of interest income available in the Trust Account to pay for taxes, and a working capital deficit of approximately $6.3 million. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its acquisition plans.

Through March 31, 2020, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 4) to the Sponsor, $325,000 in loans from the Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the loans from the Sponsor on February 20, 2018. The Sponsor also paid for certain general and administrative expenses on behalf of the Company. As of March 31, 2020 and December 31 2019, an aggregate of approximately $1.0 million and approximately $387,000 of these advances were due on demand, non-interest bearing, and were fully outstanding.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”) of up to $1.5 million (Note 4).

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). On March 11, 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the working capital deficit, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 31, 2020.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed interim financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed interim financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020, or any future period. These unaudited condensed interim financial statements should be read in conjunction with the audited financial statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,000,000 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The Company’s statements of operations (the “Statements of Operations”) include a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares and any working capital loans, by the weighted average number of Class B ordinary shares outstanding for the periods presented.

Reconciliation of Net Income (Loss) per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted loss per Class A ordinary shares is calculated as follows:

	For the Three Months Ended March 31,
	2020	2019
Interest income held in Trust Account	$633,249	$1,125,994
Net income available to holders of Class A ordinary shares	$633,249	$1,125,994
Net loss	$(777,217)	$(461,734)
Less: Income attributable to Class A ordinary shares	(633,249)	(1,125,994)
Net loss attributable to holders of Class B ordinary shares	$(1,410,466)	$(1,587,728)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	20,000,000
Basic and diluted net income per share, Class A	$0.03	$0.06
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000
Basic and diluted net loss per share, Class B	$(0.28)	$(0.32)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At March 31, 2020 and December 31, 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed Balance Sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ASC Topic 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of March 31, 2020 and December 31, 2019, the recorded values of cash, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering totaled approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions, and were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2020 and December 31, 2019, 18,244,133 and 19,034,909 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction; therefore no income tax has been recorded. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its current tax position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

On February 15, 2018, the Company sold 20,000,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On December 8, 2017, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (the “Class B ordinary shares”), for an aggregate price of $25,000. In February 2018, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of Founder Shares from 8,625,000 to 5,750,000. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 4,000,000 Private Placement Warrants at $1.50 per Private Placement Warrant, and generating gross proceeds of $6.0 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering and deposited in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

The Sponsor and its affiliate had loaned the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the Initial Public Offering. The Company repaid $300,000 on February 15, 2018. In addition, the Sponsor and its affiliate loaned the Company another $25,000 for working capital. The Company fully repaid this amount on February 20, 2018.

The Sponsor also paid for certain general and administrative expenses on behalf of the Company. These advances were due on demand and were non-interest bearing. As of March 31, 2020 and December 31, 2019, approximately $1.0 million and $387,000 for these advances were recorded on the accompanying unaudited condensed balance sheets, respectively.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, lend the Company Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2020 and December 31, 2019, no Working Capital Loans were outstanding.

Administrative Support Agreement—Related Party Expenses

The Company has agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. During the three months ended March 31, 2020 and 2019, an aggregate of $30,000 for each period in connection with such services was recorded in general and administrative expenses in the accompanying unaudited condensed statements of operations, respectively. As of March 31, 2020 and December 31, 2019, $80,000 and $50,000 was accrued on the accompanying unaudited condensed balance sheets, respectively.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration and shareholder rights agreement.

These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. This option expired on March 29, 2018 without being exercised.

The underwriter was entitled to underwriting discounts of $0.20 per Unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $7.0 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Shareholders’ Equity

Ordinary Shares

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2020 and December 31, 2019, there were 20,000,000 Class A ordinary shares issued or outstanding, including 18,244,133 and 19,034,909 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In December 2017, the Company initially issued 8,625,000 Class B ordinary shares to the Sponsor. In February 2018, in connection with the decrease of the size of the Initial Public Offering, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. Of the 5,750,000 Class B ordinary shares outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Founder Shares would represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor. As of March 31, 2020 and December 31, 2019, there were 5,000,000 Class B ordinary shares issued or outstanding.

Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the initial Business Combination.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 20202 and December 31, 2019, there were no preference shares issued or outstanding.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation and may only be exercised for a whole number of shares.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of March 31, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account at March 31, 2020	$200,693,450	$—	$—

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account at December 31, 2019	$207,190,740	$—	$—

No cash was held in the Trust Account as of March 31, 2020 and December 31, 2019.

Note 8—Subsequent Events

Management has performed an evaluation of subsequent events through the date of issuance of the unaudited condensed financial statements, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Digital Media Solutions, Inc.
Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Digital Media Solutions, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, equity (deficit) and cash flows for each of the two years in the period ended December 31, 2020, and the related notes and financial statement schedule listed in the Index at Item 15(b) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2020.
Tampa, Florida
March 16, 2021

DIGITAL MEDIA SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$31,397	$3,008
Accounts receivable, net of allowances of $3,121 and $941, respectively	42,085	30,137
Prepaid and other current assets	2,943	2,217
Income tax receivable	474	—
Total current assets	76,899	35,362
Property and equipment, net	15,016	8,728
Goodwill	44,904	41,826
Intangible assets, net	46,447	57,935
Deferred tax assets	18,948	—
Other assets	206	254
Total assets	$202,420	$144,105
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$37,191	$24,160
Accrued expenses and other current liabilities	9,886	10,839
Current portion of long-term debt and notes payable	7,967	4,150

Income tax payable	1,413	—
Short-term Tax Receivable Agreement liability	510	—
Contingent consideration payable	—	1,000
Total current liabilities	56,967	40,149
Commitments and contingencies (Note 13)
Long-term debt	193,591	201,048
Long-term Tax Receivable Agreement liability	15,760	—
Deferred tax liability	7,024	8,675
Other non-current liabilities	2,683	491
Total liabilities	276,025	250,363
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 100,000 shares authorized; none issued and outstanding at December 31, 2020 and no shares were issued and outstanding at December 31, 2019.	—	—
Class A common stock, $0.0001 par value, 500,000 shares authorized;32,393 issued and outstanding at December 31, 2020 and no shares were issued and outstanding at December 31, 2019	3	—
Class B common stock, $0.0001 par value, 60,000 shares authorized; 25,999 issued and outstanding at December 31, 2020 and no shares were issued and outstanding at December 31, 2019	3	—
Class C common stock, $0.0001 par value, 40,000 authorized; none issued and outstanding at December 31, 2020 and no shares were issued and outstanding at December 31, 2019	—	—
Additional paid-in capital	(40,901)	—
Retained earnings	1,953	—
Total stockholders’ deficit	(38,942)	—
Non-controlling interest	(34,663)	—
Member deficit	—	(106,258)
Total deficit	(73,605)	(106,258)
Total liabilities and deficit	$202,420	$144,105
The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL MEDIA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years Ended December 31,
	2020	2019
Net revenue	$332,856	$238,296
Cost of revenue (exclusive of depreciation and amortization shown separately below)	234,731	161,575
Salaries and related costs	33,386	27,978
General and administrative expenses	29,620	19,927
Acquisition costs	4,814	19,234
Depreciation and amortization	17,954	9,745
Income (loss) from operations	$12,351	$(163)
Interest expense	13,740	10,930
Net income (loss) before income taxes	$(1,389)	$(11,093)
Income tax expense	3,085	137
Net income (loss)	$(4,474)	$(11,230)
Net loss attributable to non-controlling interest	(2,222)	—
Net income (loss) attributable to Digital Media Solutions, Inc.	$(2,252)	$(11,230)
Earnings per share (loss) attributable to Digital Media Solutions, Inc.:
Basic and diluted	$(0.07)	N/A [1]
Weighted-average shares outstanding - basic and diluted	32,335	N/A
The accompanying notes are an integral part of the consolidated financial statements.

1 Prior to the Business Combination, the membership structure of DMSH included units which had profit interests. The Company analyzed the calculation of earnings per unit for periods prior to the Business Combination and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per share information has not been presented for periods prior to the Business Combination on July 15, 2020.

DIGITAL MEDIA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
(In thousands, except share data)

	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Deficit	Non- controlling Interest	Members’ Deficit	Total Deficit

Balance, December 31, 2018	—	$—	—	$—	$—	—	$—	$—	$(73,403)	$(73,403)
Net loss	—	—	—	—	—	—	—	—	(11,230)	(11,230)
Member distributions	—	—	—	—	—	—	—	—	(21,625)	(21,625)
Balance, December 31, 2019	—	—	—	—	—	—	—	—	(106,258)	(106,258)
Net loss	—	—	—	—	—	(2,252)	(2,252)	(877)	(1,345)	(4,474)
Member distributions	—	—	—	—	—	—	—	8	(170)	(162)
Proceeds and shares issued in the Business Combination and the Conversion (Note 2)	32,294	3	25,857	3	(43,720)	4,205	(39,509)	(34,933)	107,773	33,331
DMSH units issued in SmarterChaos acquisition (Note 8)	—	—	—	—	1,861	—	1,861	1,139	—	3,000
Stock-based compensation	—	—	—	—	958	—	958	—	—	958
Working capital adjustment related to Business Combination (Note 2)	99	—	142	—	—	—	—	—	—	—
Balance, December 31, 2020	32,393	$3	25,999	$3	$(40,901)	$1,953	$(38,942)	$(34,663)	$—	$(73,605)

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL MEDIA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(4,474)	$(11,230)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	17,954	9,745
(Gains) losses from sales of assets	411	—
Lease restructuring charges	4,203	—
Stock-based compensation	958	—
Provision for bad debt	3,039	1,550
Payment of contingent consideration	(1,000)	(15,904)
Amortization of debt issuance costs	936	629
Deferred income taxes	(479)	—
Change in operating assets and liabilities, net of effects from the purchase of acquired companies;
Change in income tax receivable and payable	1,138	—
Change in accounts receivable, net	(14,409)	(1,343)
Change in prepaid expenses and other current assets	(630)	(776)
Change in accounts payable and accrued expenses	8,742	(5,662)
Change in contingent consideration payable	—	13,841
Change in other liabilities	622	(405)
Net cash provided by (used in) operating activities	$17,011	$(9,555)
Cash flows from investing activities
Additions to property and equipment	$(10,372)	$(6,533)
Acquisition of businesses, net of cash acquired	(2,799)	(56,620)
Other	10	(7)
Net cash used in investing activities	$(13,161)	$(63,160)
Cash flows from financing activities
Proceeds from Business Combination	29,278	—
Proceeds from issuance of long-term debt and notes payable	2,253	99,000
Payments of long-term debt and notes payable	(5,641)	(2,775)
Proceeds from borrowings on revolving credit facilities	10,000	6,500
Payments of borrowings on revolving credit facilities	(11,000)	(1,500)
Payment of debt issuance costs	(189)	(1,456)

Payment of contingent consideration payable	—	(7,010)
Distributions to members	(162)	(21,625)
Net cash provided by financing activities	$24,539	$71,134
Net change in cash	28,389	(1,581)
Cash, beginning of period	3,008	4,589
Cash, end of period	$31,397	$3,008

Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period For:
Interest	$13,255	$10,213
Cash Tax Payments	$3,940	$—
Non-Cash Investing and Financing Transactions:
Issuance of equity for SmarterChaos acquisition	$3,000	$—
Capital expenditures included in accounts payable	$325	$307
The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL MEDIA SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Digital Media Solutions, Inc. (“DMS Inc.”) is a digital performance marketing company offering a diversified lead and software delivery platform that drives high value and high intent leads to its customers. As used in this Annual Report, the “Company” refers to DMS Inc. and its consolidated subsidiaries, (including its wholly-owned subsidiary, CEP V DMS US Blocker Company, a Delaware corporation (“Blocker”)). The Company is headquartered in Clearwater, Florida, with satellite offices throughout the United States and Canada. The Company primarily operates and derives most of its revenues in the United States.

Leo Holdings Corp. (“Leo”) a special purpose acquisition company, was incorporated on November 29, 2017 as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses. On July 15, 2020, Leo consummated a transaction structured similar to a reverse recapitalization (the “Business Combination”) and domesticated as a corporation incorporated in the state of Delaware. At the closing of the Business Combination (the “Closing”), Leo acquired the equity in Blocker and a portion of the equity of Digital Media Solutions Holding, LLC (“DMSH”) Blocker became the sole managing member of DMSH, and Leo was renamed Digital Media Solutions, Inc.

The Business Combination was structured as a reverse recapitalization. The historical operations of DMSH are deemed to be those of the Company. Thus, the financial statements included in this Annual Report reflect (i) the historical operating results of DMSH prior to the Business Combination; (ii) the combined results of the Company following the Business Combination; (iii) the assets and liabilities of Leo at historical cost; and (iv) the Company’s equity and earnings (loss) per share for all periods presented. Refer to Note 2. Business Combination for additional discussion related to the transaction.

The Company operates as a performance marketing engine for companies across numerous industries, including consumer finance (mortgage), education (split between non-profit and for-profit), automotive (aftermarket auto warranty, auto insurance), insurance (health, homeowners), home services (home security), brand performance (consumer products), gig, health and wellness, and career (job pursuit). Through its agency business, DMS provides access and control over the advertising spend of clients, and also offers marketing automation software as a service (SaaS) to clients.

The Company has organized its operations into three reportable segments. The Brand Direct reportable segment consists of services delivered against an advertiser’s brand, while the Marketplace reportable segment is made up of services delivered directly against the DMS brand. In the Other reportable segment, services offered by DMS include software services, and digital media services that are managed on behalf of the customer (i.e., Managed services).

Basis of Presentation

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the SEC.

Principles of Consolidation

The Company consists of DMS Inc. and its wholly-owned subsidiary, Blocker. Pursuant to the Business Combination, DMS Inc. acquired, directly and through its acquisition of the equity of Blocker, approximately 55.5% of the membership interest in DMSH, while the Sellers (as defined in Note 2. Business Combination) retained approximately 44.5%of the membership interest in DMSH (“non-controlling interests”).

The Company consolidates the assets, liabilities and operating results of DMSH and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The results of operations attributable to the non-controlling interests are included in the Company’s consolidated statements of operations, and the non-controlling interests are reported as a separate component of equity.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates. Management regularly makes estimates and assumptions that are inherent in the preparation of the consolidated financial statements including, but not limited to, the allowance for doubtful accounts, stock-based compensation, fair value of net assets acquired in business combinations, loss contingencies, asset impairments, deferred taxes and amounts associated with the Tax Receivable Agreement related to the Business Combination.

Revenue recognition

The Company derives revenue primarily from fees earned through the delivery of qualified clicks, leads, inquiries, calls, applications, customers and, to a lesser extent, display advertisements, or impressions. The Company recognizes revenue when the Company transfers promised goods or services to clients in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue pursuant to the five-step framework contained in ASC 606, Revenue from Contracts with Customers: (i) identify the contract with a client; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

As part of determining whether a contract exists, probability of collection is assessed on a client-by-client basis at the outset of the contract. Clients are subjected to a credit review process that evaluates the clients’ financial position and the ability and intention to pay. If it is determined from the outset of an arrangement that the client does not have the ability or intention to pay, the Company will conclude that a contract does not exist and will continuously reassess its evaluation until the Company is able to conclude that a contract does exist.

Generally, the Company’s contracts specify the period of time as one month, but in some instances the term may be longer. However, for most of the Company’s contracts with clients, either party can terminate the contract at any time without penalty. Consequently, enforceable rights and obligations only exist on a day-to-day basis, resulting in individual daily contracts during the specified term of the contract or until one party terminates the contract prior to the end of the specified term.

The Company has assessed the services promised in its contracts with clients and has identified one performance obligation, which is a series of distinct services. Depending on the client’s needs, these services consist of a specified number or an unlimited number of clicks, leads, calls, applications, customers, etc. (hereafter collectively referred to as “marketing results”) to be delivered over a period of time. The Company satisfies these performance obligations over time as the services are provided. The Company does not promise to provide any other significant goods or services to its clients.

Transaction price is measured based on the consideration that the Company expects to receive from a contract with a client. The Company’s contracts with clients contain variable consideration as the price for an individual marketing result varies on a day-to-day basis depending on the market-driven amount a client has committed to pay. However, because the Company ensures the stated period of its contracts does not generally span multiple reporting periods, the contractual amount within a period is based on the number of marketing results delivered within the period. Therefore, the transaction price for any given period is fixed and no estimation of variable consideration is required.

If a marketing result delivered to a client does not meet the contractual requirements associated with that marketing result, the Company’s contracts allow for clients to return a marketing result generally within 5-10 days of having received the marketing result. Such returns are factored into the amount billed to the client on a monthly basis and consequently result in a reduction to revenue in the same month the marketing result is delivered. No warranties are offered to the Company’s clients.

The Company does not allocate transaction price as the Company has only one performance obligation and its contracts do not generally span multiple periods. Taxes collected from clients and remitted to governmental authorities are not included in revenue. The Company elected to use the practical expedient which allows the Company to record sales commissions as expense as incurred when the amortization period would have been one year or less.

The Company bills clients monthly in arrears for the marketing results delivered during the preceding month. The Company’s standard payment terms are 30-60 days. Consequently, the Company does not have significant financing components in its arrangements.

Separately from the agreements the Company has with clients, the Company has agreements with Internet search companies, third-party publishers and strategic partners that we engage with to generate targeted marketing results for its clients. The Company receives a fee from its clients and separately pays a fee to the Internet search companies, third-party publishers and strategic partners. Other than certain of its managed services arrangements, the Company is the principal in the transaction. For the transactions where the Company is the principal, the fees paid by its clients are recognized as revenue and the fees paid to its Internet search companies, third-party publishers and strategic partners are included in cost of revenue.

Customer acquisition

The Company’s performance obligation for Customer acquisition contracts is to deliver an unspecified number of potential customers or leads (i.e., number of clicks, emails, calls and applications) to the customer in real-time, on a daily basis as the leads are generated, based on predefined qualifying characteristics specified by our customer. The contracts generally have a one-month term and the Company has an enforceable right to payment for all leads delivered to the customer. The Company’s customers simultaneously receive and consume the benefits provided, as the Company satisfies its performance obligations. The Company recognizes revenue as the performance obligations are satisfied over time.

When there is a delay between the period in which revenue is recognized and when a customer invoice is issued, revenue is recognized and the corresponding amounts are recorded as unbilled revenue (i.e., contract assets) within Accounts receivable, net on the consolidated balance sheets. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. Substantially all amounts included within the unbilled revenue balance are invoiced to customers within the month directly following the period of service. Historical estimates related to unbilled revenue have not been materially different from actual revenue billed.

Managed services

The Company’s performance obligation for Managed service contracts is to provide continuous service of managing the customer’s media spend for the purpose of generating leads through a third-party supplier of leads, as requested by our customer. Each month of service is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligation is satisfied each month and there is no estimation of revenue required at each reporting period for managed services contracts.

The Company enters into agreements with internet search companies, third-party publishers and/or strategic partners to generate customer acquisition services for their Managed service customers. The Company receives a fee from its customers and separately pays a fee to the internet search companies, third-party publishers and/or strategic partners. The third-party supplier is primarily responsible for the performance and deliverable to the customer, and the Company solely arranges for the third-party supplier to provide services to the customer. Therefore, in certain cases, the Company acts as the agent and the net fees earned by the Company are recorded as revenue, with no associated costs of revenue attributable to the Company.

Software services

The Company’s performance obligation for Software services contracts is to provide the customer with continuous, daily access to the Company’s proprietary software. Service provided each month is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligations are satisfied each month and there is no estimation of revenue required at each reporting period for Software services contracts.

Cost of revenue

Cost of revenue primarily includes media and related costs, which consist of the cost to acquire traffic through the purchase of impressions, clicks or actions from publishers or third-party intermediaries, such as advertising exchanges, and technology costs that enable media acquisition. These media costs are used primarily to drive user traffic to the Company’s and its clients’ media properties. Cost of revenue additionally consists of indirect costs such as data verification, hosting and fulfillment costs. Cost of revenue is presented exclusive of depreciation and amortization expenses, as well as salaries and related costs.

Cash and cash equivalents

The Company considers highly liquid securities and other investments purchased with an original or remaining maturity of three months or less at the date of the purchase to be cash equivalents. The Company’s cash is primarily held as cash deposits with no cash restrictions at retail and commercial banks.

Accounts receivable, net

Accounts receivables are recorded net of the allowance for doubtful accounts. Management determines the allowance for doubtful accounts based on factors including past write-offs and delinquency trends and current credit conditions. Accounts are written off when management determines that collection is unlikely. As of December 31, 2020 and 2019, the allowance for doubtful accounts was $3.1 million and $0.9 million, respectively, and bad debts expense was $3.0 million and $1.6 million for the years ended December 31, 2020 and 2019, respectively.

Property and equipment, net

Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Property and equipment consist of computer and office equipment, furniture and fixtures and leasehold improvements, which are depreciated on a straight-line basis over the estimated useful lives of the assets.

Management regularly assesses the carrying value of its long-lived assets to be held and used, including property and equipment, for impairment when events or changes in circumstances indicate that their carrying value may not be recoverable. If such events or circumstances are present, a loss is recognized to the extent the carrying value of the asset is in excess of estimated fair value.

Software development costs

Costs for software developed for internal use are capitalized as intangible assets on the Consolidated Balance Sheets during the preliminary stage and post-implementation stages and any initial research and development and maintenance costs are expensed as incurred. Costs incurred in the application development stage are capitalized when the internal use software is placed in service, and amortized over the estimated economic life of the software from the date of implementation.

The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including estimated economic life. Capitalized software development costs are amortized on a straight line basis over 3 years, an estimated useful life.

Goodwill and other intangible assets

As of the acquisition date, the Company measures and recognizes goodwill as the excess of: (a) the aggregate of the fair value of consideration transferred, the fair value of any non-controlling interest in the acquiree (if any), and the acquisition date fair value of the Company’s previously held equity interest in the acquiree (if any), over (b) the fair value of net assets acquired and liabilities assumed. Goodwill acquired in Business Combinations is assigned to the reporting unit that is expected to benefit from the combination as of the acquisition date.

On an annual basis, the Company performs a qualitative assessment of goodwill to determine whether it is necessary to perform a quantitative impairment test or more frequently upon the occurrence of certain triggering events or substantive changes in circumstances. The Company is only required to perform the annual quantitative goodwill impairment test if it is concluded that it is more likely than not that a reporting unit’s fair value is less than its carrying amount.

Finite-lived intangible assets primarily consist of software with related technology, customer relationships, non-competition agreements and brand. These assets are initially capitalized based on fair value, acquisition cost, and fair value, if acquired as part of a business combination. The related costs are subsequently amortized on a straight-line basis over the estimated useful lives of the assets.

The Company tests intangible assets with finite useful lives for impairment when a triggering event occurs, or circumstances change indicating that the fair value of the entity may be below its carrying amount. If no triggering event occurs, further impairment testing is not necessary.

Contingencies

The Company is subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of business. An estimated liability is recorded for those proceedings and claims when the loss from such proceedings and claims becomes probable and reasonably estimable. Outstanding claims are reviewed with internal and external counsel to assess the probability and the estimates of loss, including the possible range of an estimated loss. The risk of loss is reassessed each period and as new information becomes available and liabilities are adjusted as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the consolidated financial position but could possibly be material to the consolidated results of operations or cash flows for any one period.

Business combinations

Under the acquisition method of accounting, the Company recognizes, separately from goodwill, the identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates, and selection of comparable companies. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. As a result, actual results may differ from these estimates. During the measurement period, the Company may record adjustments to acquired assets and assumed liabilities, with corresponding offsets to goodwill. Upon the conclusion of a measurement period, any subsequent adjustments are recorded to earnings.

At the acquisition date, the Company measures the fair values of all assets acquired and liabilities assumed that arise from contractual contingencies. The Company also measures the fair values of all non-contractual contingencies if, as of the acquisition date, it is more likely than not that the contingency will give rise to an asset or a liability.

Acquisition related costs not considered part of the consideration are expensed as incurred.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. In most cases, the exit price and transaction (or entry) price will be the same at initial recognition. In this case, the fair value of financial instruments approximate fair value.

The fair value hierarchy uses a framework which requires categorizing assets and liabilities into one of three levels based on the inputs used in valuing the asset or liability.

•    Level 1 inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities.

•    Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•    Level 3 inputs include unobservable inputs that are supported by little, infrequent or no market activity and reflect management’s own assumptions about inputs used in pricing the asset or liability.

Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Contingent consideration

The Company recognizes the fair value of any contingent consideration that is transferred to the seller in a business combination on the date at which control of the acquiree is obtained. Contingent consideration is classified as a liability or as equity on the basis of the definitions of an equity instrument and a financial liability. If the contingent consideration is payable in cash, the Company classifies its contingent consideration as a liability. Contingent consideration payments related to acquisitions are measured at fair value at each reporting period using Level 3 unobservable inputs. The Company’s estimates of fair value are based upon projected cash flow, estimated volatility and other inputs but which are uncertain and involve significant judgments by management. Any changes in the fair value of these contingent consideration payments are included in income from operations in the consolidated statements of operations.

Advertising costs

All advertising, promotional and marketing costs are expensed when incurred. Advertising, promotional and marketing costs for the years ended December 31, 2020 and 2019 were $1.2 million and $1.6 million, respectively.

Stock-based compensation

Stock-based compensation is measured using the grant-date fair value of the award of equity instruments, including stock options and restricted stock units (“RSUs”). The expense is recognized over the requisite service period and forfeitures are recognized as incurred.

The fair value of options granted to employees is estimated on the grant date using the Black-Scholes-Merton option valuation model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term (weighted-average period of time that the options granted are expected to be outstanding), the expected volatility in the fair market value of the Company’s common stock, a risk-free interest rate and expected dividends. The Company uses the simplified calculation of expected life as the contractual term for options of 10 years is longer than the Company has been publicly traded. The Company does not have enough historical perspective to estimate its volatility of its publicly traded shares or units. The Company’s common stock began trading on April 20, 2018; no cash dividends have been declared since that time, and we do not anticipate paying cash dividends in the foreseeable future. Expected volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The Company uses the straight-line method for expense attribution.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that the deferred tax assets will be realized. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the year of the enacted rate change.

The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. The Company recognizes penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying consolidated statements of operations.

DMSH, the Company’s accounting predecessor, is a limited liability company treated as a partnership for U.S. federal income tax purposes and is not subject to entity-level U.S. federal income tax, except with respect to UE, which was acquired in November 2019. Because UE is treated as a corporation for U.S. federal income tax purposes, it is subject to entity-level U.S. federal income tax. As a result of the Business Combination, Blocker’s allocable share of earnings from DMSH are also subject to U.S. federal and state and local income taxes.

Tax Receivable Agreement

In conjunction with the Business Combination, DMS Inc. and Blocker also entered into the Tax Receivable Agreement with the Sellers. Pursuant to the Tax Receivable Agreement, DMS Inc. is required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that DMS Inc. and Blocker actually realize as a result of (A) certain existing tax attributes of Blocker acquired in the Business Combination, and (B) increases in Blocker’s allocable share of the tax basis of the assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions or exchanges of DMS Units for cash or Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMSH and Blocker received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers are the obligation of DMS Inc., and not that of DMSH. As a result of the Business Combination, the Company recorded a deferred tax asset and income tax receivable of $20.1 millions and $199 thousand, respectively, with the offset as a long-term Tax Receivable Agreement liability of$16.3 million and Additional Paid-in Capital of $4.0 million in the consolidated balance sheet.

As of December 31, 2020, the total amount of under the Tax Receivable Agreement was $16.3 million, of which $510 thousand was current and included in Accrued expenses and other current liabilities on the consolidated balance sheet.

Earnings per share

Basic earnings per share of Class A common stock is computed by dividing net income attributable to DMS Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted earnings per share of Class A common stock is computed by dividing net income attributable to DMS Inc., adjusted for the assumed exchange of all potentially dilutive securities, by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive elements.

Prior to the Business Combination, the membership structure of DMSH included units which had profit interests. The Company analyzed the calculation of earnings per unit for periods prior to the Business Combination and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per share information has not been presented for the year ended December 31, 2019 and January 1, 2020 through July 15, 2020, the Business Combination date.

New Accounting Standards

Accounting Standards Recently Adopted

In January 2020, the Company adopted FASB ASU 2018-07, “Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting,” which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Accounting Standards Not Yet Adopted

The Company qualifies as an “emerging growth company” and thus, has elected to adhere to the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

In March 2020, the Financial Accounting Standards Board (“FASB”) issued guidance related to reference rate reform, which provides optional expedients and exceptions for applying GAAP to contract modifications, hedging relationships, and other transactions that reference LIBOR and are affected by reference rate reform. The Company adopted the standard effective March 31, 2020 and elected the expedient to prospectively adjust the effective interest rate when LIBOR is replaced. We do not expect this standard to have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued authoritative guidance ASC 842, Lease Accounting, regarding the accounting for leases, and has since issued subsequent updates to the initial guidance. The amended guidance requires the recognition of assets and liabilities for operating leases. The standard was initially effective for annual and interim reporting periods beginning after December 15, 2019. However, in November 2019, the FASB issued amended guidance, which defers for Emerging Growth Companies (“EGC”) the effective date for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The standard must be adopted using a modified retrospective transition. We plan to elect the package of practical expedients permitted under the transition guidance of the new standards, which allows us to not reassess whether any expired or existing contracts contain leases, allows us to carry forward the historical lease classification and permits us to exclude from our assessment initial direct costs for any existing leases. We will also make an accounting policy election to exclude leases with an initial term of twelve months or less from our transition adjustment. We are currently evaluating the impact on our consolidated balance sheets, recognizing assets and related lease liabilities, which may or may not have a material impact on the Company’s Consolidated Financial Statements.

In August 2018, the FASB issued authoritative guidance regarding customer’s accounting for implementation costs incurred in a cloud computing arrangement (“CCA”) that is a service contract. These amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). We plan to address which costs should be capitalized, including the cost to acquire the license and the related implementation costs. When we evaluate potential capitalization costs, we will consider external direct costs of materials, third-party service fees to develop the software, costs to obtain software from third-parties, and coding and testing fees directly related to software product. We are permitted to apply either a retrospective or prospective transition approach to adopt this guidance. If the prospective transition is chosen, we will apply the transition requirements to eligible costs incurred after adoption. The guidance is effective for annual periods beginning in 2021 and interim periods in 2022. We are currently evaluating the impact on our consolidated financial statements.

In June 2016, the FASB issued authoritative guidance on accounting for credit losses on financial instruments, including trade receivables, and has since issued subsequent updates to the initial guidance. The amended guidance requires the application of a current expected credit loss model, which measures credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts. The guidance requires adoption using a modified retrospective approach and is effective for EGC fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We are currently evaluating the impact on our consolidated financial statements.

NOTE 2. BUSINESS COMBINATION

On July 15, 2020, DMSH consummated the business combination with Leo pursuant to the Business Combination Agreement (the “Business Combination Agreement”), by and among Leo, DMSH, Blocker, Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”) and related entities (the “Sellers”).

In connection with the consummation of the Business Combination, the following occurred:

•    Leo was domesticated and continues as a Delaware corporation, changing its name to “Digital Media Solutions, Inc.”

•    The Company was organized into an umbrella partnership-C corporation (or “Up-C”) structure, in which substantially all of the assets and business of the Company are held by DMSH and continue to operate through the subsidiaries of DMSH, and the Company’s sole material assets are the equity interests of DMSH indirectly held by it.

•    DMS Inc. consummated the PIPE investment with certain qualified institutional buyers and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors collectively subscribed for 10,424,282 shares of Class A Common Stock for an aggregate purchase price of $100.0 million

•    DMS Inc. purchased all of the issued and outstanding common stock of Blocker and a portion of the units of DMSH held by Prism and Clairvest Direct Seller. Those DMSH membership interests were then immediately contributed to the capital of Blocker in exchange for aggregate consideration to the Sellers of $57.3 million in cash, 25,857,070 shares of Class B common stock, 2.0 million warrants to purchase Class A Common Stock, and 17,937,954 shares of Class C common stock. Refer to Note 10. Equity for a description of the Company’s common stock.

•    The Sellers amended and restated the limited liability company agreement of DMSH (the “Amended Partnership Agreement”), to, among other things: (i) recapitalize DMSH such that, as of immediately following the consummation of the Business Combination, Prism and Clairvest Direct Seller collectively own 25,857,070 of DMSH Units and Blocker owns 32,293,793 of DMSH Units; and (ii) provide Clairvest Direct Seller and Prism the right to redeem their DMSH Units for cash or, at the Company’s option, the Company may acquire the DMSH Units in exchange for cash or shares of Class A Common Stock, subject to certain restrictions set forth therein.

•     DMS Inc. issued  2.0 million warrants in exchange for previously held warrants in Leo, and an additional approximate 10.0 million warrants were issued in exchange for the warrants offered and sold by Leo in its initial public offering. Refer to Note 10. Equity for a description of the Company’s warrants.

•    DMS Inc. obtained $30.0 million in cash for working capital needs and $10.0 million to pay down outstanding indebtedness under the Monroe Capital Management Advisors (as administrative agent and lender) (the “Monroe Facility”).

•    The Sellers exercised their right to convert the shares of Class C Common Stock into shares of Class A Common Stock, on a one-for-one basis, in accordance with the new Certificate of Incorporation (the “Conversion”).

•    Prism and Clairvest Direct Seller continue to retain a significant continuing equity interest in the Company, representing 44%of the economic interests in DMSH and 44% of the voting interest in DMS Inc. (“non-controlling interest”).

•    On October 22, 2020, as required by the post-closing working capital adjustment provisions of the Business Combination Agreement, (i) the Company issued (a) 98,783 total additional shares of Class A Common Stock to the Blocker Sellers and (b) 142,394 total additional shares of Class B Common Stock to Prism and Clairvest Direct Seller.

•     In conjunction with the Business Combination, DMS Inc. and Blocker also entered into a Tax Receivable Agreement with the Sellers. Pursuant to the Tax Receivable Agreement, DMS Inc. is required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that DMS Inc. and Blocker actually realize as a result of (A) certain existing tax attributes of Blocker acquired in the Business Combination, and (B) increases in Blocker’s allocable share of the tax basis of the assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions or exchanges of DMS Units for cash or Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMSH and Blocker received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers are the obligation of DMS Inc., and not that of DMSH. As a result of this agreement, the Company recorded a deferred tax asset and income tax receivable of $20.1 million and $199 thousand, respectively, with the offset as a long-term Tax Receivable Agreement liability of $16.3 million and Additional Paid-in Capital of $4.0 million in the consolidated balance sheets.

As of December 31, 2020, the total amount of liability under the Tax Receivable Agreement was $16.3 million , of which $510 thousand is current and included in Accrued expenses and other current liabilities on the consolidated balance sheet.

At December 31, 2020, there were (i) 32,392,576 shares of Class A Common Stock outstanding, (ii) 25,999,464 shares of Class B Common Stock outstanding, (iii) no shares of Class C Common Stock outstanding and (iv) 13,999,998 warrants to purchase Class A Common Stock outstanding.

In conjunction with the Business Combination, we incurred approximately $2.4 million of transaction expenses related to incentive bonuses and other acquisition related expenses, which were recorded as Acquisitions Costs in the consolidated statements of operations during the year ended December 31, 2020.

NOTE 3. REVENUE

The Company derives revenue primarily through the delivery of various types of services, including: customer acquisition, managed services and software as a service (“SaaS”). The Company recognizes revenue when the promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. The Company has elected the practical expedient to not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which revenue is recognized in the amount to which the Company has the right to invoice for services performed.

The Company has organized its operations into three reportable segments: Brand-Direct, Marketplace and Other. The Brand Direct reportable segment consists of services delivered against our customer’s brand, while the Marketplace reportable segment includes services delivered directly against the DMS brand. In the Other reportable segment, services offered by the Company include software services and digital media services that are managed on behalf of the customer. Corporate and other represents other business activities and include eliminating entries. Management uses these segments to evaluate the performance of its businesses and to assess its financial results and forecasts.

Disaggregation of Revenue

The following tables present the disaggregation of revenue by reportable segment and type of service (in thousands):

	Brand Direct	Marketplace	Other	Corporate and Other	Total
Year ended December 31, 2020
Net revenue:
Customer acquisition	$179,681	$155,999	$—	$(30,051)	$305,630
Managed services	17,869	—	6,139	—	24,008
Software services	—	—	3,218	—	3,218
Total Net revenue	$197,550	$155,999	$9,357	$(30,051)	332,856
Year ended December 31, 2019
Net revenue:
Customer acquisition	$162,648	$73,398	$—	$(15,437)	$220,609
Managed services	12,090	—	2,533	—	14,623
Software services	—	—	3,064	—	3,064
Total Net revenue	$174,738	$73,398	$5,597	$(15,437)	$238,296

Contract balances

The Company’s contract liabilities result from payments received from clients in advance of revenue recognition as they precede the Company’s satisfaction of the associated performance obligation. If a customer pays consideration before the Company’s performance obligations are satisfied, such amounts are classified as deferred revenue on the consolidated balance sheets. As of December 31, 2020 and December 31, 2019, the balance of deferred revenue was $1.7 million and $1.2 million, respectively, and recorded within Accrued expenses and other current liabilities on the consolidated balance sheets. We expect the majority of the deferred revenue balance at December 31, 2020 to be recognized as revenue during the first quarter of 2021.

When there is a delay between the completion of our performance obligations and when a customer is invoiced, revenue is recognized and recorded as unbilled revenue (i.e. contract assets) within Accounts receivable, net on the consolidated balance sheets. As of December 31, 2020 and December 31, 2019, unbilled revenue included in accounts receivable was $1.8 million and $0.8 million, respectively. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. Substantially all amounts included within the unbilled revenue balance are invoiced to customers within the month directly following the period of service. Historical estimates related to unbilled revenue have not been materially different from actual revenue billed.

NOTE 4. REPORTABLE SEGMENTS

The Company’s operating segments are determined based on the financial information reviewed by its chief operating decision maker (“CODM”), and the basis upon which management makes resource allocation decisions and assesses the performance of the Company’s segments. The Company evaluates the operating performance of its segments based on financial measures such as net revenue, cost of revenue, and gross profit. Given the nature of the digital marketing solutions business, the amount of assets does not provide meaningful insight into the operating performance of the Company. As a result, the amount of the Company’s assets is not subject to segment allocation and total assets were not included within the disclosure of the Company’s segment financial information.

The following tables are a reconciliation of the operations of our segments to income from operations (in thousands):

	Year ended December 31, 2020
	Brand Direct	Marketplace	Other	Corporate and Other	Total
Net revenue	$197,550	$155,999	$9,357	$(30,051)	$332,856
Cost of revenue	151,526	109,921	3,335	(30,051)	234,731
Gross profit	$46,024	$46,078	$6,022	$—	98,125
Salaries and related costs					33,386
General and administrative expenses					29,620
Acquisition costs					4,814
Depreciation and amortization					17,954
Income from operations					$12,351

	Year ended December 31, 2019
	Brand Direct	Marketplace	Other	Corporate and Other	Total
Net revenue	$174,738	$73,398	$5,597	$(15,437)	$238,296
Cost of revenue	130,429	46,613	113	(15,580)	161,575
Gross profit	$44,309	$26,785	$5,484	$143	76,721
Salaries and related costs					27,978
General and administrative expenses					19,927
Acquisition costs					19,234
Depreciation and amortization					9,745
Loss from operations					$(163)

NOTE 5. PROPERTY AND EQUIPMENT

The following table presents major classifications of property and equipment and the related useful lives (in thousands, except useful lives):

		December 31,
Useful Lives		2020	2019
Computers and office equipment	3 years	$1,684	$1,750
Furniture and fixtures	5 years	305	901
Leasehold improvements	7 years	320	503
Software development costs	3 years	18,913	8,798
Total		21,222	11,952
Less: Accumulated depreciation and amortization		(6,206)	(3,224)
Property and equipment, net		$15,016	$8,728

Depreciation and amortization expense for property and equipment for the years ended December 31, 2020 and 2019 was $3.7 million and $1.3 million, respectively, included in our consolidated statements of operations.

As of December 31, 2020 and 2019, the unamortized balance of capitalized software development costs was $14.0 million and $7.1 million, respectively. Amortization of capitalized software development costs for the years ended December 31, 2020 and 2019 was $3.0 million and $1.2 million, respectively, included in depreciation and amortization of our consolidated statements of operations.

NOTE 6. GOODWILL AND INTANGIBLE ASSETS

Goodwill

Changes in the carrying value of goodwill, by reportable segment, were as follows (in thousands):

	Brand Direct	Marketplace	Other	Total
Balance, January 1, 2019	$8,616	$2,937	$550	$12,103
Additions (Note 8)	—	29,723	—	29,723
Balance, December 31, 2019	8,616	32,660	550	41,826
Additions (Note 8)	—	—	3,078	3,078
Balance, December 31, 2020	$8,616	$32,660	3,628	$44,904

The carrying amount of goodwill for all reporting units had no accumulated impairments as of December 31, 2020 and December 31, 2019.

Intangible assets

Finite-lived intangible assets consisted of the following (in thousands):

		December 31, 2020			December 31, 2019
	Amortization Period (Years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Technology	3 to 5	$48,008	$(21,454)	$26,554	$47,946	$(9,751)	$38,195
Customer relationships	1 to 12	21,794	(6,749)	15,045	19,583	(3,078)	16,505
Brand	1 to 5	4,295	(961)	3,334	4,187	(2,556)	1,631
Non-competition agreements	-3-	2,105	(591)	1,514	1,815	(211)	1,604
Total		$76,202	$(29,755)	$46,447	$73,531	$(15,596)	$57,935

Amortization expense for finite-lived intangible assets is recorded on a straight-line basis. Amortization expense related to finite-lived intangible assets was $14.2 million and$8.0 million for the years ended December 31, 2020 and 2019, respectively.

Amortization expense relating to intangible assets subject to amortization for each of the next five years and thereafter is estimated to be as follows (in thousands):

	2021	2022	2023	2024	2025 and Thereafter
Amortization expense	$13,058	$12,154	$9,134	$6,585	$5,474

Impairment analysis

For the year ended December 31, 2020, there were no events or changes in circumstances to indicate that goodwill or intangible assets were impaired.

NOTE 7. DEBT

The following table presents the components of outstanding debt (in thousands):

	December 31, 2020	December 31, 2019
Term loan	$190,541	$194,810
Revolving credit facility	4,000	5,000
Delayed draw term loan	8,236	8,429
Notes payable- insurance premium	1,074	—
Total debt	203,851	208,239
Unamortized debt issuance costs	(2,293)	(3,041)
Debt, net	201,558	205,198
Current portion of long-term debt	(7,967)	(4,150)
Long-term debt	$193,591	$201,048

On July 3, 2018, DMSH entered into a Credit Agreement with Monroe Capital Management Advisors (as administrative agent and lender) (the “Monroe Facility”), which included a $5.0 million revolving commitment, as well as a $100.0 million term loan commitment and a $15.0 million delayed draw term loan, for a total available capacity of $120.0 million. The Monroe Facility matures in July 2023 and bears interest at a variable rate equal to the three-month LIBOR, or an alternate base rate, plus an agreed upon margin with the lender.

During the year ended December 31, 2019, the Monroe Facility’s capacity was amended to increase the term loan by $99.0 million for a total term commitment of $199.0 million, and this amendment also increased capacity on the revolver by an additional $2.5 million, for a total amended capacity of $221.5 million. The Company used the funds to finance a portion of the acquisition of UE, accelerate contingent consideration payments, and to add to general working capital. Refer to Note 8. Acquisitions for a more detailed discussion on the acquisition of UE.

On January 7, 2020, the Monroe Facility was amended to increase the revolver commitment for a total amended capacity of $15.0 million with an additional payment of $1.5 million incremental issuance cost.

On August 26, 2020, we amended the Monroe Facility to, among other things, (i) modify the covenant calculation of EBITDA to include certain transaction expenses incurred in connection with the Business Combination and (ii) exclude certain accounts from the SmarterChaos acquisition.

As of December 31, 2020, and 2019 we had $229.0 million and $221.5 million total outstanding capacity under our Monroe Facility, which had an effective interest rate of 5.2% and 6.8% for the year ended December 31, 2020 and 2019, respectively.

The effective interest rate during the year 2020, was in a variable rate range between 5.2% and 6.9% equal to the three-month LIBOR, or an alternate base rate, plus an agreed upon margin with the lender.

The Monroe Facility also contains covenants that require the Company to meet certain financial ratios and places restrictions on the payment of dividends, cap-threshold for holding excess cash, sale of assets, borrowing level, mergers, and purchases of capital stock, assets, and investments.

As of December 31, 2020, the Company was in compliance with its debt covenants under its Credit Agreement with Monroe Facility.

The Company’s debt with Monroe Facility is collateralized by subordinated rights to the landlord’s lien on personal property deposit and security accounts, and intellectual properties such as licensed trademarks and copyrights.

Debt Maturity Schedule

The scheduled maturities of our total debt are estimated as follows at December 31, 2020 (in thousands):

(in thousands)
2021	$7,967
2022	8,000
2023	187,884
2024	—
2025 and thereafter	—
$203,851

The Company holds a certain cash balance throughout the year depending on its cash flow requirements. When it exceeds a certain level of the Cap threshold, it will trigger additional cash payments under the Monroe Facility. If the Cap threshold is not met, at minimum the Company is expected to make $4.2 million principal payment under the Monroe Facility. The table above presents minimum payments plus additional fees paid attributable to holding excess cash on its balance sheets. As of December 31, 2020, the Company was in compliance with its debt covenants under its Credit Agreement under the Monroe Facility.

NOTE 8. ACQUISITIONS

SmarterChaos and She is Media

On July 16, 2020, the Company acquired all of the outstanding shares of SmarterChaos.com, LLC, a premier digital marketing and online performance management marketer, along with She Is Media, a female-centric performance ad network, (collectively, “SmarterChaos”) for cash and equity of DMSH totaling approximately $5.8 million, which was subject to a working capital adjustment. This acquisition expanded media distribution, allowing the Company to further accelerate the digital marketing acquisition efforts of its advertiser clients and enable brands to acquire new customers by leveraging our customer acquisition platform and the relationships cultivated by SmarterChaos.

DMSH issued the SmarterChaos sellers approximately 307 thousand DMSH Units, which are convertible to Class A Common Stock, with an aggregate total value of $3.0 million based on the DMS Inc. stock price on July 15, 2020. The SmarterChaos sellers also became parties to the Amended Partnership Agreement.

In conjunction with this acquisition, we incurred approximately $0.4 million of legal and other acquisition-related expenses, which were recorded as Acquisitions Costs in the consolidated statements of operations during the year ended December 31, 2020.

The Company primarily used an Income Approach, specifically a Discounted Cash Flow (“DCF”) analysis, which represents Level 3 fair value measurements, to assess the components of its purchase price allocation. The acquisition was accounted for as a business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired businesses have been included in the Company’s results of operations since the acquisition date of July 16, 2020. An acquirer must recognize any assets acquired and liabilities assumed at the acquisition date, measured at fair value as of that date. Assets meeting the identification criteria included tangible assets, such as real and personal property, and intangible assets. Identified intangible assets included the brand and customer relationships of the acquired business. The fair value of the brand was determined by applying an Income Approach, specifically the Relief from Royalty Method (“RFR”). The fair value of the acquired customer relationships was determined by applying an Income Approach, specifically the Multi Period Excess Earnings Method. At December 31, 2020, the purchase accounting measurement period has not been finalized primarily due to the working capital adjustment, open tax contingencies and the valuation of DMSH units and intangibles.

The following table presents the fair value allocation of the purchase price to the assets acquired, and liabilities assumed (in thousands):

July 16, 2020
Goodwill	$3,078
Brand	277
Customer relationships (1)	2,500
Accounts receivable	576
Other assets acquired	30
Liabilities assumed	(662

Net assets acquired	$5,799

(1) On July 16, 2020, the Company acquired all of the outstanding shares of SmarterChaos.com, LLC, a premier digital marketing and online performance management marketer, along with She Is Media, a female-centric performance ad network, (collectively, “SmarterChaos”) for cash and equity of DMSH totaling approximately $5.8 million, which was subject to a working capital adjustment. The working capital adjustment related to total net assets acquired of $5.8 million, which included a $0.3 million reduction to customer relationships, offset by an increase to SmarterChaos goodwill.

The goodwill related to this transaction reflects the workforce and synergies expected from combining the operations of SmarterChaos and is included with Software services in the Other reportable segment. Intangible assets primarily consist of brand and customer relationships with an estimated useful life of three and five years, respectively.

Revenue and net loss for SmarterChaos of $4.3 million and $241 thousand, respectively, were included in the consolidated statements of operations during the year ended December 31, 2020.

UE Authority, Co.

On November 1, 2019, the Company acquired UE for cash of approximately $56.6 million, which includes closing purchase price adjustments. The acquisition of UE supports the Company’s strategy of broadening its reach in the insurance vertical.

The Company primarily used an income method, or discounted cash flow (“DCF”) analysis, which represents Level 3 fair value measurements, to assess the components of its purchase price allocation. The acquisition was accounted for as a business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired business have been included in the Company’s results of operations since the acquisition date of November 1, 2019. The fair value of the acquired technology and customer relationships was determined using the multi period excess earnings approach. The fair value of the acquired brand was determined using the Relief from Royalty method. The fair value of the non-competition agreement was determined using the income approach.

The following table presents the preliminary fair value allocation of the purchase price to the assets acquired, and liabilities assumed (in thousands):

November 1, 2019
Goodwill	$29,723
Technology	26,000
Brand	690
Non-competition agreements	1,520
Customer relationships	10,300
Other assets acquired	6,393
Liabilities assumed	(9,045)
Deferred tax liability	(8,961)
Net assets acquired	$56,620

The goodwill related to this transaction reflects the workforce and synergies expected from combining the operations of UE and is included in the Marketplace reportable segment. Intangible assets primarily consist of customer relationships, technology, non-competition agreements and brand with an estimated useful life of nine years, five years, three years and one year, respectively.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The carrying amounts of our cash and cash equivalents, accounts receivable, income taxes receivable, accounts payable, accrued expenses and income taxes payable, which approximate fair value because of the short-term maturity of those instruments.

Contingent consideration related to acquisitions

The fair value of the contingent consideration was determined using a Monte Carlo fair value analysis based on estimated performance and the probability of achieving certain targets. As certain inputs are not observable in the market, the contingent consideration is classified as a Level 3 instrument. During the year ended December 31, 2020, we paid this contingent consideration of $1.0 million. There is no contingent consideration payable at December 31, 2020.

The following table presents assets and liabilities measured at fair value on a recurring basis (in thousands):

		December 31, 2019
Category	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration	Contingent consideration payable	$—	$—	$1,000	$1,000
Total		$—	$—	$1,000	$1,000

The following table represents the change in the contingent consideration (in thousands):

Level 3
December 31, 2018	$10,073
Additions	—
Changes in fair value	13,841
Settlements	(22,914)
December 31, 2019	$1,000
Additions	—
Changes in fair value	—
Settlements	(1,000)
December 31, 2020	$—

NOTE 10. EQUITY

Authorized Capitalization

The total amount of the Company’s authorized capital stock consists of (a) 600,000,000 shares of common stock, par value $0.0001 per share, of the DMS Inc., consisting of (i) 500,000,000 shares of Class A Common Stock, (ii) 60,000,000 shares of Class B Common Stock, and (iii) 40,000,000 shares of Class C Common Stock, and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share, of the DMS Inc. (“Company Preferred Stock”). At December 31, 2020, there were 32,392,576 shares of Class A Common Stock outstanding and 25,999,464 shares of Class B Stock outstanding.

Company Common Stock

The following table sets forth the economic and voting interests of the Company’s common stockholders at December 31, 2020:

Class	Total Shares (1)	Economic Ownership in DMSH (2)	Economic Ownership in DMS Inc. (3)	Voting Ownership in DMS Inc. (4)
Class A Common Stock	32,392,576	55.2%	100.0%	55.5%
Class B Common Stock	25,999,464	44.3%	—%	44.5%

(1) Represents the total number of outstanding shares for each class of DMS Inc. common stock at December 31, 2020. On October 22, 2020, as required by the post-closing working capital adjustment provisions of the Business Combination Agreement, (i) the Company issued (a) 98,783 total additional shares of Class A Common Stock to the Blocker Sellers and (b) 142,394 total additional shares of Class B Common Stock to Prism and Clairvest Direct Seller.
(2) Represents (i) the Class A Common Stockholders’ indirect economic interest in DMSH through their ownership of Class A Common Stock and (ii) the Class B Common Stock holders’ direct economic interest in DMSH through their ownership of DMSH Units. The remaining economic ownership is held by the sellers in SmarterChaos acquisition.
(3) Represents the aggregate economic interest in DMS Inc. through the stockholders’ ownership of Class A Common Stock.
(4) Represents the aggregate voting interest in DMS Inc. through the stockholders’ ownership of Company common stock.

Voting Rights

Each holder of Company Common Stock is entitled to one (1) vote for each share of Company Common Stock held of record by such holder. The holders of shares of Company Common Stock do not have cumulative voting rights. Except as otherwise required in the Company Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Company Preferred Stock are entitled to vote together with the holders of Company Common Stock, as a single class with such holders of Company Preferred Stock). In addition to any other vote required in the Company Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will each be entitled to vote separately as a class only with respect to amendments to the Company Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Notwithstanding the foregoing, except as otherwise required by law, holders of Company Common Stock, as such, will not be entitled to vote on any amendment to the Company Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Company Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

Dividend Rights

Subject to any other provisions of the Company Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock are entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Company’s board of directors (the “Board”) from time to time out of assets or funds of the Company legally available therefor.

Except as provided in the Company Certificate of Incorporation, dividends and other distributions will not be declared or paid on the Class B Common Stock. Subject to any other provisions of the Company Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock are entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock or property of the Company payable or to be made on outstanding shares of Class A Common Stock that would have been payable on the shares of Class C Common Stock if each such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio (as defined in the Company Certificate of Incorporation) immediately prior to the record date for such dividend or distribution. The holders of shares of Class C Common Stock are entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as and if declared by the Board from time to time out of assets or funds of the Company legally available therefor. At December 31, 2020, there were no shares of Class C Common Stock outstanding.

Redemption

Pursuant to the terms and subject to the conditions of the Amended Partnership Agreement, each holder (other than Blocker) of a DMSH Unit has the right (the “Redemption Right”) to redeem each such DMSH Unit for the applicable Cash Amount (as defined in the Amended Partnership Agreement), subject to the Company’s right, in its sole and absolute discretion, to elect to acquire some or all of such DMSH Units that such holder has tendered for redemption for a number of shares of Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in the Company Certificate of Incorporation and in the Amended Partnership Agreement.

Retirement of Class B Common Stock

In the event that (i) any DMSH Unit is consolidated or otherwise cancelled or retired or (ii) any outstanding share of Class B Common Stock held by a holder of a corresponding DMSH Unit otherwise ceases to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise (including in connection with the Redemption Right and the Exchange Option as described above), then the corresponding share(s) of Class B Common Stock, if any, (which, for the avoidance of doubt, will be equal to such DMSH Unit divided by the Conversion Ratio prior to and until the Effective Time (as defined below) (in the case of (i)) or such share of Class B Common Stock (in the case of (ii)) will automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company for no consideration and thereupon will be retired and restored to the status of authorized but unissued shares of Class B Common Stock.

Rights upon Liquidation

In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company after payments to creditors of the Company that may at the time be outstanding, and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Company C Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Company available for distribution; provided, however, that, for purposes of any such distribution, each share of Class C Common Stock will be entitled to receive the same distribution as would have been payable if such share of Class C Common Stock had been converted into a fraction of a share of Company A Common Stock equal to the Conversion Ratio immediately prior to the record date for such distribution. The holders of shares of Class B Common Stock, as such, will not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Automatic Conversion of Class B Common Stock

Immediately and automatically upon the earlier of (i) July 4, 2024 or (ii) the date on which there are no amounts owed to any lender pursuant to the Credit Facility, each share of Class B Common Stock will automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split, into a fraction of a share of Class B Common Stock equal to the Conversion Ratio (the “Effective Time”).

Conversion of Class C Common Stock

Each holder of Class C Common Stock has the right, at such holder’s option, at any time, to convert all or any portion of such holder’s shares of Class C Common Stock, and the Company will have the right, at the Company’s option, from and after the Effective Time, to convert all or any portion of the issued and outstanding shares of Class C Common Stock, in each case into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for the number of shares of Class C Common Stock equal to the Issuance Multiple (as defined in the Business Combination Agreement) so converted. As of December 31, 2020, there were no Class C Common Stock issued and outstanding.

Transfers

The holders of shares of Class B Common Stock will not transfer such shares other than as part of a concurrent transfer of (i) if prior to the Effective Time, a number of DMSH Units equal to the number of shares of Company Common Stock being so Transferred multiplied by the Conversion Ratio or (ii) if after the Effective Time, an equal number of DMSH Units, in each case made to the same transferee in accordance with the restrictions on transfer contained in the Amended Partnership Agreement.

Other Rights

No holder of shares of Company Common Stock are entitled to preemptive or subscription rights. There is no redemption or sinking fund provisions applicable to the Company Common Stock. The rights, preferences and privileges of holders of the Company Common Stock will be subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock of the Company could have the effect of decreasing the trading price of Company Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of the Company Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company. At December 31, 2020, there were no shares of preferred stock outstanding.

The Company is authorized to issue 100,000,000 preferred shares with such designations, voting, and other rights and preferences as may be determined from time to time by the Board. As of December 31, 2020, there were no preferred shares issued.

Warrants

Each Company Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the Business Combination, or earlier upon redemption or liquidation.

The Company Private Placement Warrants are not redeemable by the Company so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Company Private Placement Warrants on a cashless basis. Except for the forgoing, the Company Private Placement Warrants have terms and provisions that are identical to those of the Company Public Warrants. If the Company Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Company Private Placement Warrants will be redeemable by Company and exercisable by the holders on the same basis as the Company Public Warrants.

The Company may call the Company Public Warrants for redemption as follows: (1) in whole and not in part; (2) at a price of $0.01 per warrant; (3) upon a minimum of 30 days’ prior written notice of redemption; and (4) only if the last reported closing price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Company Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Company Public Warrants to do so on a “cashless basis.”

The exercise price and number of Class A Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares.

At December 31, 2020, approximately 14.0 million warrants were outstanding.

Non-controlling Interest

The non-controlling interest represents the membership interest in DMSH held by holders other than the Company. On July 15, 2020, upon the close of the Business Combination, the Prism and Clairvest Direct Seller combined ownership percentage in DMSH was 44.5%. On July 16, 2020, DMSH issued approximately 307 thousand additional DMSH Units to the sellers in the SmarterChaos acquisition, which are included in the non-controlling interest of approximately 44.8%. On October 22, 2020, the Company issued additional 142 thousand shares of Class B Common Stock to Prism and Clairvest Direct Seller, upon a post-closing Business Combination working capital adjustment. At December 31, 2020, the non-controlling interest in DMSH was 44.8%. The Company has consolidated the financial position and results of operations of DMSH and reflected the proportionate interest held by Prism, Clairvest Direct Seller and the SmarterChaos sellers as a non-controlling interest.

NOTE 11. RELATED PARTY TRANSACTIONS

Registration Rights

At the Closing, the Company entered into an amended and restated registration rights agreement with certain Sellers (the “Amended and Restated Registration Rights Agreement”), pursuant to which the Company registered for resale certain shares of Class A Common Stock and warrants to purchase Class A Common Stock that were held by the parties thereto. Additionally, the Sellers may request to sell all or any portion of their shares of Class A Common Stock in an underwritten offering that is registered pursuant to the shelf registration statement filed by the Company (each, an “Underwritten Shelf Takedown”); however, the Company will only be obligated to effect an Underwritten Shelf Takedown if such offering will include securities with a total offering price reasonably expected to exceed, in the aggregate, $20.0 million and will not be required to effect more than four Underwritten Shelf Takedowns in any six-month period. The Amended and Restated Registration Rights Agreement also includes customary piggy-back rights, subject to cooperation and cut-back provisions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Amended Partnership Agreement

Pursuant to the Amended Partnership Agreement, following the expiration of the lock-up period under the lock-up agreement entered into by the Company and the Sellers at the Closing, the non-controlling interests (as defined in the Amended Partnership Agreement) will have the right to redeem their DMSH Units for cash (based on the market price of the shares of Class A Common Stock) or, at the Company’s option, the Company may acquire such DMSH Units (which DMSH Units are expected to be contributed to Blocker) in exchange for cash or Class A Common Stock (a “Redemption”) on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications), in each case subject to certain restrictions and conditions set forth therein, including that any such Redemption be for an amount no less than the lesser of 10,000 DMSH Units or all of the remaining DMSH Units held by such Non-Blocker Member. In the event of a change of control transaction with respect to a Non-Blocker Member, DMSH will have the right to require such Non-Blocker Member to effect a Redemption with respect to all or any portion of the DMSH Units transferred in such change of control transaction. In connection with any Redemption (other than a Redemption by the SmarterChaos sellers) a number of shares of Class B Common. Stock will automatically be surrendered and cancelled in accordance with the Company Certificate of Incorporation.

Tax Receivable Agreement

In conjunction with the Business Combination, DMS Inc. and Blocker also entered into the Tax Receivable Agreement with the Sellers. Pursuant to the Tax Receivable Agreement, DMS Inc. is required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that DMS Inc. and Blocker actually realize as a result of (A) certain existing tax attributes of Blocker acquired in the Business Combination, and (B) increases in Blocker’s allocable shares of the tax basis of the assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions or exchanges of DMS Units for cash or Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMSH and Blocker received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers are the obligation of DMS Inc., and not that of DMSH. As a result, the Company recorded a deferred tax asset and income tax receivable of $20.1 million and $199 thousand, respectively, with the offset as a long-term Tax Receivable Agreement liability of $16.3 million and Additional Paid-in Capital of $4.0 million in the consolidated balance sheets.

As of December 31, 2020, the total amount of liability under the Tax Receivable Agreement was $16.3 million, of which $510 thousand was current and included in Accrued expenses and other current liabilities on the consolidated balance sheet.

Lock-Up Agreement

At the Closing, Sellers executed and delivered to the Company a lock up agreement (the “Lock-Up Agreement”), pursuant to which, among other things, Sellers agreed not to, subject to certain exceptions set forth in the Lock-Up Agreement, during the period commencing from the Closing and through the 180 day anniversary of the date of the Closing (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Class A Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A Common Stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Class A Common Stock or other securities, in cash or otherwise. Any waiver by the Company of the provisions of the Lock-Up Agreement requires the approval of a majority of the Company’s directors who qualify as “independent” for purposes of serving on the audit committee under the applicable rules of the SEC (including Rule 10A-3 of the Securities Exchange Act of 1934).

On July 29, 2020, the Company’s Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) executed joinder agreements to the Lock-Up Agreement in connection with Prism’s distribution of 538,912 and 538,911 Seller Warrants to the Company’s CEO and COO, respectively, as a permitted transfer under the Amended Warrant Agreement and the Lock-Up Agreement.

Management Agreement

Prior to the Business Combination, the Management Agreement included consideration for various management and advisory services, where DMSH made payment to one of its members a quarterly retainer of $50 thousand plus any out-of-pocket expenses. The total expense for the years ended December 31, 2020 and 2019 was $0.1 million and $0.2 million , respectively, which was recorded in General and administrative expenses in the consolidated statements of operations. The management agreement was terminated in connection with the Business Combination.

Prism Incentive Agreement

On October 1, 2017, DMS, through a subsidiary, acquired the assets of Mocade Media LLC (“Mocade”). On that date, in connection with the acquisition, DMS also entered into a consulting agreement with Singularity Consulting LLC (“Singularity”), a Texas limited liability company owned by the former management of Mocade. On August 1, 2018, in order to further incentivize Singularity’s efforts with respect to the acquired Mocade assets, DMS entered into an amendment to the Singularity consulting agreement. On that date, Prism Data, the then majority equityholder of DMS, also entered into an incentive agreement with Singularity, to which DMS was not a party, providing for certain incentive payments to be accounted for in accordance with applicable accounting standards by Prism Data to Singularity in the event of certain specified change of control sale transactions involving DMS. Following the Business Combination, in November 2020, DMS and Singularity resolved all outstanding amounts due under the Singularity consulting agreement between DMS and Singularity with a payment of $850,000. In addition, Prism Data and Singularity agreed that Singularity would be entitled to a payment from Prism Data of $2,000,000 in the event of certain specified change of control sale transactions involving DMS.

DMSH Member Tax Distributions

For the years ended December 31, 2020 and 2019, tax distributions to members of DMSH were $0.2 million and $21.6 million, respectively.

NOTE 12. EMPLOYEE AND DIRECTOR INCENTIVE PLANS

2020 Omnibus Incentive Plan

On July 15, 2020, Leo’s shareholders approved the 2020 Omnibus Incentive Plan (the “2020 Plan”). The 2020 Plan allows for the issuance of stock options, stock appreciation rights, stock awards (including restricted stock awards (“RSAs”) and Restricted Stock Units (“RSUs”) and other stock-based awards. Directors, officers and employees, as well as others performing independent consulting or advisory services for the Company or its affiliates, will be eligible for grants under the 2020 Plan. The aggregate number of shares reserved under the 2020 Plan is approximately 11.6 million. The 2020 Plan terminates on June 24, 2030.

On October 28, 2020, the Board of Directors of DMS Inc. approved the grant of approximately 1.2 million RSUs, including 65,000 units granted for Directors under the 2020 Plan. The RSUs vest one-third each year based on three years of continuous service starting with July 16, 2021 through July 16, 2023. The 2020 Plan provides Directors’ and employees’ vesting rights after each year for completed service to the Company.

The participants have no rights of a stockholder with respect to the RSUs, including the right to vote and the right to receive distributions or dividends until the shares become vested and settled. The settlement occurs after the vesting date and shall represent the right to receive one Share of Class A of common stock. RSUs awards provide for accelerated vesting if there is a change in control.

The fair value of non-vested shares is determined based on the closing trading price of the Company’s shares on the grant date and are amortized over the award’s service period. At December 31, 2020, total non-vested stock-based compensation expense related to restricted stock was $8.8 million, which will be recognized over a weighted-average remaining period of 2.54 years. The weighted-average grant-date fair value of shares granted during the year ended December 31, 2020, were $7.31 per share.

Restricted Shares

The following table presents the restricted share activity for the year ended December 31, 2020 (in thousands, except price per share):

Restricted Stock Units	Number of Restricted Stock	Weighted-Average Grant Date Fair Value
Outstanding at January 1, 2020	—	$—
Granted	1,245	$7.31
Forfeited/Canceled	48	$7.31
Vested	—	$—
Outstanding at December 31, 2020	1,197	$7.31
Vested at December 31, 2020	—	$—
Exercisable at December 31, 2020	—	$—

On December 31, 2020, the Company has two shared-based compensation plans; restricted share units and stock options. The compensation cost that has been recorded against Consolidated Statement of Operations, “Salaries and related costs” was approximately $1.0 million.

The Company’s 2020 Omnibus Incentive Plan, which is shareholder-approved, permits the grant of share options and shares to its employees up to 11.6 million shares of Class A Common Stock. The Company believes that such awards better align the interest of its employees with those of its shareholders. Stock option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards vest on 3 years of continuous service and have 10-year contractual terms. The 2020 Plan allows employees’ vesting rights after each year for completed service to the Company.

The participants have no rights of a stockholder with respect to the stock options, including the right to vote and the right to receive distributions or dividends until the shares become vested and exercised. The exercise occurs after the vesting date and the participant may exercise the option by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by full payment of the exercise price or by means of a broker-assisted cashless exercise. Stock option awards provide for accelerated vesting if there is a change in control.

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation method, which uses the assumptions noted in the following table. Because Black-Scholes option valuation models incorporate ranges of assumption for inputs, the selected inputs are disclosed below. Expected volatilities are based on implied volatilities from traded options on the Company’s peer group. The expected term of an option granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding; the below range results from certain Company’s peer group of employees exhibiting different behavior. The Company’s common stock began trading on April 20, 2018; no cash dividends have been declared since that time, and we do not anticipate paying cash dividends in the foreseeable future. The risk-free rate within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. We recognize forfeitures and/or cancellations based on an actual occurrence.

Stock Options

The following is the weighted average of the assumptions used in calculating the fair value of the total stock options granted in 2020 using the Black-Scholes method:

Fair market value	$3.34
Risk-free rate	0.4%
Dividend yield	—%
Expected volatility	49.4%
Expected term (in years)	5.9 years

The following table presents the stock option activity for the year ended December 31, 2020 (in thousands, except price per share):

Stock Options	Number of Stock Options	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Contractual Term (in Years)	Total Intrinsic Value of Restricted Stock Vested
Outstanding at January 1, 2020	—	$—	—	$—
Granted	574	$3.34	5.9 years	$—
Exercised	—	$—	—	$—
Forfeited/expired	23	$—	—	$—
Outstanding at December 31, 2020	551	$3.34	5.9 years	$—
Vested at December 31, 2020	—	—	—	—
Exercisable at December 31, 2020	—	—	—	—

The weighted-average grant-date strike price of options during the year ended December 31, 2020 were $7.31 per share. The total intrinsic value of options exercised during the year ended December 31, 2020 was $0. The weighted-average grant-date fair value of shares granted during the year ended December 31, 2020, was $3.34 per share. During the year ended December 31, 2020, there were no shares or units converted into Class A Common Stock, or exercised from restricted stock units, stock options and warrants.

The following table presents non-vested shares for the year ended December 31, 2020 (in thousands, except price per share):

Non-vested Shares	Shares (000)	Weighted-Average Grant Date Fair Value
Non-vested at January 1, 2020	—	$—
Granted	1,819	$7.31
Vested	—	$—
Forfeited	71	$7.31
Non-vested at December 31, 2020	1,748	$7.31

As of December 31, 2020, the total value of unvested shares was $10.6 million under the 2020 Plan. That cost is expected to be recognized over a weighted-average period of 2.54 years. The total fair value of shares vested during the years ended December 31, 2020, was $0.

Defined Contribution Plans

The Company offers a 401(k) plan with a mandatory match and a discretionary bonus contribution to all of its eligible employees. The Company matches employees’ contributions based on a percentage of salary contributed by the employees. The Company’s match cost for the year ended December 31, 2020, and 2019 was $0.8 million and $0.5 million respectively, recorded within “Salaries and related costs” on the consolidated statements of operations.

Employee Incentive Plan

The Company instituted a transaction-based cash bonus plan, the Digital Media Solutions, LLC Employee Incentive Plan (the “EIP”), in 2017, which was amended and restated on January 31, 2019. The EIP provides for a cash bonus pool payout to vested participants upon the occurrence of a “Sale of the Company” prior to December 31, 2024, in which the equity value (as determined by the board of managers) exceeds $100 million . Each EIP participant was awarded a number of bonus pool units, and is entitled to a pro rata share of the aggregate bonus pool based on the total number of vested bonus pool units held among all participants. DMSH also instituted a second transaction-based cash bonus plan on November 1, 2019, which mirrors the first plan, except that the equity value was raised to $325 million .

On April 23, 2020, DMSH entered into a Business Combination agreement with Leo. Although this business combination is not considered a “Sale of the Company” for purposes of the EIP, the board of managers was permitted at its discretion to make a payment under the plan as it deemed fit upon consummation of the business combination. The board of managers elected to pay a total of approximately $250 thousand in cash to EIP participants in connection with the Business Combination, which was paid during the year ended December 31, 2020, and these plans were terminated.

NOTE 13. COMMITMENTS AND CONTINGENCIES

Legal proceedings

In the ordinary course of business, we are involved from time to time in various claims and legal actions incident to our operations, both as a plaintiff and defendant. In the opinion of management, after consulting with legal counsel, none of these other claims are currently expected to have a material adverse effect on the results of operations, financial position or cash flows. We intend to vigorously defend ourselves in these matters.

Lease agreements

The Company leases office space in various locations within United States and Canada. The leases entered into by the Company consist of both long-term and short-term leases. Lease agreements in two locations provide the option to extend for three years upon the provision of nine-month notice. No lease agreement or arrangement is considered material to the overall lease portfolio.

The rental expense for the years ended December 31, 2020 and 2019 was $2.0 million and $2.2 million , respectively.

At December 31, 2020, the future minimum lease payments for the Company were comprised of the following (in thousands):

Year Ending December 31:
2021	$1,815
2022	1,787
2023	1,845
2024	1,418
2025	404
Thereafter	—
Total	$7,269

The lease obligations were evaluated due to the COVID-19 economic environment and recorded a reserve of approximately $4.2 million as a result of the cease use of certain leased properties (included in the future minimum lease payments above), which was included in General and administrative expenses in the consolidated statements of operations during the years ended December 31, 2020. As of December 31, 2020, $1.7 million is accrued for within Accrued expenses and other current liabilities and $1.9 million is accrued for within Other non-current liabilities, on the consolidated balance sheets.

During the year ended December 31, 2020, the Company entered into negotiations with landlords to terminate lease agreements, for twelve different properties for a total approximately 62,113 square feet of office space located in Canada and the United States. The termination of the leases is expected to reduce cash needs by approximately $1.9 million over the remaining life of the original leases through April 30, 2025. As of December 31, 2020, the Company concluded negotiations on three properties and agreed to make payments to the landlord totaling approximately $0.4 million in release of all future obligations under the leases.

DMSH Unit Redemption Rights

The Amended and Restated Partnership Agreement includes provisions intended to ensure that the Company at all times maintains a one-to-one ratio between (i) the number of outstanding shares of Class A Common Stock (including the number of shares of Class A Common Stock into which all of the outstanding shares of Class C Common Stock are convertible in accordance with the Company Certificate of Incorporation) and (ii) the aggregate number of DMSH Units owned by DMS Inc., its subsidiaries and any consolidated, combined, unitary or similar group of entities that join in filing any tax return with DMS Inc.

NOTE 14. INCOME TAXES

The provision (benefit) for income taxes consist of the following (in thousands):

	Years Ended December 31,
	2020	2019
Current:
Federal	$3,101	$137
State	216	—
Foreign	248	—
Total Current	3,565	137
Deferred
Federal	69	—
State	(549)	—
Foreign	—	—
Total Deferred	(480)	—
Provision for income taxes	$3,085	$137

The provision for income taxes shown above varies from the statutory federal income tax rate for those periods as follows (in thousands):

	Years Ended December 31,
	2020	2019

Tax provision (benefit) from federal statutory rate	$(292)	$(2,330)
Tax on income not subject to entity level federal income tax	1,897	2,467
State income taxes, net of federal tax effect	(280)	—
Other permanent adjustment	392	—
True-ups and other	(465)	—
Foreign tax credit	(63)	—
Undistributed earnings	823	—
Canadian tax expense	261	—
Valuation Allowance	812	—
Tax provision	$3,085	$137

During the year ended December 31, 2019, the Company was a “partnership” for U.S. federal and state and local income tax purposes and generally not subject to entity level income tax. Instead, each of the ultimate partners of the partnership were taxed on their proportionate share of the Company’s taxable income.

In the fourth quarter of 2019, the partnership acquired UE, a “corporation” for U.S. federal and state and local income purposes. As such, earnings related to UE were subject to pay federal and state corporate income taxes. The Company established an estimated net deferred tax liability of $8,675 primarily related to intangible assets acquired in the UE acquisition. The Company recorded income tax expense in the amount of $137 and $0 for the years ended December 31, 2019 and December 31, 2018, respectively. The income tax expense for the year ended December 31, 2019 primarily related to UE’s activity post-acquisition.

As a result of the Business Combination, the Company consists of DMS Inc. and its wholly-owned subsidiary, Blocker, which owns 55.2% of equity interests in DMSH (after the SmarterChaos acquisition). DMSH is treated as a partnership for purposes of U.S. federal and certain state and local income tax. As a U.S. partnership, generally DMSH will not be subject to corporate income taxes (except with respect to UE, as described below). Instead, each of the ultimate partners (including DMS Inc.) are taxed on their proportionate share of DMSH taxable income.

While the Company consolidates DMSH for financial reporting purposes, the Company will only be taxed on its allocable share of earnings (i.e. those earnings not attributed to the non-controlling interests, which continue to be taxed on their own allocable share of earnings of DMSH). The Company’s income tax expense is attributable to the allocable share of earnings from DMSH, a portion of activities of DMSH that are subject to Canadian income tax, and the activities of UE, a wholly-owned U.S. corporate subsidiary of DMSH, which is subject to U.S. federal and state and local income taxes. The income tax burden on the earnings allocated to the non-controlling interests is not reported by the Company in its consolidated financial statements under GAAP. As a result of the foregoing reasons, the Company’s effective tax rate is expected to differ materially from the statutory rate.

Deferred tax assets and liabilities are composed of the following (in thousands):

	Years Ended December 31,
	2020	2019
	(In thousands)
Deferred income tax assets:
Investment in DMS Holdings LLC	$30,017	$—
Reserve accruals	140	57
Charitable contributions	9	—
Interest carryforward	1,158	—
Tax credit carryforwards	63	—
Property and equipment	—	522
Net operating loss	150	—
Total gross deferred income tax assets	31,537	579
Less: Valuation allowance	(11,626)	—
Total deferred income tax assets	19,911	579
Deferred income tax liabilities:
Intangibles	(6,971)	(9,254)
Property and equipment	(193)	—
Undistributed earnings	(823)	—
Total deferred income tax liabilities	(7,987)	(9,254)
Net deferred income tax asset (liability)	$11,924	$(8,675)

At December 31, 2020, the Company has federal or state net operating loss carryforwards attributable to DMS, Inc. in the amount of $579 thousand. At December 31, 2020, the Company has an expected foreign tax credit carryforward of $63 thousand which would expire at December 31, 2030, unless utilized.

We record a deferred tax asset if we believe that it is more likely than not that we will realize a future tax benefit. Ultimate realization of any deferred tax asset is dependent on our ability to generate sufficient future taxable income in the appropriate tax jurisdiction before the expiration of carryforward periods, if any. Our assessment of deferred tax asset realizability considers many different factors including historical and projected operating results, the reversal of existing deferred tax liabilities that provide a source of future taxable income, the impact of current tax planning strategies and the availability of future tax planning strategies. We establish a valuation allowance against any deferred tax asset for which we are unable to conclude that realizability is more likely than not. This is inherently judgmental, since we are required to assess many different factors and evaluate as much objective evidence as we can in reaching an overall conclusion. The particularly sensitive component of our evaluation is our projection of future operating results since this relies heavily on our estimates of future revenue and expense levels by tax jurisdiction.

Tax Receivable Agreement

In conjunction with the Business Combination, DMS Inc. and Blocker also entered into the Tax Receivable Agreement with the Sellers. Pursuant to the Tax Receivable Agreement, DMS Inc. is required to pay the Sellers (i) 85% of the amount of savings, if any, in U.S. federal, state and local income tax that DMS Inc. and Blocker actually realize as a result of (A) certain existing tax attributes of Blocker acquired in the Business Combination, and (B) increases in Blocker’s allocable share of the tax basis of the assets of DMS and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any redemptions or exchanges of DMS Units for cash or Class A Common Stock after the Business Combination and (ii) 100% of certain refunds of pre-Closing taxes of DMSH and Blocker received during a taxable year beginning within two (2) years after the Closing. All such payments to the Sellers are the obligation of DMS Inc., and not that of DMSH. As a result of the Business Combination, the Company recorded a deferred tax asset and income tax receivable of $20.1 million and $199 thousand, respectively, with the offset as a long-term Tax Receivable Agreement liability of $16.3 million and Additional Paid-in Capital of $4.0 million in the consolidated balance sheet.

As of December 31, 2020, the total amount of liability under the Tax Receivable Agreement was $16.3 million, of which $510 thousand was current and included in Accrued expenses and other current liabilities on the consolidated balance sheet.

CARES Act

On March 27, 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act” was signed into law. The CARES Act includes income tax provisions relating to net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company benefited from the deferral of payroll taxes and is still evaluating all the impacts of the CARES Act on our business.

NOTE 15. EARNINGS PER SHARE

Basic earnings per share of Class A Common Stock is computed by dividing net income attributable to DMS Inc. by the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted earnings per share of Class A Common Stock is computed by dividing net income attributable to DMS Inc., adjusted for the assumed conversion of all potentially dilutive securities, by the weighted-average number of shares of Class A Common Stock outstanding adjusted to give effect to potentially dilutive elements. Diluted loss per share for all periods presented is the same as basic loss per share as the inclusion of the potentially issuable shares would be anti-dilutive.

Prior to the Business Combination, the membership structure of DMSH included units which had profit interests. The Company analyzed the calculation of earnings per unit for periods prior to the Business Combination and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per share information has not been presented for periods prior to the Business Combination on July 15, 2020. The basic and diluted earnings per share for the year ended December 31, 2020 represent only the period of July 15, 2020 to December 31, 2020.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted earnings per share of Class A Common Stock:

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Numerator:
Net income (loss)	$(5,187)	$(4,474)
Less: Net loss attributable to DMSH prior to the Business Combination	—	(1,345)
Less: Net income attributable to non-controlling interests subsequent to the Business Combination	(1,798)	(877)
Net income attributable to DMS Inc.	$(3,389)	$(2,252)
Denominator:
Weighted-average shares of Class A Common Stock outstanding - basic and diluted	32,369	32,335

Earnings per share of Class A Common Stock - basic and diluted	$(0.10)	$(0.07)

Shares of the Company’s Class B Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class B Common Stock under the two-class method has not been presented.

At December 31, 2020, the Company excluded 26.0 million shares of Class B Common Stock, 14.0 million warrants, 1.8 million shares of restrictive stock units and stock options, and the DMSH Units issued in the SmarterChaos acquisition as their effect would have been anti-dilutive.

NOTE 16. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table provides quarterly information for the years ended December 31, 2020 and 2019 (in thousands, except per share amounts):

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2020
Net revenue	$72,728	$75,196	$82,829	$102,103
Cost of revenue (exclusive of depreciation and amortization shown separately below)	$50,159	$52,402	$57,777	$74,393
Net income (loss)	$757	$2,134	$(2,178)	$(5,187)
Net income (loss) from non-controlling interest	$757	$2,134	$(3,315)	$(1,798)
Net income from Digital Media Solutions, Inc.	$—	$—	$1,137	$(3,389)
Earnings per share - Basic	N/A	N/A	$0.04	$(0.10)
Earnings per share - Diluted	N/A	N/A	$0.04	$(0.10)
2019
Net revenue	$57,822	$57,745	$57,575	$65,154
Cost of revenue (exclusive of depreciation and amortization shown separately below)	$39,118	$38,865	$39,101	$33,450
Net income (loss)	$606	$(111)	$(9,492)	$(2,233)
Net income from non-controlling interest	$—	$—	$—	$—
Net income (loss) from Digital Media Solutions, Inc.	$606	$(111)	$(9,492)	$(2,233)
Earnings per share - Basic	N/A	N/A	N/A	N/A
Earnings per share - Diluted	N/A	N/A	N/A	N/A

NOTE 17. SUBSEQUENT EVENTS

On February, 1, 2021, the Company and Monroe Capital Management Advisors entered into Amendment No. 5 Credit Agreement to add the acquisitions of Aimtell, Inc, PushPros Inc, and Aramis Interactive, LLC, as Permitted Acquisition.

On February 1, 2021, the Company completed the acquisition of Aimtell, Inc. (“Aimtell”), PushPros Inc. (“PushPros”), and Aramis Interactive, LLC (“Aramis”). Aimtell and PushPros are mobile and web push notification technology and solutions companies and Aramis is a network of owned-and-operated websites that leverages the Aimtell and PushPros technologies and relationships. The Company paid consideration of $20 million upon closing of the transaction, consisting of $5 million cash and Class A Common Stock valued at $15 million. The transaction also includes up to $15 million in contingent consideration to be earned over the next three years, subject to the acquired companies reaching certain milestones. The contingent consideration can be paid in cash or stock at the election of the Company.

SCHEDULE II
DIGITAL MEDIA SOLUTIONS, INC.
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
SUPPLEMENTAL SCHEDULE
(IN THOUSANDS)

Column A		Column B	Column C		Column D	Column E
Description		Balance at Beginning of Period	Charge to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Accounts receivable reserves	2019	$952	836	220	1,067	$941
_	2020	$941	$3,039	$—	$859	$3,121

73,444,102 Shares Class A Common Stock

4,000,000 Warrants to Purchase Class A Common Stock

PROSPECTUS

April 9, 2021

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.